Post-Qualification Offering Circular Amendment No. 2

File No. 024-10529

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular

 3123 NW Industrial Street

Portland, Oregon 97210

UNITED NEWS INTERNATIONAL, INC.

(formerly NewsBeat Social, Inc.)

UP TO $50,000,000 (6,250,000 SHARES OF COMMON STOCK)

This is the online public offering of securities of United News International, Inc. (formerly NewsBeat Social, Inc.), a Delaware corporation (“we” or the “Company”). We are offering a maximum of 6,250,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $8.00 per share (the “Offered Shares”). This offering will terminate on the earliest of (i) the date that is one year from the date upon which the Offering Statement of which this Offering Circular is re-qualified by the Securities and Exchange Commission (“SEC”), (ii) the date on which the maximum offering amount is sold and (iii) the date on which this offering is terminated by the Company at its sole discretion (such earliest date, the “Termination Date”). If, on the first closing date for this offering (the “Initial Closing”), we have sold less than the maximum number of Offered Shares, then we may hold one or more additional closings for additional sales (each an “Additional Closing”), up to the maximum number of Offered Shares, and until the Termination Date. The Company will consider various factors in determining the timing of any Additional Closings, including the amount of proceeds received at the Initial Closing and any Additional Closings that have already been held, the level of additional valid subscriptions received after the Initial Closing and any Additional Closings that have already been held, the eligibility of additional investors under applicable laws and coordination with the commencement of exchange trading of our Common Stock.

The minimum purchase requirement per investor is 125 Offered Shares ($1,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the Offered Shares as of the date on which the Offering Statement of which this Offering Circular is a part is re-qualified by the SEC.

Prior to this offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and anticipate quotation on the OTCQX to begin following the termination of this offering.

A maximum of $50,000,000 of Offered Shares will be offered worldwide. No sales of Offered Shares will be made anywhere in the world prior to the re-qualification of the Offering Statement by the SEC in the United States. All Offered Shares will be initially offered in all jurisdictions at the same U.S. dollar price that is set forth in this Offering Circular

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Price to Public	Underwriting Discount and Commissions (1)	Proceeds to Issuer (2)
Per Share	$8	$0	$

Total Maximum	$50,000,000	$0		$50,000,000

(1) We do not intend to use any brokers or selling agents.

(2) We estimate that our total offering expenses, in and outside the United States, will be approximately $700,000.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular is following the disclosure format of Part I of SEC Form S-1.

The date of this Preliminary Offering Circular is May [__], 2017.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the news industry, the social mobile video news market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “United News International”, “UNI”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of United News International, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Changes in how Facebook distributes and monetizes video content;

•	Our ability to successfully develop material revenue streams in licensing our news products to publishers;

•	Our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2016 and 2015 consolidated financial statements, which are included as part of this Offering Circular, contains a statement concerning our ability to continue as a “going concern;”

•	Our ability to effectively execute our business plan;

•	Our ability to manage our expansion, growth and operating expenses;

•	Our ability to attract, retain and generate revenue from licensees;

•	The effect of disruptions in or impairments to our ability to use social media platforms such Facebook;

•	Our ability to retain and grow our licensee base;

•	Our ability to enter into, sustain and renew licensing arrangements on favorable terms;

•	Our ability to evaluate and measure our business, prospects and performance metrics;

•	Our ability to compete and succeed in a highly competitive and evolving industry;

•	The effects of acquisitions and strategic investments on our operations;

•	Our ability to respond and adapt to changes in technology and consumer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Our Business

Overview

United News International, Inc. is a global news agency that generates fact-based video reports from newsworthy events around the world. The company plans to license its continuously updated library to news publishers, news aggregators, web portals and distributors worldwide. UNI covers the four basic elements of any newsworthy event: who, what, when and where. Each newsworthy event is transformed into a self-contained news report in three formats: Anchored Video, Text and an Audio File, all at a cost to UNI of under $100 per report. Our news reports do not contain any analysis or opinion, nor do they contain native or sponsored content i.e., “content marketing”. “Fake News” has recently risen to a heightened level of deep concern for a majority of consumers, a concern which we believe has been solved by our news platform.

UNI is part of the worldwide $174 billion news business, which is in a radical transition. We were formed in April 2012, and operations commenced February 8, 2013. We changed our name from NewsBeat Social, Inc. to United News International, Inc. effective May 2, 2017. Since inception, our business has expanded significantly. We have gathered and distributed over 40,000 news reports, reaching viewers in 236 countries and territories around the world. Today, we have 30 full-time employees. The average daily news report volume from January 2014 through December 2016 is 47.78 daily reports with one shift 5 days per week. Our daily capacity exceeds 60 reports.

We consider it an important part of our business model that we maintain the average cost of our news reports at a low level compared to traditional news organizations. We track our average cost per news report based on the “gathering, composing, distribution and video management fees” line item in our consolidated statements of operations. This line item includes the costs of news report video, writing, editing and anchoring. It also includes certain marketing brand building advertising fees paid to social networks like Facebook.

UNI plans to offer a low-cost, high-volume, quality fact-based news product that currently is not available in the marketplace and that will appeal to a wide range of publishers. If successful, this approach has the potential to upend the video news business globally and establish a global news agency of record.

•	We estimate the cost of a one-minute UNI news report to be between 5x and 25x less than the cost of one minute of traditional television news. We achieve our low expense rates by using the Internet for most of our news-gathering/fact checking and, to date, all of our news report distribution. We monitor news-breaking platforms such as Twitter and Facebook to identify the news events we wish to report, as they emerge. We then use the Internet further, to quickly gather information (which we subject to verification through multiple sources and, when warranted, direct outreach to newsmakers) and quickly source both motion images and still images for our news reports. By using the Internet as our principal information-gathering vehicle, we are able to control our reporting and staffing costs. In addition, we have established a customized, high-volume news operation workflow designed to maximize our internal efficiencies in turning Internet based objective news leads into finished news reports. This allows us to focus on reporting only who, what, when and where of a news event, foregoing news analysis, opinion, deep background and multiple live sources. The result is that we eliminate expensive analysts and experts appearing on television news programming

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•	The $174 billion global news industry is evolving rapidly with centralized broadcast distribution formats across all traditional media, including print, radio and television, being replaced by social media distribution and other, more personalized and decentralized forms of distribution. We believe an opportunity has opened to capture a material segment of the news market as it transitions to social media and Internet distribution through mobile and other personal devices. We have built an operation that emphasizes a lean cost structure, allowing us to gather and distribute video news reporting that also contains an audio and newsprint article at a fraction of the cost of many traditional news organizations. The success we have had with our audience to date reinforces our belief that there is a large, underserved market of consumers that want a fact-based, consistent news experience that respects their limited time. Our plan is to continue to expand our news gathering and distribution capabilities in order to efficiently service our licensing opportunities and to earn revenue.

Our Solution

Our success in developing an international audience is an indication of the opportunity UNI has to become a global news agency of record. As of December 31, 2016, UNI news has been viewed in over 236 different countries and territories. Each market has different dynamics, which has implications for how we launch and market our planned “uberization” (see further discussion of this concept in “Workflow” below) news coverage to domestic and foreign English language news publishers, including what kind of news coverage matters to a particular local market and what sort of positioning will be effective against local competition.

Target Market: Digital publishers that need a video news solution that fulfills advertisers’ needs and reaches the much-sought-after Millennial demographic

Worldwide, at least 18,000 publications, 15,000 online sites and over 3,000 companies exist in the news category, according to membership figures of the World Association of Newspapers and News Publishers (WAN-IFRA). In addition, more than 26,000 television broadcast stations operate globally, according to the latest tally by the CIA World Factbook. In the United States alone, there are more than 15,000 radio broadcast stations. An increasing number of TV and radio broadcast stations operate associated news websites and social-media accounts in addition to their broadcast operations.

Most digital publishers have limited or no capability for producing their own local, regional, national and global video news reports for their websites, mobile apps and social-media distribution platforms, despite growing demand from advertisers. The reason that advertisers are turning to digital video is simple: That’s where the audience is growing. That audience has been elusive for publishers, especially newspapers and magazines.

Our News Product: One-minute video news reports consumed on licensee websites, mobile apps, portals and their social media pages via mobile devices

UNI applies the same consistent formula of the who, what, when and where of a news report, regardless of beat or topic area, so our consumers always know what kind of information to expect from us. UNI one-minute news reports, formatted in a 1080 pixel by 1080 pixel, or “square”, format, are ideal for distribution on mobile devices. Online audiences generally favor short news video reports that are formatted to fit their mobile screens when their phones are held vertically, versus longer videos formatted in a 1920 pixel by 1080 pixel format and designed for screens held horizontally.

Workflow: High daily volume of news reports per newsroom employee

Much of UNI’s operation resembles a traditional newsroom. At the start of each day, the newsroom reviews information online from multiple digital sources, including social media such as Twitter and Facebook, traditional media websites, search engines, free web tools, third-party digital tools and Deep Web databases. Editors vet each report’s veracity and determine newsworthiness through traditional news measures: timeliness, impact, prominence, proximity, novelty, and controversy or conflict. The verified news reports are assigned to newsroom teams, whose members work together to research, fact check, write, edit and run a quality-control check on all reports. In the future, as a part of the use of proceeds from this offering, UNI plans to “uberize” fact checking and verification of Twitter headlines (and other hard to verify headlines from a variety of social feeds) through a network of recently-graduated journalists in all parts of the world using their smart phones to capture images and video. These fact checking and verification missions are always assigned from UNI to the network to insure quality.

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A key differentiator for UNI is its workflow process. Currently the distribution of UNI news is conducted through social media platforms such as Facebook and YouTube, which do not charge for delivering content such as our news reports to users. Our operation allows us to gather and distribute video news reporting at a fraction of the cost we estimate to be incurred by many traditional news organizations. We plan to scale our news gathering operation to well over 1,000 news reports per 24-hour news cycle and license the entire library to news publishers, news aggregators and web portals worldwide.

Coverage: The top headlines, and beyond

We identify news events by monitoring news-breaking platforms such as Twitter and Facebook, and gather the four ~~e~~lements of any news event (who, what, when, where), which we subject to verification through multiple sources and direct outreach to newsmakers. Being able to gather and distribute a high volume of news reports each day means that UNI can cover more than just the top headlines. As we scale operations, we expect to expand our news coverage to topics that appeal to more targeted segments of our projected syndication audiences around the world. While major headlines of the day are generally the top performing news reports with the broadest level of audience appeal, these reports are also the most competitive. Our experience has been that, on average, the reports that do not deal with the day’s most highly covered news items can often obtain the highest level of audience attention. Therefore, it remains a priority for UNI to cover all the important news for our projected syndication audiences (through licensee publishers) in addition to news events outside the top trending reports of the moment.

Our Planned Revenue Model

Monetization – Publishers worldwide have long struggled to gather and produce video news. This is acutely true of English-language newspapers. Management believes UNI solves a very big and growing problem within the global newspaper ecosystem for a modern, video-first news agency “wire” service that focuses only on the factual elements of any news event in the world. Management believes once we scale our news gathering operations to 1,000+ news reports per 24-hour news cycle, that these publishers will license our news product. We believe that our cost structure is disruptive to the current global wire services such as the Associated Press, Reuters, Bloomberg and AFP. We plan to offer our service as follows:

•	The video news reports will be metered and the licensee will pay UNI fees calculated on the basis of “cost per thousand streams” (“CPM”), each “stream” being a person accessing the video for at least 3 seconds. The CPM will range between $0.50 and $1.75 per CPM.

•	Licensees of our news reports sell local/regional advertising around our news product and keep 100% of their advertising revenue.

•	The current retail pricing range in the emerging markets for equivalent video content is a $4.00 to $10.00 CPM and the industrialized first-world markets are fetching between a $25.00 up to an $80.00 CPM. There is a huge demand from media buyers wishing to purchase pre-roll advertising that runs hand in hand with premium video content which is fresh and relevant to the consumer.

Our Strategy

Expand news gathering and volume

Our success to date has laid the foundation for expanding our operations. After the final closing of this offering, the Company plans to rapidly scale its global news gathering operations to include the uberization model of last mile fact checking.

Currently, UNI distributes news on Facebook, YouTube, Instagram, Twitter and our own http://unitednews.international site. None of these distribution platforms are currently paying a license fee to UNI.

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Develop license revenue

The intended revenue stream for UNI is licensing, not advertising. By focusing on license revenue, UNI avoids the volatile advertising market and the considerable costs of establishing and managing a global sales force.

Going Concern

Our consolidated financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2016, we had cash of $55,543, a working capital deficit of $3,103,889 and a stockholders' deficit of $2,985,656. At December 31, 2015, we had cash of $530,077, a working capital deficit of $533,572 and a stockholders’ deficit of $131,023. We have generated minimal revenues and have incurred net losses since inception, including a net loss of $4,705,624 for the year ended December 31, 2016. These matters raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date of filing this Offering Circular. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Company Information

The Company was originally incorporated in Oregon on April 17, 2012 and re-incorporated in Delaware on April 24, 2015. Our principal executive office is located at 3123 NW Industrial Street, Portland, OR 97210 and our telephone number is (503) 954-1126. Our website address is http://unitednews.international. We do not incorporate the information on, or accessible through, our website into this Offering Circular, and you should not consider any information on, or accessible through, our website to be a part of this Offering Circular.

Effective June 29, 2016, we consummated a reverse stock split of our Common Stock at a ratio of one-for-four such that each stockholder now holds one share of Common Stock for each four shares of Common Stock held prior to the reverse stock split. All share numbers and share prices (including exercise prices and conversion prices) in this Offering Circular have been adjusted to reflect the reverse stock split.

THE OFFERING

Issuer:	United News International, Inc.

Securities offered:	A maximum of 6,250,000 shares of our common stock, par value $0.0001 (“Common Stock”), at an offering price of $8.00 per share (the “Offered Shares”).

Number of shares of Common Stock outstanding before the offering: (1)	19,338,226 , shares

Number of shares of Common Stock to be outstanding after the offering: (1)	25,588,226 shares, if the maximum amount of Offered Shares are sold

Price per share:	$8.00

Maximum offering amount:	6,250,000 shares at $8.00 per share, or $50,000,000

Proposed U.S. listing:	We have applied to list our common stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEWZ”. Our common stock will not commence trading on NASDAQ until all of the following conditions are met: (i) the final Closing has occurred and we have raised the offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000; (ii) the offering is terminated; and (iii) we have filed a further post-qualification amendment to the Offering Statement and a registration statement on Form 8-A under the Securities Exchange Act of 1934 (the “Exchange Act”), and that post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. If we fail to meet the requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX over-the-counter market operated by OTC Markets Group Inc. (the “OTCQX”) and would anticipate quotation on the OTCQX to begin following the termination of this offering.

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Previous offering:	We originally filed a Form 1-A to make an offering under Regulation A on March 3, 2016. Our Offering Statement was qualified by the SEC on July 12, 2016. The minimum number of offered shares covered by that filing was not subscribed for. That offering was terminated as of October 9, 2016. Amounts held in escrow were refunded to subscribers. The current offering does not have a minimum offering amount, which means we will have access to any funds that are tendered by investors.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after transaction fees and commissions and our estimated other offering expenses) will be $49,300,000. We will use these net proceeds for expanding our news gathering operations, expanding our distribution platforms to improve the audience for our current distribution channels, syndication development, and working capital and other general corporate purposes.

In the event we raise more than $2,000,000 in net proceeds, we will be required to distribute an aggregate of at least $875,753 in principal and interest payments (as of April 30, 2017) to our holders of unsecured promissory notes issued in June and August 2016 (the “June and August 2016 Notes”).

In the event we raise more than $4,000,000 in net proceeds, we will be required to distribute an aggregate of at least $281,233 in principal and interest payments (as of April 30, 2017) to our holders of unsecured promissory notes issued in September 2016 (the “September 2016 Notes”).

In the event we complete the final closing of our online public offering, we will be required to distribute an aggregate of at least $167,363 in principal and interest payments (as of April 30, 2017) to our holders of the October and December 2016 Notes. For more information regarding the October and December 2016 Notes, see “Description of Securities” below.

In the event we complete the final closing of our online public offering, we will be required to distribute an aggregate of at least $211,479 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in January 2017.

In the event we raise more than $4,000,000 in net proceeds, we will be required to distribute an aggregate of at least $52,082 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in February 2017.

In the event we raise more than $5,000,000 in net proceeds, we will be required to distribute an aggregate of at least $165,000 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in April 2017.

In the event we raise more than $8,000,000 in net proceeds, we will be required to distribute an aggregate of at least $1,329,753 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in March 2017 and April 2017.

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In the event we raise more than $25,000,000 in proceeds – this comes from the preferred terms which is part of our amended articles of incorporation in Delaware, as of the date of this offering we will be required to (i) distribute an aggregate of $4,058,000 to our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) holders, (ii) convert an aggregate of 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of Common Stock, (iii) pay an aggregate of $940,593 to certain of our debt holders to extinguish their debt, (iv) pay an aggregate of $1,715,000 to our January 2017 through April 2017 debt holders to extinguish their debt and (v) issue to our debt holders 470,296 shares of Common Stock. In the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of up to $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one-fourth share of Common Stock.

For more information regarding the promissory notes, see “Description of Securities” below.

Risk factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

(1)     The number of shares of Common Stock as of the date of this offering outstanding excludes:

•	2,029,000 shares of our Common Stock issuable upon conversion of our Series A Preferred Stock;

•	293,935 shares of our Common Stock issuable upon conversion of our 15% secured convertible promissory notes in the aggregate principal amount of $700,000 plus interest at a conversion price of $3.20 per share (such number of shares will increase to 470,296 shares if the Company raises $25,000,000 in gross proceeds and the conversion price may be decreased in the event that the Company raises $3,000,000 in gross proceeds in a separate equity financing at a price per share of less than $3.20);

•	2,518,750 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $4.26 per share;

•	747,083 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.58 per share. This includes 233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;

•	2,481,250 shares of our Common Stock available for future issuance under our 2016 Stock Option Plan following the closing of this offering;

•	3,750,000 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan.

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Business

We will rely on licensing customers for our revenues, and we have not yet licensed our content to any publishers.

Our recently-adopted business plan is to license our news reports to publishers of news and information. We do not yet have any paying consumers of our content. We believe that publishers will not be interested in licensing our content until we are able to produce a given volume of video reports. Part of the use of proceeds of this offering is to scale up our volume of production, but at least initially we will be spending cash in order to build volume, without any revenue. We cannot predict how long it will take to generate significant revenues.

The majority of our news is watched on Facebook, and changes to how Facebook distributes and monetizes video content could adversely affect our business.

Today Facebook is the primary distribution, marketing and promotion platform for our news reports, although we are not paid for the content we distribute through Facebook.  We currently generate the majority of our audience and video views through Facebook and expect to continue to do so for the foreseeable future. As a result, Facebook’s policies and practices exert significant influence over the maintenance and growth of our business. If Facebook were to changes its policies or practices in ways that adversely affected the distribution, marketing or promotion of our news, our business could be adversely affected.

We are subject to Facebook’s standard terms and conditions and other policies, which govern the promotion, distribution and operation of our news reports on the Facebook platform. Facebook has broad discretion to change its terms of service and other policies.

Our business would be harmed if:

•	Facebook develops its own product or service offerings competitive to our offerings.

•	Facebook discontinues or limits our access to its platform;

•	Facebook modifies its terms and conditions or other policies, including fees charged to, or other restrictions imposed on, application developers, in ways that are unfavorable to us, or Facebook changes how the personal information of its users is made available to third parties or shared by its owners, in ways that are unfavorable to us; or

•	Facebook establishes more favorable relationships with one or more of our competitors

We have benefited from Facebook’s strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, we would need to identify alternative channels for promoting and distributing our news reports, which would consume substantial resources and might not be effective.

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We are dependent on our ability to distribute news reports not only through Facebook but also through other social media platforms, and any material disruptions or impairments in our ability to use social media platforms for our distribution would adversely affect our business.

Although Facebook is our primary distribution platform, we use a number of other social media platforms for distribution and our expansion plans envision us increasing our distribution across multiple social media platforms and third party licensees. We are dependent on all of these social media platforms for distribution, and to attract potential licensees and we control none of them. If there are any material disruptions in any such platforms’ news distribution desires or capabilities, or if we are materially impaired in our ability to use any such platforms to distribute our news reports, our business could be adversely affected.

We have a limited operating history.

We commenced operations on February 8, 2013 and our business model has evolved since then. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment and expansion of a new business in a competitive environment. We have not yet achieved a profit, we may continue to sustain losses in the future and there are no assurances that we will be able to operate profitably.

We have incurred significant losses since our inception, and we anticipate that we will continue to incur significant losses in the future.

For the year ended December 31, 2016, we reported a net loss of $4,705,624. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to seek to grow our audience and operations. The size and duration of our future losses will depend, in part, on the rate of future growth of our expenses and revenues. In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect the timing of our financial and operating expectations. Even if we are able to grow our revenues, this may not occur quickly enough to sustain our operations.

Our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities, and we are therefore dependent upon external sources for the financing of our operations. As a result, our independent registered public accounting firm has expressed in its report on the consolidated financial statements included as part of this Offering Circular a substantial doubt regarding our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our Common Stock might lose their entire investment.

Our success depends on our ability to develop, maintain and expand our relationships with publishers worldwide. The relationship building process can take many months and we may be unsuccessful at winning business with any given publisher. We may invest significant resources in developing relationships with publishers and still be unsuccessful at obtaining their business or only succeed in obtaining short-term commitments from them. Our business model is relatively new and we are often required to spend substantial time and effort educating potential publishers and syndicators about our solutions, including providing demonstrations. If we are not successful in attracting and maintaining relationships with publishers and increasing the efficiency and rates of return from our sales processes, our business may be adversely affected.

In addition, the state of the global, national and regional economy, the growth rate of the online publishing and news market and the availability of capital all affect spending patterns. Any reduction in spending by, or loss of, existing or potential licensees would negatively affect our operating results. Further, we may be unable to adjust our expenses and capital expenditures quickly enough to compensate for any unexpected revenue shortfalls. Publishers’ use of our product may be affected by a number of factors, including, but not limited to:

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•	our ability to maintain and grow our user base and increase our popularity as a news source;

•	our ability to derive better demographic and other information about our users to help us offer better experiences to users and advertisers; and

•	our ability to make our existing products and services distributable through new platforms.

There is no assurance that we will succeed in attracting and retaining licensees to the extent necessary to support our growth and develop revenues.

We intend that a portion of our projected revenue will be generated from syndication services, in which we would license to other businesses the ability to use UNI news on their own web properties, in order to support their own efforts to attract and retain viewers and otherwise support their own operations. We may be unable to timely develop meaningful revenue through syndication services.

Our plan for developing licensing and syndication services as a future revenue stream depends in part on our identifying businesses that might be interested in paying to circulate our news reports for their own business purposes, and designing licensing and supply arrangements that appeal to such businesses and provide us with meaningful revenue. The success of our syndication services plans could face a number of impediments, including, for example, a failure to develop a critical mass of interested customers, or an inability to price our services at a level attractive to both customers and ourselves. If we are not successful in devising and implementing attractive syndication services, we will fail in developing our projected method of earning revenue, and our business may be adversely affected.

Currently, we estimate that we do not have sufficient cash on hand to operate our business past 2017. Failure to raise capital in the near future, including through the closing of a portion or all of this offering, will have a material adverse effect on our financial condition and results of operations. Additionally, even if we raise capital in this offering, we may be required to raise additional capital in the future and any failure to do so may have a material adverse effect on our financial condition and results of operations.

We estimate that our cash on hand will fund our operations only through 2017. We currently have no access to bank capital and have traditionally relied on cash proceeds from equity and debt financings for our capital requirements. Accordingly, we will need to raise capital in order to meet our obligations and execute our business plan. We will need to raise at least $3 million to continue to fund our current level of operations for the next 12 months. We currently expect that we may raise additional debt and equity capital privately in the immediate future, and conduct the Initial Closing of this offering as soon as possible, in order to continue to fund our operations through the completion of this offering; however, there is no guarantee that we will be able to do so. Further, even if we conduct an Initial Closing, if we do not raise a substantial amount of proceeds in the offering, we will not have sufficient cash flows and liquidity to fully finance our business operations and expansion plans as currently contemplated. Accordingly, in such circumstances we would have to raise additional capital, or develop and implement a plan to extend payables, reduce overhead or scale back our business plans unless and until sufficient additional capital is raised. There can be no assurance that such a plan will be successful. If we seek to raise additional capital in the future, such capital may not be available on reasonable terms or at all. We may incur substantial costs in pursuing future capital financing, including legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, restricted stock, stock options and warrants, which may adversely affect our financial condition.

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If we are unable to effectively manage growth and maintain low operating costs, our results of operations and financial condition may be adversely affected.

Our plans require significant expansion of our business. If we are unable to effectively manage our geographically dispersed employees or accurately anticipate and manage our future growth, our business may be adversely affected. Our business model depends on us maintaining low operating costs for the production and distribution of our news reports. If we are unable to manage our expansion and growth effectively, we may be unable to keep our operating costs low or maintain key performance measures for our news reports, including the average cost of a report, the number of views per report, engagement rates and other performance measures. Our business relies on data systems, billing systems and financial reporting and control systems, procedures and controls. Our success in managing our expansion and growth in a cost-effective manner will require us to upgrade and improve these systems, procedures and controls. If we are unable to adapt our systems and put adequate controls in place in a timely manner, our business may be adversely affected. In addition, our growth may place significant demands on our management, and our overall operational and financial resources. A failure on our part to meet any of the foregoing challenges inherent in our growth strategy may have an adverse effect on our results of operations and financial condition.

If we are unable to continue to have access to news sources and data services that help us gather facts for news reports, our ability to generate news reports may be adversely affected.

We gather news and facts for our news reports using a wide range of publicly available news and information sources, certain privately available news and information sources to which we subscribe and data services that help us determine which news stories are trending with various audiences from moment to moment around the globe. These services tend to be decentralized, so that if we lose access to one, we will not thereby lose access to others, but we access most of these sources over the Internet. If our access to the Internet were disrupted or delayed or made more complicated or expensive than it currently is, our ability to effectively access the range of news and fact sources we require for our news gathering efforts may be adversely affected. In addition, any loss of access to material news, information or data sources or services, for any other reason, could adversely affect our news gathering efforts. Any of the foregoing could have an adverse effect on our business and results of operations.

If we are unable to attract, sustain, and renew distribution arrangements on favorable terms, our future revenue may be adversely affected.

We have entered into the standard distribution arrangements applicable to services such as ours with Facebook, YouTube, Instagram and Twitter, pursuant to which we distribute our news through those platforms and assess viewership and which we are not paid licensing fees or any fees whatsoever. We plan to enter into other distribution arrangements with operators of news websites, online news networks and others to increase to the distribution of our video news reports. Our distribution arrangements may not be exclusive and may be short-term, terminable at will, or subject to early termination provisions. Failure on our part to enter into additional distribution agreements with strategic partners under favorable terms may inhibit our ability to grow and may harm our business.

We operate in an immature and rapidly evolving industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

The industry in which we operate is characterized by rapidly changing Internet media, evolving industry standards and shifting user and client demands. Our business model is also evolving and is different from models used by other companies in our industry. As a result of these factors, the success and future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these risks and uncertainties, some of which relate to our ability to:

•	Develop relationships with third-party website publishers and other sources to attract web visitors;

•	Expand operations and implement and improve our operational, financial and management controls;

•	Raise capital at attractive costs, or at all;

•	Attract and retain qualified management, employees and independent service providers;

•	Successfully introduce new processes, technologies products and services and upgrade our existing processes, technologies, products and services;

•	Protect our proprietary processes and technologies and our intellectual property rights; and

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•	Respond to government regulations relating to the Internet, personal data protection, email, software technologies, cyber security and other regulated aspects of our business.

If we are unable to successfully address the challenges posed by operating in an immature and rapidly evolving industry and having a relatively new business model, our business could suffer.

Our business depends on our developing a strong brand, and if we fail to develop and maintain our brand in a cost-effective manner, our business could be adversely affected.

Developing our brand is an important aspect of our efforts to attract and expand our audience, user, and licensee base. We believe that the importance of brand recognition is increased by the relatively low barriers to entry in certain portions of the Internet market. The development of our brand will depend largely on our ability to provide high-quality news at a disruptive cost over traditional global wire services. We have spent and expect to continue to spend money and other resources on the establishment and maintenance of our brand, as well as advertising, marketing, and other brand-building efforts to preserve and enhance consumer awareness of our brand. Our brand may be negatively affected by a number of factors, such as product malfunctions, data protection and security issues, exploitation of our trademarks by others without permission and poor presentation or integration of our news reports. If we are unable to maintain or enhance our brand in a cost- effective manner, or if we incur excessive expenses in these efforts, our business could be harmed.

Our business depends on continued and unimpeded access to the Internet by our viewers, our intended licensees and us. Internet access providers, distributors and governments may be able to block, degrade or charge for access to our news reports, which could lead to additional expenses and the loss of viewers and subscribers.

Products and services such as ours depend on our ability and the ability of our users to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers may take, or have stated that they may take, measures that could degrade, disrupt, or increase the cost of user access to products or services such as ours by restricting or prohibiting the use of their infrastructure to support or facilitate product or service offerings such as ours, or by charging increased fees to businesses such as ours to provide content or to have users access that content. Such interference could result in a loss of existing viewers and licensees, and increased costs, and could impair our ability to attract new viewers and licensees, thereby harming our revenues and growth. The adoption of any laws or regulations that limit access to the Internet by blocking, degrading or charging access fees to us or our viewers and intended licensees could reduce the demand for, or the use of, our products and services, increase our costs of doing business and adversely affect our operating results.

Security breaches and other network and information systems disruptions could affect our ability to conduct our business effectively.

Our information systems store and process confidential user, employee, advertiser and other sensitive personal and business data, and therefore maintaining our network security is of critical importance. We use third-party technology and systems for a variety of information systems operations, including encryption and authentication technology, employee email, domain name registration, content delivery to customers, back-office support and other functions. Our systems, and those of third parties upon which our business relies, may be vulnerable to interruption or damage that could result from natural disasters, fires, power outages, acts of terrorism or other similar events, or from deliberate attacks such as computer hacking, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing.

Despite the security measures we and our third-party service providers have taken, our information systems, and those of our service providers, have been, and will likely continue to be, subject to disruption or attack. Such an event could result in a disruption of our services or improper disclosure of personal data or confidential information, which could harm our reputation, require us to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources or subject us to liability under laws that protect personal data, resulting in increased operating costs or loss of revenue.

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We have implemented controls and taken other preventative measures designed to strengthen our systems against disruptions and attacks, including measures designed to reduce the impact of a security breach at our third-party vendors. Although the costs of the controls and other measures we have taken to date have not had a material effect on our financial condition, results of operations or liquidity, there can be no assurance as to the cost of additional controls and measures that we may conclude are necessary in the future.

We face significant competition in all aspects of our business.

We operate in a highly competitive environment. Our video news competes for licensing revenue with both traditional and new news agency providers. We expect this competition to intensify as a result of continued innovation and development of digital media technologies, and new media providers offering online news and related content. Competition among companies offering online content is intense, and new competitors can quickly emerge. Some of our current and future competitors may have greater resources or better competitive positions in certain areas than we do. These factors may allow our competitors to respond more effectively than us to new technologies and changes in market conditions.

Our ability to compete effectively depends on many factors both within and beyond our control, including, among others:

•	our ability to deliver high-quality, unbiased journalistic news reporting that is engaging and relevant to our audience;

•	our ability to monetize our news reports;

•	the popularity, relevance, ease of use, and reliability of our news;

•	the engagement of our users with our news reports;

•	our ability to attract, retain, and motivate talented journalists and other employees and executives;

•	our ability to effectively target audiences with relevant news reports;

•	our ability to manage and grow our operations in a cost-effective manner; and

•	our reputation and brand strength relative to those of our competitors.

Acquisitions and strategic investments could result in unanticipated liabilities and otherwise adversely affect our operations.

We may make strategic investments that do not end up serving their intended purpose. For example, we have abandoned deploying the Allsay technology we purchased in 2015, which is an algorithm that is intended to sort news reports within a paid consumer subscription app.

Our success depends on our ability to respond and adapt to changes in technology and consumer behavior.

Technology in the media industry continues to evolve rapidly. Advances in technology have led to an increasing number of methods for the delivery and consumption of news and ad distribution. These developments are driving changes in consumer behavior and the ways companies deploy their advertising spending with the digital publishers that we contemplate will be our licensees. Unless we are able to use new and existing technologies to distinguish our product and services from those of our competitors and engage users, our business may be adversely affected.

Changes in technology and consumer behavior pose a number of challenges that could adversely affect our business. For example, among others:

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•	we may be unable to expand the use of our products and services to other platforms that consumers find engaging;

•	there may be changes in user sentiment about the quality or usefulness of our news reports;

•	technical or other problems could prevent us from delivering our product in a reliable manner or otherwise negatively affect the user experience;

Responding to these challenges may require significant investment. There can be no assurance that we will be able to raise the funds necessary to make these investments, on commercially reasonable terms or at all.

If we are unable to recruit, hire, motivate, and retain key personnel, we may not be able to execute our business plan.

Our business depends on our ability to recruit, hire, motivate and retain talented, highly skilled management, journalistic, technical and other personnel. Achieving this objective may be difficult due to many factors, including fluctuations in global, national and regional economic and industry conditions, competitors’ hiring practices and the effectiveness of our compensation programs. If we do not succeed in retaining and motivating our existing key employees, and in attracting new key personnel, we may be unable to execute our business plan and grow our business. As a result, our business may be adversely affected.

If we are unable to recruit, hire, motivate, and retain journalistic personnel on flexible and affordable terms, we may not be able to execute our growth plan as we envision it and continue to keep our operating costs low.

We believe it is key to our business to deliver our news reports at a low operating cost. In order to do this as we expand our operations, we must be able to continue to recruit, hire, motivate, and retain journalistic personnel on flexible and affordable terms. If we cannot find large numbers of talented journalists who are attracted to our business model, and willing to work on the schedules and at the levels of compensation that model requires, then we will be unable to avoid increases in our operating costs, and our ability to execute our business plans be adversely affected.

Unionization among our employees could drive up our operating costs, complicate relations between labor and management and adversely affect our ability to execute our business plan.

If some or all of our workforce were to unionize, we would expect that our costs in regard to such employees might rise, and relations between labor and management might become complicated or strained. If any of that were to occur, our ability to deliver news reports at a low level of operating costs might be adversely affected, which might adversely affect our ability to execute our business plan.

We plan to introduce an on-demand model for news gathering that allows for remote journalists in the field to work for us only when we need them; however, this enhancement may fail to help us achieve our goal of expanding our journalistic resources around the globe while retaining flexibility and affordability in our news gathering operations.

One of the workflow methods we plan to introduce as we grow our operations is an on-demand model for news gathering, in which journalists who are not employees of ours are hired on a per-report basis to provide news gathering and reporting services – when, where and as we may wish to engage them. This model may fail to work as we envision it, for a number of reasons. For example, it may not appeal to freelance and other available journalists as a way to work; or it may create difficulties for us with our full-time journalist employees; or we may not be able to price the provision of services so as to attract a large, new labor pool while also allowing us to keep our operating costs low. If our on-demand model is unsuccessful, we may find it more difficult to expand our business while controlling costs, which could adversely affect our business.

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We rely on third parties to provide the technologies necessary to deliver products and services to our users, and any change in licensing terms, costs, availability, or acceptance of these technologies could adversely affect our business

We do not use our own technology to deliver our reports to publishers, or to the ultimate consumers, the audience. In the event that such technology were to become unavailable, to become subject to fees or charges, or to change in ways that requires us to reformat or otherwise change our product or our own technology, our costs and thus our overall business could be adversely affected.

Our business may suffer if we cannot protect our intellectual property.

Our business depends on our intellectual property, including our trade secrets, services, content, and internally developed technology. We believe our proprietary knowledge and other intellectual property rights are important to our success and our competitive position. Unauthorized parties may attempt to copy or otherwise unlawfully obtain and use our content, services, technology and other intellectual property, and we cannot be certain that the steps we have taken to protect our proprietary rights will prevent any misappropriation, confusion among consumers and merchants or unauthorized use of these rights.

Advancements in technology have made the unauthorized duplication and wide dissemination of content easier, making the enforcement of intellectual property rights more challenging. In addition, our business and the risk of misappropriation of our intellectual property rights have become more global in scope, and we may not be able to protect our proprietary rights in a cost-effective manner in a multitude of jurisdictions with varying laws.

If we are unable to procure, protect and enforce our intellectual property rights, including maintaining and monetizing intellectual property rights to our content, we may not realize the full value of these assets, and our business may suffer. In addition, if we must litigate in the United States or elsewhere to enforce our intellectual property rights or to determine the validity and scope of our rights and the rights of others, such litigation may be costly and divert the attention of our management.

In the future, we may be subject to claims of intellectual property or copyright infringement that could adversely affect our business.

We occasionally receive claims from third parties alleging infringement, misappropriation or other violations of their intellectual property rights. These third parties often include content licensing companies seeking to monetize their content libraries by asserting claims of infringement or misuse, and are generally without merit. We sometimes use copyrighted works in the reporting of our news, and do not always get explicit permission from the copyright owner for the use of their materials. When we do this, we follow the Fair Use doctrine as set forth in Section 107 of the Copyright Act to try to ensure our product does not violate rights of copyright owners. However, the Fair Use doctrine is open to interpretation and we may face future legal action by copyright owners for the use of their content in our news products.

Infringement claims may require us to enter into royalty or licensing agreements on unfavorable terms, use more costly alternative technologies or otherwise incur substantial monetary liability. Additionally, such claims may require us to alter our operations. The occurrence of any of these events as a result of such claims could adversely affect our business.

Adverse results from litigation could affect our business practices and operating results.

From time to time, we may be party to litigations and other proceedings. Adverse outcomes in lawsuits or similar proceedings could result in monetary damages or injunctive relief that could adversely affect our results of operations or financial condition as well as our ability to conduct our business as it is presently being conducted.

The use of open source software in our hardware and applications may expose us to additional risks.

Some of our hardware and applications use software covered by open source licenses. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate such software into their products or applications. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional development resources to change our operations. In addition, if we were to combine our applications with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our applications. If we inappropriately use open source software, we may be required to redesign or discontinue the use of our applications or take other remedial actions.

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Our international operations expose us to risks inherent in foreign operations.

We maintain a news bureau in the Philippines and reporters in various other non-U.S. locations, and our news reports are distributed globally to almost every country where there is Internet capability. As such, we face the inherent risks associated with doing business abroad, including:

•	effectively managing and staffing foreign operations, including complying with diverse local labor laws and regulations;

•	navigating local customs and practices;

•	responding to government policies that restrict the digital flow of information;

•	protecting and enforcing our intellectual property rights under varying legal regimes;

•	complying with international laws and regulations, including those governing the collection, use, retention, sharing and security of consumer data;

•	addressing political or social instability; and

•	adapting to currency exchange rate fluctuations.

Adverse developments in any of these areas could have a negative effect on our business, financial condition and results of operations.

A variety of new and existing United States and foreign laws and regulations could subject us to claims, judgments, monetary liabilities and other remedies, and to limitations on our business practices.

We are subject to numerous United States and foreign laws and regulations covering a wide variety of subject matters. New laws and regulations, changes in existing laws and regulations or the interpretation of them, our introduction of new products or services or forms of advertising, or an extension of our business into new areas could increase our future compliance costs, make our product and services less attractive to our users or cause us to change or limit our business practices. We may incur substantial expenses to comply with laws and regulations or defend against claims of noncompliance. Further, any failure on our part to comply with any relevant laws or regulations may subject us to civil or criminal liabilities, penalties, and negative publicity.

The application of existing domestic and international laws and regulations to us relating to issues such as user privacy and data protection, security, defamation, pricing, advertising, taxation, promotions, billing, real estate, consumer protection, accessibility, content regulation, quality of services, law enforcement demands, telecommunications, mobile, television, and intellectual property ownership and infringement in many instances is unclear or unsettled. United States export control laws and regulations also impose requirements and restrictions on exports to certain nations and persons. Internationally, we may also be subject to laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country.

The Digital Millennium Copyright Act (“DMCA”) is intended, in part, to limit the liability of eligible online service providers for caching, hosting, listing or linking to third-party websites or user content that include materials that give rise to copyright infringement. Portions of the Communications Decency Act (“CDA”) are intended to provide statutory protections to online service providers who distribute third-party content. We rely on the protections provided by both the DMCA and the CDA in conducting our business, and may be adversely affected by future legislation and future judicial decisions altering these safe harbors or if international jurisdictions refuse to apply similar protections.

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Various United States and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. These laws currently impose restrictions and requirements on our business, and future federal, state or international laws and legislative efforts designed to protect children on the Internet may impose additional requirements on us.

Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting. In addition, our independent registered public accountants will not be required to provide an attestation report as to our internal control over financial reporting for the foreseeable future.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2016 and 2015, our independent registered public accountants identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of internal accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions. If we are unable to remediate the material weaknesses, or other control deficiencies are identified, we may not be able to report our results of operations and financial condition accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and will not, as a result of this offering, be required to assess the effectiveness of our internal control over financial reporting. As an issuer of securities under Regulation A, we do not expect to be required to assess the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, unless and until we become a reporting company under the Exchange Act and, thereafter, no longer qualify as an emerging growth company or are no longer a non-accelerated filer, as defined in Rule 12b-2 under the Exchange Act, whichever is later. Currently, we would expect to be an emerging growth company for up to five years after we become a reporting company under the Exchange Act. As a result of the foregoing, for the foreseeable future, you may not receive any attestation concerning our internal control over financial reporting from us or our independent registered public accountants.

Risks Related to this Offering

There has been no public market for our Common Stock prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our Common Stock. We cannot predict the extent to which an active market for our Common Stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of our Common Stock. The initial offering price of our Common Stock in this offering will be based on a number of factors, including market conditions in effect at the time of the offering, and it may not be in any way indicative of the price at which our shares will trade following the completion of this offering. Investors may not be able to resell their shares at or above the initial offering price.

The market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock is based on a number of factors, and may not be indicative of prices that will prevail on NASDAQ or other trading forums following this offering. The price of our Common Stock may decline following this offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•	actual or anticipated variations in our periodic operating results;

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•	increases in market interest rates that lead purchasers of our Common Stock to demand a higher yield;

•	changes in earnings estimates;

•	changes in market valuations of similar companies;

•	actions or announcements by our competitors;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community; and

•	our intentions and ability to list our Common Stock on a national securities exchange and our subsequent ability to maintain such listing.

We may not satisfy NASDAQ’s initial listing standards and, even if we do, we may experience a delay in the initial trading of our Common Stock on NASDAQ.

We have applied to list our Common Stock on NASDAQ under the symbol “NEWZ”. Our common stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000. There is no guarantee that we will be able to sell a sufficient number of shares to raise this amount of offering proceeds. Assuming we sell a sufficient number of shares to list on NASDAQ, we expect trading to commence following the Termination Date of this offering. However, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. In addition, in order to list, we will be required to, among other things, file with the SEC a further post-qualification amendment to the Offering Statement, and then file an SEC Form 8-A in order to register our shares under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified quickly after filing. Any delay in the qualification of that post-qualification amendment may cause a delay in the initial trading of our Common Stock on NASDAQ. For all of the foregoing reasons, we cannot assure you that trading of our Common Stock will commence within a given period after the Termination Date or at all.

If we fail to meet the minimum requirements for listing on NASDAQ, we will seek to have our Common Stock quoted on the OTCQX over- the-counter market operated by OTC Markets Group Inc. (the “OTCQX”). The OTCQX is not a stock exchange, and if our Common Stock trades on the OTCQX rather than NASDAQ, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock, which may lead to lower trading prices for our Common Stock.

NASDAQ may delist our Common Stock from trading on its exchange, which could limit stockholders’ ability to trade our Common Stock.

In the event we are able to list our Common Stock on the NASDAQ Capital Market, NASDAQ will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

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We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Upon the completion of this offering, we expect to become a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. If we do not do so, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering and upon NASDAQ listing, we expect to become a public reporting company under the Exchange Act. If we do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

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If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

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USE OF PROCEEDS

If we sell all of the Offered Shares, our net proceeds (net of estimated offering expenses of $700,000) will be $49,300,000. We will use these net proceeds for:

•	expanding our news gathering operations, including scaling news operations to include three shifts running seven days a week, opening additional news facilities, adding more remote reporters and making technology investments in our workflow system to include our on-demand “uberization” journalist model for enhanced news gathering;

•	licensee development, including building a licensing sales team, and partnerships required to execute our licensing efforts effectively;

•	Repayment of debt and distributions to our Series A Preferred Stockholders; and

•	working capital and other general corporate purposes.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

In the event we raise more than $2,000,000 in net proceeds, we will be required to distribute an aggregate of at least $875,753 in principal and interest payments (as of April 30, 2017) to our holders of the June and August 2016 Notes. For more information regarding the June and August 2016 Notes, see “Description of Securities” below.

In the event we raise more than $4,000,000 in net proceeds, we will be required to distribute an aggregate of at least $281,233 in principal and interest payments (as of April 30, 2017) to our holders of the September 2016 Notes. For more information regarding the September 2016 Notes, see “Description of Securities” below.

In the event we complete the final closing of our initial public offering, we will be required to distribute an aggregate of at least $167,363 in principal and interest payments (as of April 30, 2017) to our holders of the October and December 2016 Notes. For more information regarding the October and December 2016 Notes, see “Description of Securities” below.

In the event we complete the final closing of our initial public offering, we will be required to distribute an aggregate of at least $211,479 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in January 2017.

In the event we raise more than $4,000,000 in net proceeds, we will be required to distribute an aggregate of at least $52,082 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in February 2017.

In the event we raise more than $5,000,000 in net proceeds, we will be required to distribute an aggregate of at least $165,000 in principle and interest (as of date of offering) to our holders of unsecured promissory note issued in April 2017.

In the event we raise more than $8,000,000 in net proceeds, we will be required to distribute an aggregate of at least $1,329,753 in principal and interest payments (as of date of offering) to our holders of unsecured promissory notes issued in March 2017 and April 2017.

In the event we raise more than $25,000,000 in gross proceeds, we will be required to (i) distribute an aggregate of $4,058,000 to our Series A Convertible Preferred Stock (the “Series A Preferred Stock”) holders, (ii) convert an aggregate of 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of Common Stock, (iii) pay an aggregate of $940,593 to certain of our debt holders to extinguish their debt, (iv) pay an aggregate of $1,715,000 to our January 2017 through April 2017 debt holders to extinguish their debt, and (v) issue to our debt holders 470,296 shares of Common Stock. In the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one-fourth share of Common Stock.

The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering:

Assumed Percentage of Shares Sold	100%	75%	50%	25%
Price to public	$50,000,000	$37,500,000	$25,000,000	$12,500,000
Other offering expenses	700,000	700,000	700,000	700,000
Net proceeds	$49,300,000	$36,800,000	$24,300,000	$11,800,000

News gathering expansion	$7,300,000	$5,475,000	$3,650,000	$1,825,000
Syndication and distribution expansion	2,400,000	1,800,000	1,200,000	600,000
Consideration to Series A Preferred Stock holders	4,100,000	4,100,000	4,100,000	N/A
Repayment of 15% Secured Convertible Promissory Notes	940,593	940,593	940,593	940,593
Repayment of January 2017 through April 2017 Notes	1,715,000	1,715,000	1,715,000	1,715,000
Working capital	5,000,000	3,750,000	2,500,000	1,250,000
Operating reserve	27,844,407	19,019,407	10,194,407	5,469,407
Total use of proceeds	$49,300,000	$36,800,000	$24,300,000	$11,800,000

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The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We are not currently using brokers or selling agents in order to distribute our securities. In the event that we engage brokers or selling agents, we will update this Offering Circular as required.

There is no minimum amount of Offered Shares required to be sold in order to close on sales under this offering. As a result, it is possible that we could hold an Initial Closing, and accept investments in any amount, even if that amount would not cover the cost of this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016:

•	on an actual basis, and

•	on a pro forma, as adjusted basis, assuming the sale in this offering of the maximum amount of shares being offered, at the price to the public of $8.00 per share, resulting in net proceeds to us of $49,300,000 (after deducting our estimated other offering expenses of $700,000). After giving effect to (a) the distribution of the $4,058,000 to our Series A Preferred Stockholders and the conversion of the 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of common stock, (b) the conversion of $940,593 of principal and interest of our 15% secured convertible promissory notes payable into 470,296 shares (in instances where we raise $25,000,000 in gross proceeds) or 293,935 shares (in instances where we raise less than $25,000,000 in gross proceeds) of our Common Stock and the distribution of $940,593 to the holders of such notes, and (c) the issuance of 725,000 shares of Common Stock upon the issuance of our January 2017 through April 2017 Notes and the repayment of $1,715,000 of such notes. Such pro forma adjustments have been included in the below dilution calculations depending on the size of the offering, as previously discussed in Use of Proceeds.

You should read this table together with our consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and the related notes thereto, included elsewhere in this Offering Circular. Our use of proceeds from this offering is discussed under “Use of Proceeds”.

		Pro Forma
		Assuming
		Maximum
		Offering
		Amount
	Actual	(Unaudited)

Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.0001 par value, 10,000,000 shares authorized (aggregate of 50,000,000 shares of preferred stock authorized), 8,116,000 shares issued and outstanding as of December 31, 2016; 0 shares issued and outstanding assuming the Maximum Offering Amount	$812	-
Common stock, $0.0001 par value, 500,000,000 shares authorized, 18,488,225 shares issued and outstanding as of December 31, 2016; 27,962,521shares issued and outstanding assuming the Maximum Offering Amount	1,849	2,791
Additional paid-in capital	18,345,713	63,587,582
Accumulated deficit	(21,234,030)	(21,234,030)
Subscriptions receivable	(100,000)	(100,000)
Total stockholders’ equity (deficit)	$(2,985,656)	$42,256,343

Total capitalization	$(2,985,656)	$42,256,343

The table above excludes the following securities (unless stated otherwise above):

•	2,029,000 shares of our Common Stock issuable upon conversion of our Series A Preferred Stock;

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•	293,935 shares of our Common Stock issuable upon conversion of our 15% secured convertible promissory notes in the aggregate principal amount of $700,000 plus interest at a conversion price of $3.20 per share (such number of shares will increase to 470,296 shares if the Company raises $25,000,000 in gross proceeds and the conversion price may be decreased in the event that the Company raises $3,000,000 in gross proceeds in a separate equity financing at a price per share of less than $3.20);

•	725,000 shares of our Common Stock issued in connection with our January through April 2017 Notes;

•	2,518,750 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $4.26 per share;

•	747,083 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.58 per share, this includes 233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;

•	2,481,250 shares of our Common Stock available for future issuance under our 2012 Stock Option Plan following the closing of this offering;

•	3,750,000 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan; and

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors.

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DILUTION

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the pro forma net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2016 was a deficit of $(2,985,656), or $(0.16) per share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

Pro forma net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, as of the date specified. After giving effect to (a) the distribution of the $4,058,000 to our Series A Preferred Stockholders and the conversion of the 8,116,000 shares of Series A Preferred Stock into 2,029,000 shares of common stock, in the event we raise $25 million or more in gross proceeds (b) the conversion of $940,593 of principal and interest of our 15% secured convertible promissory notes payable into 470,296 shares (in instances where we raise $25,000,000 in gross proceeds) or 293,935 shares (in instances where we raise less than $25,000,000 or more in gross proceeds) of our Common Stock and the distribution of $940,593 to the holders of such notes, and (c) the issuance of 725,000 shares of Common Stock upon the issuance of our January 2017 through April 2017 Notes and the repayment of $1,715,000 of such notes. Such pro forma adjustments have been included in the below dilution calculations depending on the size of the offering, as previously discussed in Use of Proceeds.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting our estimated offering expenses of $700,000):

	100%	75%	50%	25%
Price to the public charged for each share in this offering	$8.00	$8.00	$8.00	$8.00
Historical net tangible book value per common share as of December 31, 2016	$(0.16)	$(0.16)	$(0.16)	$(0.16)
Increase to historical net tangible book value after giving effect to the net proceeds received in this offering	$2.03	$1.62	$1.15	$0.60
Historical net tangible book value as of December 31, 2016 after giving effect to the net proceeds received in this offering	$1.87	$1.46	$0.99	$0.44
Decrease to the historical net tangible book value as of December 31, 2016 after giving effect to the pro forma adjustments discussed above	$(0.36)	$(0.33)	$(0.30)	$(0.02)
Pro forma historical net tangible book value	$1.51	$1.13	$0.69	$0.42
Increase in net tangible book value to existing investors	$1.67	$1.29	$0.85	$0.58
Dilution per common share to new investors in this offering	$6.49	$6.87	$7.31	$7.58

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting our estimated offering expenses of $700,000), as of December 31, 2016, the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders:

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	Shares Purchased		Total Consideration		Average Price
Assuming 100% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	21,712,521	77.6%	$14,287,582	22.5%	$0.66
New Investors	6,250,000	22.4%	$49,300,000	77.5%	$7.89
Total	27,962,521	100.0%	$63,587,582	100.0%	$2.27

	Shares Purchased		Total Consideration		Average Price
Assuming 75% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	21,712,521	82.2%	$14,287,582	28.0%	$0.66
New Investors	4,687,500	17.8%	$36,800,000	72.0%	$7.85
Total	26,400,021	100.0%	$51,087,582	100.0%	$1.93

	Shares Purchased		Total Consideration		Average Price
Assuming 50% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	21,712,521	87.4%	$14,287,582	37.0%	$0.66
New Investors	3,125,000	12.6%	$24,300,000	63.0%	$7.78
Total	24,837,521	100.0%	$38,587,582	100.0%	$1.55

	Shares Purchased		Total Consideration		Average Price
Assuming 25% of Shares Sold:	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	21,712,521	93.3%	$14,287,582	54.8%	$0.66
New Investors	1,562,500	6.7%	$11,800,000	45.2%	$7.55
Total	23,275,021	100.0%	$26,087,582	100.0%	$1.13

The tables above include 2,029,000 shares of Common Stock to be issued upon the automatic conversion of 8,116,000 shares of our Series A Preferred Stock into such shares of Common Stock (in instances where we raise more than $25,000,000 in gross proceeds), 470,296 shares (in instances where we raise $25,000,000 in gross proceeds) or 293,935 shares (in instances where we raise less than $25,000,000 in gross proceeds) of Common Stock to be issued upon retirement of $940,593 of principal and interest of the 15% secured convertible promissory notes in conjunction with the closing of this offering, 725,000 shares of Common Stock issued to the January through April 2017 Note holders, and our payment of $0.50 per share of Series A Preferred Stock to each holder of the converted Series A Preferred Stock.

The tables above exclude:

•	747,083 shares of our Common Stock issuable upon the exercise of warrants outstanding as of the date of this Offering Circular, at a weighted average exercise price of $1.58 per share. This includes 233,334 shares of our Common Stock issuable upon the exercise of warrants issued to the holders of our 15% secured convertible promissory notes exercisable for five years at an exercise price of $2.00 per share;

•	2,518,750 shares of our Common Stock issuable upon the exercise of stock options outstanding as of the date of this Offering Circular, at a weighted average exercise price of $4.26 per share;

•	2,481,250 shares of our Common Stock available for future issuance under our 2012 Stock Option Plan following the closing of this offering;

•	3,750,000 shares of our Common Stock available for future issuance under our 2016 Omnibus Incentive Plan; and

To the extent such stock options or warrants are hereafter exercised, or awards made under such equity compensation plan result in the issuance of additional shares of our Common Stock, there will be further dilution to our investors.

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PLAN OF DISTRIBUTION

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees and blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the Offered Shares.

U.S. Exchange Listing

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “NEWZ”. Our common stock will not commence trading on NASDAQ until the all of the following conditions are met: (i) the Minimum Offering is closed and we have raised a sufficient amount of offering proceeds for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $7,000,000; (ii) the offering is terminated; and (iii) we have filed a further post-qualification amendment to the Offering Statement and a registration statement on Form 8-A; and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds.

If we fail to meet the minimum requirements for listing on NASDAQ, we will seek quotation of our Common Stock on the OTCQX and would anticipate quotation on the OTCQX to begin following the termination of this offering.

Pricing of the Offering

Prior to the offering, there has been no public market for the Offered Shares. The offering price was determined by the directors of the issuer. The principal factors considered in determining the offering price include:

•	the information set forth in this Offering Circular;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the directors of the issuer.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251 (d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2 Regulation A offering, most investors must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

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(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

Offering Period and Expiration Date

This offering will start on or after the date the Offering Statement is re-qualified by the SEC.

Procedures for Subscribing

If you are an investor, you should follow the procedure below to subscribe to the Offered Shares: Go to http://www.ipo.unitednews.international click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH “Electronic Check”, or a debit/credit card to the specified account maintained by the issuer.

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Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement that can be executed upon request after a potential investor has had ample opportunity to review this Offering Circular. The form of subscription agreement appear as an Exhibit to the Offering Statement of which this Offering Circular forms a part.

This is the exclusive means by which prospective investors may subscribe in this offering. We are not selling shares through commissioned sales agents or other persons.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the issuer’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without deduction and generally without interest.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

In order to purchase Offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

State Blue Sky Information

Following this offering, we intend to file periodic and current reports under the Exchange Act. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by stockholders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of the shares our Common Stock within such state if any such required filing is not made or fee is not paid. As of the date of this Offering Circular, the following states and territories do not require any resale notice filings or fee payments and stockholders may resell shares of our Common Stock: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Virgin Islands, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this Offering Circular, in the following states, district and territories, stockholders may resell shares of our Common Stock if the proper notice filings have been made and fees paid: the District of Columbia, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this Offering Circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for the shares of our Common Stock to become eligible, or continue to be eligible, for resale by stockholders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that shares of our Common Stock may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help insure that we will conduct all offers and sales in this offering in compliance with all Blue Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

Other Selling Restrictions

Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

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MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. As described above, all share numbers and share prices (including exercise prices and conversion prices) in this Offering Circular have been adjusted to reflect the Company one-for-four reverse stock split.

UNI plans to offer a low-cost, high-volume, quality fact-based news product that currently is not available in the marketplace and will appeal to a wide range of publishers. If successful, this approach has the potential to upend the video news business globally and establish a global news agency of record.

Results of Operations

Our Planned Revenue Model

Monetization – Publishers worldwide have long struggled to gather and produce video news. This is acutely true of English-language newspapers. Management believes UNI solves a very big and growing problem within the global newspaper ecosystem for a modern, video first news agency “wire” service that focuses only on the factual elements of any news event in the world. Management believes once we scale our news gathering operations to 1,000+ news reports per 24-hour news cycle, that these publishers will license our news product. We believe that our cost structure is disruptive to the current global wire services such as the Associated Press, Reuters, Bloomberg and AFP. We plan to offer our service as follows:

•	The video news reports will be metered and the licensee will pay UNI fees calculated on the basis of “cost per thousand streams” (“CPM”), each “stream” being a person accessing the video for at least 3 seconds. The CPM will range between $.50 and $1.75 per CPM.

•	Licensees of our news reports sell local/regional advertising around our news product and keep 100% of their advertising revenue.

•	The current retail pricing range in the emerging markets for equivalent video content is a $4.00 to $10.00 CPM and the industrialized first world markets are fetching between a $25.00 up to an $80.00 CPM. There is a huge demand from media buyers wishing to purchase pre-roll advertising that runs hand in hand with premium video content which is fresh and relevant to the consumer.

We consider it an important part of our business model that we maintain the average cost of our news reports at a low level compared to traditional news organizations. We track our average cost per news report based on the “gathering, composing, distribution and video management fees” line item in our consolidated statements of operations. This line item includes the costs of news report video, writing, editing and anchoring. It also includes certain marketing brand building advertising fees paid to social networks like Facebook.

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Set forth below are certain operating statistics that we consider to be key performance indicators for our business, for the time periods indicated:

	Years Ended December 31,
	2016	2015
Number of news reports distributed	12,210	11,075
Approximate total views[1]	378,000,000	349,000,000
Approximate cost per news report[2]	87.00	93.00
Engagement rate[3]	30.0%	15.6%

[1]	Includes views on Facebook, Instagram, YouTube, Twitter and http://unitednews.international.

[2]	Gathering, composing, distribution and video news management fees, as reported in our consolidated statements of operations, divided by the number of news reports distributed.

[3]	The percentage of users who view, “like”, comment on or share our news reports, expressed as an average of the 12 monthly engagement rate averages in a year.

Year ended December 31, 2016 compared to year ended December 31, 2015

For the periods under discussion, the company primarily generated revenues from the sale of advertising, which were nominal and which is not part of our current business plan. Historical results are therefore no indication as to future performance.

The following table summarizes the consolidated results of our operations for the periods presented:

	Years Ended December 31,
	2016	2015
REVENUES	$90,000	$132,000
OPERATING EXPENSES:
Production, distribution and video management fees	1,067,203	1,046,071
Depreciation and amortization	215,286	48,571
Legal and professional	537,062	496,181
Stock based compensation	287,380	1,152,730
Selling, marketing, general and administrative	1,597,483	746,575
Impairment of intangible assets	640,611	-
Total operating expenses	4,345,025	3,490,128
LOSS FROM OPERATIONS	(4,255,025)	(3,358,128)
OTHER EXPENSE:
Interest expense	(320,545)	(247,629)
Interest expense – related party	(130,054)	(35,219)
Total other expense	(450,599)	(282,848)
NET LOSS	$(4,705,624)	$(3,640,976)

Revenues. UNI distributes its one-minute news reports on Facebook and to a lesser extent on other social media platforms. We are currently expanding our news gathering and distribution capabilities in order to grow our global reach and audience, while investing in the development of licensing to earn revenue and beginning to invest in an uberization app and proprietary video delivery player to our licensees. Revenues earned in 2015 and 2016 were earned from corporate customer advertising, which no longer drives our business model. Revenues decreased to $90,000 in 2016 from $132,000 in 2015, reflecting the shift in the business model.

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Production, distribution and video management fees. Our news gathering, composing, distribution and video news management costs include the costs of our one-minute news reports and their distribution through social media, principally Facebook, including the costs of news report video, writing, editing and anchoring. It also includes certain marketing fees paid to social networks like Facebook for access to audience when ads are run with our news reports – the Company has since abandoned advertising to generate revenue. Those costs increased by $21,132 to $1,067,203 in 2016, as compared to $1,046,071 in 2015, representing a increase of 2.0%. The increase was a mainly a result of increases in the number of news gathering and production personnel in 2016 compared to 2015.

Legal and professional. Legal and professional expenses increased by $40,881 to $537,062 in 2016, as compared to $496,181 in 2015, representing an increase of 8.2%. The increase was principally due to legal, financial advisory and auditing fees related to this offering.

Stock based compensation. The following are the components of stock based compensation for the 2016 and 2015 annual periods:

	Years Ended December 31,
	2016	2015
Series A preferred stock issued for services	$127,500	$600,000
Common stock issued for services	-	100,000
Stock option expense	159,880	314,113
Warrant expense	-	138,617
Stock based compensation	$287,380	$1,152,730

Stock based compensation decreased by $865,350 to $287,380 in 2016, as compared to $1,152,730 in 2015, representing a decrease of 75.1%. The principal reason for the decrease was the issuance of less stock for services in 2016. In 2015 we issued 1,200,000 shares of Series A Preferred Stock to consultants for services at $0.50 per share and 50,000 shares of Common Stock to advisors with a fair value of $100,000. In 2016, we issued 255,000 shares of Series A Preferred Stock for various services with a fair value of $127,500.

Stock option expense represents the fair value of options earned over the period of service. The fair value of warrants issued for services are expensed in the period of issuance, and those issued in connection with convertible promissory notes are amortized over the life of the debt and included in interest expense. The fair value of options and warrants are in each case determined using the Black-Scholes option pricing model. In 2016 and 2015, 1,824,722 and 650,000 stock options, respectively, were granted. Stock option expense in 2016 was $159,880, representing a decrease from the $314,113 expense in 2015. The decrease was a result of forfeitures of stock options from terminated employees in 2016.

Warrant expense was $0 in 2016 compared to $138,617 in 2015, as no warrants were granted in 2016. The fair value of all issuances were based on a fair value for the Company’s Common Stock of $2.00 per share.

Selling, marketing, general and administrative. Selling, marketing, general and administrative expense includes selling, general and administrative expenses and general marketing expenses not including the marketing fees associated with the distribution of individual news reports on particular social media platforms, which fees are included in our “Production, distribution and video management fees” line item. Selling, general and administrative expenses increased by $850,908 to $1,597,483 in 2016, as compared to $746,575 in 2015, representing an increase of 114%. This increase is generally reflective of the growth of our operations. Costs with significant increases included officers’ salaries, employee benefit expense, filing fees, professional services, general office expenses and internet/communications costs, offset by a reduction in corporate travel expenses.

Impairment of intangible assets. During the year ended December 31, 2016, we recorded an impairment charge of $640,611, as management elected to abandon any further development or use of the Allsay intellectual property due to the significant costs involved with continued development.

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Other expense – interest expense and financing fee. In 2016, interest expense increased by $167,751 to $450,599, representing an increase of 59.3% as compared to interest expense of $282,848 in 2015. In 2016, we incurred interest expense in connection with our 10% unsecured promissory note, flat interest loans and unsecured bridge notes. In 2015, we incurred the amortization of debt discount, all non-cash, based on the fair value of common stock purchase warrants issued to 15% secured convertible promissory noteholders, and non-cash interest in connection with our 15% secured convertible promissory notes and our 7% convertible promissory note ($600,000, issued to the same related party director).

Net loss. For the foregoing reasons, we incurred a net loss of $4,705,624 in 2016, as compared to a $3,640,976 loss in 2015, representing an increase in net loss of $1,064,648 or 29.2%.

Trends and Uncertainties

Historical facts are not an indication of future performance. UNI is an early stage news business. As such, business models in any early stage company evolve and try new methods of earning revenues and becoming profitable UNI has focused its business model on scaling a global news gathering operation sufficient to compete with the established news wire services and offer our news product at substantially lower license fees than legacy news wire services.

Liquidity and Capital Resources

Going Concern

Our consolidated financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2016, we had cash of $55,543, a working capital deficit of $3,103,889 and a stockholders’ deficit of $2,985,656. At December 31, 2015, we had cash of $530,077, a working capital deficit of $533,572 and a stockholders’ deficit of $131,023. We have generated minimal revenues and have incurred net losses since inception. These conditions raise substantial doubt about our ability to continue as a going concern for a period of at least one year from the date to which this report relates. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

Since inception, our principal sources of operating funds have been cash proceeds from the sale of Common Stock and Series A Preferred Stock and the issuance of convertible promissory notes, and cash received from the exercise of common stock purchase warrants. We expect that our current cash on hand will fund our operations through July, 2017.  However, we will need to raise additional capital in order to meet our obligations and execute our business plan for at least the next twelve-month period thereafter. There can be no assurance that financing will be available when needed or that management will be able to obtain such financing on acceptable terms. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to extend payables, reduce overhead or scale back its business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Operating, Investing and Financing Activities

During the year ended December 31, 2016, we used $2.7 million in cash from operating activities. Cash used in operating activities during the year ended December 31, 2016 primarily consisted of our net loss of $4.7 million, offset by non-cash charges of $1.4 million and from net working capital sources of cash of $0.6 million. Non-cash charges consisted primarily of the impairment of purchased intangible assets of $0.6 million, stock-based compensation of $0.3 million, and depreciation and amortization of $0.2 million. Working capital sources of cash mainly consisted of an increase in accounts payable of $0.3 million, accrued interest of $0.3 million, prepaid expenses and other current assets of $0.1 million, partially offset by an increase in accrued expenses.

Net cash used by investing activities of $0.1 million during the year ended December 31, 2016 consisted of purchases of property and equipment.

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Net cash provided by financing activities of $2.3 million during the year ended December 31, 2016 represents proceeds from the issuance of Series A Preferred Stock of $0.6 million, and notes and bridge financings of $1.7 million.

During the year ended December 31, 2015, we used $2.0 million in cash from operating activities. Cash used in operating activities during the year ended December 31, 2015 primarily consisted of our net loss of $3.6 million, offset by non-cash charges of $1.3 million and from net working capital sources of cash of $0.3 million. Non-cash charges consisted primarily of stock-based compensation of $1.2 million, and depreciation and amortization of $0.2 million. Working capital sources of cash mainly consisted of an increase in accounts payable of less than $0.1 million, accrued interest of $0.1 million and decrease of prepaid expenses and other current assets of less than $0.1 million.

Net cash used by investing activities of less than $0.1 million during the year ended December 31, 2015 consisted of purchases of property and equipment.

Net cash provided by financing activities of $2.3 million during the year ended December 31, 2015 represents proceeds from the issuance of Series A Preferred Stock of $1.8 million, and notes of $0.5 million.

Bridge Financing

During the period from June through December 2016, we issued $1,150,000 of unsecured Bridge Notes to accredited investors. The Bridge Notes bear interest at a rate of 1.67% per month, with a stated minimum interest amount of 5% of principal, and most are due the first business day after we complete our final closing of with respect to the Offered Shares. In the event the maturity date does not occur within one year of the issuance date of the Bridge Notes, the Bridge Notes will mature upon payee’s demand. We may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding obligations under the Bridge Note, including without limitation accrued but unpaid interest on the outstanding principal amount.

Of the $1,150,000 in proceeds, $200,000 was received from the founding director and $300,000 was received from an affiliate of another director. The Bridge Note payable to the Founding Director and one other note payable for $50,000 are due the first business day after we receive a minimum of $4 million of proceeds from the Offered Shares.

In conjunction with the issuance of the Bridge Notes, we immediately issued a share of common stock for each $2.00 of principal received, or an aggregate of 575,000 shares of common stock with a relative fair value of $403,247 which was recorded as a debt discount. During the year ended December 31, 2016, we amortized $166,474 of the debt discount as interest expense. During the year ended December 31, 2016, we recorded an additional $93,434 of contractual interest expense.

Credit Facilities

We do not have any credit facilities or other access to bank credit.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at December 31, 2016. We do, however, purchase equipment and software necessary to conduct our operations on an as needed basis.

Contractual Obligations, Commitments and Contingencies

We do not have any material ongoing material contracts that extend beyond a one-year period or which are not cancellable sooner. We lease our current office space on a month-to-month basis. We have no material contingent obligations.

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Best Efforts Regulation A+ Offering

The Company signed an Underwriting Agreement (“UA”) dated July 11, 2016 with W.R. Hambrecht + Co., LLC (“Hambrecht”) to act as its underwriter to issue and sell a minimum of 200,000 and up to a maximum of 10,000,000 shares of its common stock to investors in an initial public offering pursuant to a Tier Two Regulation A+ offering on a best efforts basis only. Minimum gross proceeds of $1 million were required to be raised by October 9, 2016 or, by its terms, the offering would terminate. The offering would have been extendable upon agreement with the underwriter and upon completion of certain filings with and approval from the SEC.

The UA was to remain in effect for one year, unless terminated earlier under certain circumstances. The underwriter was required to act on a “best efforts” basis and serve as the lead placement agent on the offering. For the advisory portion of its services the underwriter was paid $10,000 per month through December 31, 2015 for a total of $50,000 in advisory fees. This amount was to be offset against any commissions earned by Hambrecht under the UA. The UA provided for an underwriting fee of 5% of the gross proceeds and five-year warrants to purchase common shares equal to 5% of the total number of shares offered in the final offering statement with an exercise price at a fifteen percent premium to the offering price. The Company was responsible for all fees associated with the offering without exception, except for legal fees related to the qualification of the securities offered under state securities laws and FINRA clearance, which separate fees were not to exceed $30,000. The Company was required to reimburse the underwriter, on request, for any fees paid on its behalf whether or not the offering was consummated.

The UA was terminated on August 1, 2016, and no advisory and underwriting fees were paid in the fiscal year ended December 31, 2016.

Letter of Intent – Philippines

Company signed a letter of intent (“LOI”), dated May 4, 2016, with an investment bank in the Philippines to act as lead underwriter for the Company’s planned public offering of its common shares in the Philippines and listing on the Philippines Stock Exchange. There can be no assurance that the Company will be successful in completing such an offering and listing.

The LOI expired on August 1, 2016, but was subsequently extended until December 31, 2016. The underwriter was required to act on a “best efforts” basis and served as the exclusive placement agent on the Philippine Stock Exchange (“PSE”). The LOI required the execution of a definitive underwriting agreement within 14 days of the receipt of all approvals, including without limitation of the PSE and the Philippines SEC, provided for an underwriting fee of 5% of the funds raised by the Philippines underwriter and five-year warrants to purchase common shares equal to 5% of the total number of shares sold and registered on the PSE. The Company intended to raise an aggregate amount in the Philippines public offering that did not exceed $50 million. The Company was responsible for regulatory, legal, accounting and audit fees and other out-of-pocket expenses of the Philippines public offering. The Company was required to reimburse the Philippines underwriter, on request, for any fees paid on its behalf whether or not the offering is consummated. Investors in the Philippines or elsewhere who received general solicitation not targeted at the Philippines and who invested other that through the Philippines underwriter would not be part of the Philippines public offering.

The LOI expired on December 31, 2016.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

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Material Weaknesses

In connection with the audits of our consolidated financial statements for the years ended December 31, 2016 and 2015, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of internal accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We subsequently hired a controller who is supervised by our Chief Executive Officer. Although we are aware of the risks associated with not having additional accounting personnel, we are also at an early stage in the development of our business. We expect to expand our accounting function and improve our internal accounting procedures and separation of duties as we grow our business and can more readily absorb the costs of such expansion and improvements. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re- measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of the Company’s common stock was estimated by management based on observations of the cash sales prices of its common shares. Awards granted to directors are treated on the same basis as awards granted to employees.

Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short maturity. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to the Company approximate the rate and terms on the existing debt.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Shares that are subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares, which include preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, preferred shares are classified as stockholders' equity.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement, (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or (iii) do not permit the holder to readily convert into cash due to an inactive trading market. The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock, satisfied the criteria for classification as equity instruments.

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Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future undiscounted cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effects of obsolescence, demand, competition, and other economic factors. The Company has identified impairment losses for the year ended December 31, 2016.

Recently Issued and Adopted Accounting Pronouncements

Refer to footnotes to the consolidated financial statements included in this Offering Circular for recently issued accounting pronouncements that may have a material impact on the Company.

Relaxed Ongoing Reporting Requirements

Subsequent to the completion of our contemplated Regulation A+ offering, we expect to become a public reporting company under the Exchange Act. If we do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act, we will continue to be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. We became subject to these requirements upon the qualification of our original filing under Regulation A, even though we have not yet sold any securities pursuant to Regulation A. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

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In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Our Business

Overview

United News International, Inc. is a global news agency that generates fact-based video reports from newsworthy events around the world. The Company plans to license its continuously updated library to news publishers, news aggregators, web portals and distributors worldwide. UNI covers the four facts or basic elements of any newsworthy event: who, what, when and where. Each newsworthy event is transformed into a self-contained news report in three formats: Anchored Video, Text and an Audio File, all at a cost to UNI of under $100 per report. Our news reports do not contain any analysis or opinion, nor do they contain native or sponsored content, content marketing. Fake News has recently risen to a heightened level of deep concern for a majority of consumers, a concern which has been solved by our news platform.

UNI is part of the worldwide $174 billion news business, which is in a radical transition. Formed in April 2012, operations commenced Feb. 8, 2013. Since inception, our business has expanded significantly. We have gathered and distributed over 40,000 news reports, reaching viewers in 236 countries and trust territories around the world. Today, we have 30 full-time employees. The average daily news report volume from January 2014 through December 2016 is 48.78 daily reports with one shift 5 days per week. Our daily capacity exceeds 60 reports.

Since 2014, Facebook users have been presented with UNI news videos over 12 billion times, resulting in more than 800 million video “views” on Facebook (lasting 3 seconds or more) and a total of more than 1.0 billion video views across all platforms, with a growth rate for total views of 480% between 2014 and 2016 and a Facebook fan base of approximately 3.5 million people as of the end of April 2017 (up 28.5% from 2015 year-end). From 2014 to 2016, the monthly average number of people our Facebook posts reached increased to 162.4 million in 2016 from 93.9 million in 2014, a 72.9% increase. From 2014 to April 2017, the engagement rate of our Facebook audience (i.e., the percentage of such user accounts who view, “like,” comment on or share our news reports, expressed as an average of the 12 monthly engagement rates averages in a year) increased to 27.66% in 2017 from 6.03% in 2014, a 358% increase. UNI has been able to achieve this growth in audience and engagement rate while keeping news gathering and distribution costs below $100 per news report. We believe this rapid growth has proven our thesis that consumers all over the world want to consume and engage with our news reports.

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UNI plans to offer a low-cost, high-volume, quality fact-based news product that currently is not available in the marketplace and will appeal to a wide range of publishers. If successful, this approach has the potential to upend the video news business globally and establish a global news agency of record.

•	We estimate the cost of a one-minute UNI news report to be between 5x and 25x less than the cost of one minute of traditional television news. We achieve our low expense rates by using the Internet for most of our news-gathering/fact checking and to date, all of our news report distribution. We monitor news-breaking platforms such as Twitter and Facebook to identify the news events we wish to report, as they emerge. We then use the Internet further, to quickly gather information (which we subject to verification through multiple sources and, when warranted, direct outreach to newsmakers) and quickly source both motion images and still images for our news reports. By using the Internet as our principal information-gathering vehicle, we are able to control our reporting and staffing costs. In addition, we have established a customized, high-volume news operation workflow designed to maximize our internal efficiencies in turning Internet based objective news leads into finished news reports. This allows us to focus on reporting only who, what, when and where of a news event, foregoing news analysis, opinion, deep background and multiple live sources. The result is that we eliminate expensive analysts and talking heads.

•	The $174 billion global news industry is evolving rapidly with centralized broadcast distribution formats across all traditional media, including print, radio and television, being replaced by social media distribution and other, more personalized and decentralized forms of distribution. We believe an opportunity has opened to capture a material segment of the news market as it transitions to social media and Internet distribution through mobile and other personal devices. We have built an operation that emphasizes a lean cost structure, allowing us to gather and distribute video news reporting at a fraction of the cost of many traditional news organizations. The success we have had with our audience to date reinforces our belief that there is a large, underserved market of consumers that want a fact-based, consistent news experience that respects their limited time. Our plan is to continue to expand our news gathering and distribution capabilities in order to efficiently service our licensing opportunities and to earn revenue.

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Native Advertising, Sponsored Content, Content Recommendation and the Rise of Fake News

UNI believes that it has an opportunity to become an important player in the news ecosystem as a result of the growth in sponsored content, native advertising and content recommendation in recent years, as well as explosion in so-called “fake news” during the 2016 U.S. presidential election campaign. Advertising and public relations that masquerades as news, as well as fabricated news, has eroded public trust in news organizations. UNI, with its focus on just the basic facts of a news event, is well positioned to capture the position of trusted news source.

Banner advertisements, which were once the gold standard for web advertising, have declined as consumers became resistant to that form of advertising and stopped clicking on the ads. In place of banner and other display advertising there has arisen native advertising, which is designed to mimic its surroundings. Examples are paid ads that look like search results, tweets and posts on Google Search, Twitter and Facebook, respectively. Readers are more likely to click on these ads, as hinted at in a 2015 Ofcom study that found most British teenagers could not tell the difference between Google ads and Google search results.

Sponsored content is a subset of native advertising. Rather than try to sell products and services directly, some advertisers sponsor articles that seek to inform, entertain and position the advertiser as a thought leader, or engender good will. An example would be a positive article about a subject related indirectly to an advertiser, sponsored by the advertiser, written by the news organization’s advertising staff and posted alongside actual news articles written by journalists. Sponsored content has become a source of revenue not only for digital-only companies such as BuzzFeed and Vice, but also for traditional publications such as The New York Times.

Sponsored and native programming can have the unintended consequence of fraying the credibility of a news organization. While many news outlets create separate teams to author content for advertisers, others instead rely on existing staff or contributors. This practice can blur the line between editorial and advertising functions and create the appearance of a conflict of interest.

Content recommendation is a fast-growing form of advertising exemplified by Outbrain and Taboola. Content-recommendation companies display promoted links on news sites that link to articles on other sites or internal articles on the host site. Increasingly, those promoted links use exaggerated, sensational and sometimes false headlines – so-called clickbait – that lure readers into clicking, thus generating page views, which translates into revenue. Some news sites, such as The New York Times, use in-house content recommendation that links to advertiser content or their own news content.

Fake news, a term that rose to prominence during the 2016 U.S. presidential election campaign, is not advertising but rather false information presented in the form of factual news. Fake news can have many purposes, including disinformation, mischief and revenue from clicks and page views. Fake news operations can be found across the political spectrum and are not confined to either conservative or liberal viewpoints, thus making it difficult for even the skeptical reader or viewer to judge the veracity of information.

UNI believes that the continued blurring among news, advertising and fake news has become an acute problem for news consumers. Viewers are confused as they try to locate factual reports of news events of interest. UNI’s solution is not only our scrupulous devotion to basic facts and verification, but also what we call the “Uberization” of news gathering. Uberization will enable us to rapidly deploy smartphone-equipped journalists anywhere in the world to gather basic information and independently verify facts.

The Advertising Market

Advertisers are seeking to follow this shift in consumer behavior. The fastest growing category of digital advertising is video advertising, with mobile video ads representing nearly a third of all digital video ad spend in 2015 and projected to grow to nearly half of the $13.3 billion U.S. digital video advertising market by 2020, according to a Business Insider Intelligence report from June 2015. The December 2014 Business Insider Intelligence projects that mobile video advertising spend in the United States will grow at a compound annual rate of 73% and top $4.4 billion by 2018, with desktop video growing at a compound annual rate of only 15% over the same period. According to eMarkter worldwide mobile Internet ad spending will increase to $214.7 billion by 2020.

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Our Solution

Our success in developing an international audience is an indication of the opportunity UNI has to become a global news agency of record. As of December 31, 2016, UNI news has been viewed in over 236 different countries and territories. Each market has different dynamics, which has implications for how we launch and market our planned “uberization” (see further discussion of this concept in “Workflow” below) news coverage to domestic and foreign English language news publishers, including what kind of news coverage matters to a particular local market and what sort of positioning will be effective against local competition.

Target Market: Digital publishers that need a video news solution that fulfills advertisers’ needs and reaches the much-sought-after Millennial demographic

Worldwide, at least 18,000 publications, 15,000 online sites and over 3,000 companies exist in the news category, according to membership figures of the World Association of Newspapers and News Publishers (WAN-IFRA). In addition, more than 26,000 television broadcast stations operate globally, according to the latest tally by the CIA World Factbook. In the United States alone, there are more than 15,000 radio broadcast stations. An increasing number of TV and radio broadcast stations operate associated news websites and social-media accounts in addition to their broadcast operations. (sources - http://www.wan-ifra.org/who-we-are ;

https://www.cia.gov/library/publications/the-world-factbook/fields/2213.html

Most digital publishers have limited or no capability for producing their own local, regional, national and global video news reports for their websites, mobile apps and social-media distribution platforms, despite growing demand from advertisers. The reason that advertisers are turning to digital video is simple: That’s where the audience is growing. That audience has been elusive for publishers, especially newspapers and magazines.

Our News Product: One-minute video news reports consumed on licensee websites, mobile apps, portals and their social media pages via mobile devices

UNI applies the same consistent formula of the who, what, when and where of a news report, regardless of beat or topic area, so our consumers always know what kind of information to expect from us. UNI one-minute news reports, formatted in a 1080 pixel by 1080 pixel, or “square”, format, are ideal for distribution on mobile devices. Online audiences generally favor short news video reports that are formatted to fit their mobile screens when their phones are held vertically, versus longer videos formatted in a 1920 pixel by 1080 pixel format and designed for screens held horizontally.

Workflow: High daily volume of news reports per newsroom employee

Much of UNI’s operation resembles a traditional newsroom. At the start of each day, the newsroom reviews information online from multiple digital sources, including social media such as Twitter and Facebook, traditional media websites, search engines, free web tools, third-party digital tools and Deep Web databases. Editors vet each report’s veracity and determine newsworthiness through traditional news measures: timeliness, impact, prominence, proximity, novelty, and controversy or conflict. The verified news reports are assigned to newsroom teams, whose members work together to research, fact check, write, edit and run a quality-control check on all reports. In the future, as a part of the use of proceeds from this offering, UNI plans to “uberize” fact checking and verification of Twitter headlines (and other hard to verify headlines from a variety of social feeds) through a network of recently-graduated journalists in all parts of the world using their smart phones to capture images and video. These fact checking and verification missions are always assigned from UNI to the network to insure quality.

A key differentiator for UNI is its workflow process. Currently the distribution of UNI news is conducted through social media platforms such as Facebook and YouTube, which do not charge for delivering content such as our news reports to users. Our operation allows us to gather and distribute video news reporting at a fraction of the cost we estimate to be incurred by many traditional news organizations. We plan to scale our news gathering operation to well over 1,000 news reports per 24-hour news cycle and license the entire library to news publishers, news aggregators and web portals worldwide.

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Coverage: The top headlines, and beyond

We identify news events by monitoring news-breaking platforms such as Twitter and Facebook, and gather the four ~~e~~lements of any news event (who, what, when, where), which we subject to verification through multiple sources and direct outreach to newsmakers. Being able to gather and distribute a high volume of news reports each day means that UNI can cover more than just the top headlines. As we scale operations, we expect to expand our news coverage to topics that appeal to more targeted segments of our projected syndication audiences around the world. While major headlines of the day are generally the top performing news reports with the broadest level of audience appeal, these reports are also the most competitive. Our experience has been that, on average, the reports that do not deal with the day’s most highly covered news items can often obtain the highest level of audience attention. Therefore, it remains a priority for UNI to cover all the important news for our projected syndication audiences (through licensee publishers) in addition to news events outside the top trending reports of the moment.

Our Planned Revenue Model

Monetization – Publishers worldwide have long struggled to gather and produce video news. This is acutely true of English-language newspapers. Management believes UNI solves a very big and growing problem within the global newspaper ecosystem for a modern, video first news agency “wire” service that focuses only on the factual elements of any news event in the world. Management believes once we scale our news gathering operations to 1,000+ news reports per 24-hour news cycle, that these publishers will license our news product. We believe that our cost structure is disruptive to the current global wire services such as the Associated Press, Reuters, Bloomberg and AFP. We plan to offer our service as follows:

•	The video news reports will be metered and the licensee will pay UNI fees calculated on the basis of “ cost per thousand streams” (“CPM”), each “stream” being a person accessing the video for at least 3 seconds. The CPM will range between $.50 and $1.75 per CPM.

•	Licensees of our news reports sell local/regional advertising around our news product and keep 100% of their advertising revenue.

•	The current retail pricing range in the emerging markets for equivalent video content is a $4.00 to $10.00 CPM and the industrialized first world markets are fetching between a $25.00 up to an $80.00 CPM. There is a huge demand from media buyers wishing to purchase pre-roll advertising that runs hand in hand with premium video content which is fresh and relevant to the consumer.

Our Strategy

Expand news gathering and volume

Our success to date has laid the foundation for expanding our operations. After the final closing of this offering, the Company plans to rapidly scale its global news gathering operations to include the uberization model. We believe in month 6 of this scaling operation the Company will be at 500+ news reports for every 24 hour news cycle and by month 15 we will be producing1,000+ news reports per 24 hour news cycle

Currently, UNI distributes news on Facebook, YouTube, Instagram, Twitter and our own http://unitednews.international site. None of these distribution platforms are currently paying a license fee to UNI.

Develop license revenue

The intended revenue stream for UNI is licensing, not advertising. By focusing on license revenue, UNI avoids the volatile advertising market and the considerable costs of establishing and managing a global sales force.

At month 6 we plan to commence our licensing operation by hiring key licensing executive and associates around the world. We believe that by month 15 we will be above 1,000 news reports per 24 hour news cycle and be a “must have” news service for English language publishers around the world.

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Our Operations and Expansion

Organization

Our organization is focused on the gathering and distribution of news reports. Of our 30 full-time staff, 24 work on news gathering and 3 on distribution. Everyone involved in our newsroom has a journalism or communications undergraduate degree or relevant experience. We aim to hire journalists who are early in their careers, in order to help keep our costs down, reinforce our brand as a young, and innovative company and avoid generating news reports locked into the aging world views of legacy journalists. In addition, by not reporting the ‘why’ of a news story, we avoid the need for expensive experts to provide analysis and opinion.

Currently our distribution team is focused exclusively on seeking the maximum distribution for a given news report, including through the proper tagging of news reports for particular distribution platforms, and the scheduling and monitoring of news report posts. New employees in distribution are trained in our practices, which have been developed over the course of distributing over 40,000 news reports since 2013. As we scale into our projected license model we plan to expand the distribution team as well as build our own proprietary video syndication platform. Current estimates to build this platform are roughly 3 months to build plus 3 months of debugging the video delivery system.

Our advisory board has, through consultations with management, helped shape the direction of the Company and helped it achieve its successes to date. Advisory board members include Mr. Reese Schonfeld, co-founder of CNN and the Food Network; Mark Pawlosky, a veteran in scaling digital news platforms; Peter Shea, Owner of Entrepreneur Media; Victoria Pope, Former Editor-in-Chief of US News and World Report, Dr. Jaime Laya, former Governor of the Central Bank of Philippines and current Chairman of Philtrust Bank, and Travis Baxter, Content and External Affairs Director at Bauer Media, London.

News Gathering and Distribution

News Gathering Today

Provide Short, Consistently Presented News Reports

We believe that where and how consumers choose to get their news is a function of convenience and efficiency as well as quality. A headline may communicate the core idea of a news item or encourage someone to read further, but it only delivers a small amount of information. On the other end of the spectrum is a documentary, which takes the audience through an in-depth analysis of a particular news issue. Our news format is designed to go beyond the headline, but ensure that only the key elements of the news report is communicated. These key elements are who, what, when and where of the report. Our news anchors read one-minute news reports that users can watch and listen to at their time of choice (and will also be able to read when we initiate our licensing service). The one-minute format provides sufficient time to inform a viewer about the facts of a news report, but has the benefit of avoiding the additional time and costs associated with editorial opinions, commentary or involved analysis.

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Each day our managing and assignment editors work together with anchors, writers and video journalists locally in Portland, Oregon (21 FTE) as well as remotely in New York (1 FTE), Washington D.C. (1 FTE), and Manila, Philippines to determine the most important news events of the day. All locations work together to submit ideas for news reports and the managing and assignment editor team ultimately decides which reports are gathered. Reports are continually added, deleted and prioritized based on developing events. We aim to have at least 50 news reports distributed each day, with none of them more than 4 hours older than the time of the underlying news event.

We believe consumers want to see news reports if they are relevant to them. However, traditional analog news formats require an aggregation of news items, not all of which may be interesting to consumers, and which may be inconsistent in their content type, length, voice, structure and timing. The growth in socially delivered news on Facebook and Twitter, as well as the growth of news aggregation services operated through Facebook, Twitter, Yahoo!, Apple News, Google News, Smart News, Flipboard and others, indicate to us that consumer preferences are changing towards a more personalized news environment. As an example of this growth, according to the Pew Research Center’s State of the News Media 2015 Report, in the United States, 63% of Facebook users and the same percentage of Twitter users get their news via these social media sites, up from 47% and 52%, respectively, two years earlier.

We also believe consumers find it easier to filter and choose among news reports if the reports have standard, predictable characteristics that make them easy to process at the fast speeds at which people process social media feeds and information. However, traditional aggregation services do not report on the news themselves, and so end up delivering a broad range of news types and formats – everything from long-form print articles and videos, to short-form writing using thematic lists (“listicles”), to short-form blogs and podcasts. This means that even though the aggregator can help connect a news consumer to relevant news and information, the reports themselves are still delivered through a variety of inconsistent formats that make easy and quick consumption difficult. In contrast, by reporting on the news ourselves, we provide news reports as a completely consistent news reporting experience, regardless of the headline or topic, so consumers don’t have to work hard to find the news they are interested in, and don’t have to adopt a “click and see” approach to finding out what kind of news report they are actually going to get.

Provide Objective Reporting

When gathering and distributing news, it is a key priority of ours that no opinion be conveyed or implied to consumers. We aim to achieve this in a number of ways. First, we focus on gathering verifiable and factually accurate information for our news reports. Second, our one-minute format, and our focus on who, what, when and where, help to squeeze out opportunities for us to intentionally or unintentionally add spin or points of view to our reports. Essentially, the news format we have developed helps us deliver objective news reporting, simply by limiting the amount of time we have in which to cover a news event. In addition, we currently select only globally relevant news reports instead of regional or local coverage; we do this principally because we believe a large share of news consumers are globally oriented, but it also helps us avoid reports where the sources of information may be fewer and the risk of unintentionally injecting bias may consequently be higher. Management believes that a prime focus on objectivity is essential to attracting the largest audience possible. As we scale our projected news gathering volume and implement our “uberization of newsgathering” app we will have more coverage of mega metro areas, regions and countries to service our projected news syndication licensees.

Keep News Gathering Costs Low

Since inception, we have maintained a disciplined approach to our news gathering and distribution costs. We have built a scalable news operation with a lean cost structure, allowing us to gather and distribute news at a fraction of the cost of many other types of news organizations.

As of March 24, 2017, we had 30 employees, spread among three locations. Of these employees, 24 work on news gathering, as anchors, reporters, writers, researchers and editors, and 3 work on news distribution. A majority of our news operations are conducted in-house at our 10,000-square foot headquarters in Portland, Oregon. Portland affords us a lower-cost operating environment than traditional big city news locations such as New York. Portland is the location for the majority of our operations, including researching and confirming news reports, recording the majority of our anchored coverage and conducting back office operations. We have built one stage at our Portland facility, but we have the option of constructing up to two more stages and room for growing our headcount.

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The Portland location is supported by bureaus in New York City, Washington D.C. and Manila, Philippines These consist of two “backpack reporters”, in the United States who are on-camera news journalists each equipped with a camera, microphones, an iPad, a tripod and a laptop which all fit into a backpack. Our backpack reporters are assigned news reports in a fashion similar to local anchors, but are assigned from an assignment editor in Portland to write and shoot their own reports, typically on location. Since they spend most of their work time on location, they typically gather and compose five reports a day, which is a smaller number than the ten reports typically gathered each day by a full-time journalist in Portland. Our Manila bureau has one journalist writing scripts for our anchors in Portland. We plan to open a green screen operation in the near future as our reporter has experience as a news anchor.

Our backpack reporters replace the traditional satellite truck at a fraction of the cost, while maintaining a great deal of mobility. In addition, our backpack reporters are able to set up their equipment, record a report, and transfer it to our Portland headquarters in an average of twenty minutes per report. Our backpack reporters tend not to leave their respective metro areas, which minimizes expensive travel and accommodation costs associated with traditional newsrooms. In addition to being highly cost-efficient, these backpack reporters can be used tactically to capture news in emerging media markets that may not otherwise get air time from traditional news outlets.

Using our three bureaus combined with our scalable newsroom in Portland has allowed us to develop a high-volume news workflow that generates and distributes news reports at a cost of less than $100 each. For most of the time we have been operating, our costs have been below $100 per news report. In the future, we intend to continue to manage the cost per news report and to manage any increased throughput to try to keep our cost per news report as low as possible while also adding additional administration and overhead to the business.

Workflow systems are at the heart of our ability to deliver news reports at a low cost. We use a modified version of an off-the-shelf, open source workflow management system to track, prioritize, and assign reports and to manage these reports through the entire news gathering and distribution process. We have continued to modify this system over time to add additional tools for the distribution and promotion of news reports, including building a contact database for particular news reports and beats. This has helped us create a database of contacts to use on demand for interviews, quotes and eventual news report distribution. Refinements to our workflow system and staffing model implemented during the fourth quarter of 2015 delivered a 19% improvement in the number of news reports per full-time equivalent newsroom employee, which increased to 52 reports per month when compared to the monthly average over the previous three quarters.

For the year ended December 31, 2015, our news reports cost an average less than $100 per per minute, which we estimate to be 5 to 25 times less than traditional television news providers such as CNN, Fox News and MSNBC (based on cost information provided in the Pew Research Center’s State of the News Media 2013 report). For the year ended December 31, 2016 our cost per report continued to be less than $100 per minute. We believe we can continue to reduce our cost per report as our business scales, including by adding more remote news anchors and reporters in lower-cost countries outside the United States. However, we expect the planned enhancements to our workflow system described below under “An uberization model for news gathering” to be the most transformational in terms of cost, quality and coverage.

News Gathering Tomorrow

Increased and more flexible capacity

To expand our news gathering operation, we have developed a plan to rapidly scale to a 24/7 operation and anticipate switching to multiple shifts within our Portland facility as soon as we close the offering. We are also planning to hire 20 backpack reporters in twenty major urban areas or national capitol regions around the world. We plan to select cities in which we have signed on English daily newspapers for syndication.

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We have already developed a scalable model for news reporting expansion using teams composed of anchors, news writers and video journalists. These teams work together throughout the day to write, check, record, and develop news reports. Once a news report is written and approved, a video is made of an anchor reading the news report in front of a green screen or on location. The video is then moved to the video editing team, which adds the images and videos that round out the news report process. We believe that the number of these teams, and in many cases the size of these teams, can be expanded to efficiently drive the expansion of more news coverage and reports. While we expand our news gathering and distribution, we will continue to monitor our engagement rates per news report, to help ensure that the quality and appeal of our news coverage is maintained.

An on-demand model for news gathering

The UNI objective one-minute video news report format is designed for consistency. This consistency offers us a major opportunity to further improve our news gathering and distribution workflow. We intend to expand our current system to allow journalists anywhere in the world to work for us on a report-by-report basis. We will put each such journalist through an approval process, and we are creating online versions of our hiring, interviewing and training materials in order to help us approve journalists remotely and also remotely train others who aim to work for us. Approved journalists would not be full-time employees, but would instead work on demand, when our assignment editors require them.

Using this system, our assignment editors could push report verification requests out to a network of contributors in a given location where a news event is happening. If available, and for a fee determined by the local market, any approved journalist in the area could agree to pick up the report, verify the facts on scene and capture on-site footage using their smart phone. The raw elements of the report would then be sent to UNI for review, editing and anchor reading, while a video editor collected the other assets necessary to generate a finished news report for distribution.

By using this system to have some elements of our news gathering operation “uberized”, we will gain the ability to scale reporting capacity up or down each day, depending on how many news events are happening that we wish to cover. We will also gain the ability to pay “uberized” video journalists on demand only, and at their local market rates. In addition, we believe that having on-demand video journalists in multiple locations may help us capture more original footage of news events, boosting our overall news reporting quality and giving us the ability to verify news events as needed in environments where traditional news reporting agencies may have limited or cost-prohibitive coverage.

We have technology development targets to achieve before we will be ready to put our on-demand model into operation. Our current plan is to test the system internally, with full-time staff, in the first half of 2017, and roll it out to selected external markets in the second half of 2017. However, this timing is subject to change and we cannot assure you that the system will be ready for operation on this timeline or by any particular time.

News Distribution Today

Maximize Access to Target Audience

We aim to capture as large an audience as possible with our news distribution. This requires an understanding of where and how our target consumers get their daily news and how our product format can be made to fit into our target distribution channels. We currently distribute news through social media platforms. We also distribute news on our own website. Currently we manage our video distribution via our video content management system (or CMS), provided by YouTube. We plan on building our own proprietary video delivery system based upon the open source JW Player which is an open-source, online video platform providing enterprise-level commercial software and services, including for video management, publishing, syndication and monetization. The JW Player platform also supports dynamic ad insertion capabilities which can be used to support our licensees advertising revenue. With the use of the proceeds from this offering we plan to build a proprietary video delivery system to accommodate our projected syndication licensees. The Company believes this system will take a total of six months to build, test and deploy. We plan on doing this while we are scaling our news gathering operation to a minimum of 500 reports per 24-hour news cycle. Management believes this is the minimum amount of news report volume required to attract and retain syndication and license customers.

The following is a description of the social media channels through which we operated as of October 31, 2016:

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Facebook (1.94 billion monthly active users as of March 2017): Facebook is our primary distribution platform, accounting for most of our video views. As of March 2017, Facebook reported having 1.94 billion monthly active users, 8 billion daily video views, over 1.28 billion daily active users and 1.15 billion daily active mobile users. Our format works well in the Facebook environment as a means of reaching our target market and servicing our projected syndication customers

Since we began operations in February 2013 management believes we have proven that consumers all over the world want to consume our news reports. We further believe this success will translate to news publishers outside of the Facebook platform. Currently consumers of our news reports are “fed” information from Facebook in their own personalized Newsfeed. A user’s Newsfeed is a stream of digital content, including pictures, status updates and videos, received from a user’s social connections (e.g. friends, family, colleagues etc.) and curated by Facebook’s algorithm for relevancy for the individual user based on the user’s profile. When UNI posts a news report to its Facebook page, Facebook decides what kind of priority this video will get in the feeds it sends to its users, based on its algorithm. In addition, Facebook’s propagation of the news report will increase the more engagement (views, comments, shares) it gets from its initial viewers. We believe that most Facebook users have the time and attention span needed to watch a one-minute news report while scrolling through their Facebook Newsfeed.

Instagram (500+ million monthly active users as of June 2016): Instagram is an online mobile photo-sharing, video-sharing and social networking service that enables its users to take pictures and videos and share them on a variety of social networking platforms, such as Facebook, Twitter, Tumblr and Flickr. We launched an Instagram account in late May 2015 and our account has grown to include 66,776 followers as of April 2017. Instagram is a visually-centric platform that has begun rolling out additional functionalities for companies to use to interact with their followers, including widescreen video and a partner program to help advertisers connect with their audiences.

YouTube (1 billion monthly active users as of April 2014): We launched a YouTube channel in April 2015 and continue to release all our news reports on the YouTube platform. Unlike Facebook, YouTube is an active experience, requiring users to search for or take an action in order to view one of our news reports. As a direct-to-consumer channel, YouTube is not well suited for our format, since it is less likely that our target audience will actively “tune in” to our one-minute news reports. However, we have been successful in using YouTube as a distribution platform for other sites that would like to use our news service. For example in the month of September 2016, over 500 websites embedded one or more of our news reports generating 1.5 million views, other web properties being distributed on YouTube have embedded our news reports in their coverage of events, resulting in views of our news reports of 198,000 or more.

Twitter (317 million monthly active users as of Q3 2016): Twitter is the go-to breaking news service for the majority of its users, beating Facebook as a breaking news service by a 2 to 1 margin according to a recent Pew Research Center survey. However, given that we are not a breaking news service, Twitter does not currently generate a material amount of audience for us. Nevertheless, Twitter is an excellent place to access a community of newsmakers. We have recently begun to experiment with Twitter-based outreach to newsmakers to support our news gathering process, including Skype interviews and quotations.

News Distribution Tomorrow

We intend to syndicate our news reports to third-party news publishing and other types of content websites, as a business-to-business service. UNI expects that syndication will become a viable business opportunity only after we are delivering about 500 news reports a day, which is a benchmark we expect to reach in mid to late 2017, although we cannot assure you when or if we will reach it.

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Revenue Generation

Licensing

We believe that once our news gathering and distribution hits a scale of about 500 news reports a day, there will be opportunities for licensed distribution of our news reports on publishers’ websites. This form of distribution would go beyond YouTube or Facebook video embedding. License news publishing partners would expand the distribution of our news reports for a cost per thousand views and certain minimum view requirements. We believe the pricing we have contemplated is substantially lower than traditional wire services such as the Associated Press, Reuters and AFP. The three of these legacy wire news services cannot offer a value added anchored news product for their licensees. In this model we envision that we and our print journalism partners may also work together to generate additional news reports.

Based on preliminary discussions with five different potential syndication partners, syndication deals will likely involve a minimum monthly CPM fee paid to us by the syndicating party. This deal model is similar to the licensing models offered by traditional newswire services such as Reuters, Bloomberg, AFP and the Associated Press, for the reprinting of their stories.

We anticipate having our first syndication clients approximately six to nine months after the close of our offering.

Competition

We believe our competition comprises the major newswire services, including the Associated Press, Reuters, AFP (Agence France Presse), Bloomberg and a handful of regional players such as ANI (Asia News International), and CCTV (China). Our ability to compete against both traditional news wire services and other online news outlets will depend on various factors, including our ability to raise additional financing. This is particularly true because many of our existing and potential competitors have, or could have, substantially greater financial resources than we do.

Online News Outlets and News Aggregation Apps

Hundreds of online news companies have surfaced over the last few years, as consumers have begun spending more time discovering news online. Some of the major companies in this space include the Huffington Post, BuzzFeed, Vice Media, VOX Media, Business Insider, Breitbart, Bleacher Report, First Look Media, The Hill, Pando Daily, Distractify, Viral Nova, Vocativ, Politico, TechCrunch and Gizmodo. In addition, news aggregation services such as Apple News, Google News, Yahoo News, Flipboard, Smart News, News360, Digg, WatchUp and Reddit are also competitive, in that they provide a broad range of news coverage from several outlets and attempt to personalize experiences for users based on the users’ profiles. Most such news sites are focused on text-based news reporting, but some have started to integrate video news stories as part of their reporting. Several, such as Vice and BuzzFeed, have a well-defined brand voice and slanted biased perspective from which they cover news. News aggregation apps could be alternative sources of paid distribution to UNI for a license to our news reports.

Disruptive Short-Form News Providers

While we compete with the universe of traditional news companies and online news outlets, there are three other recent start-ups that we view as distinct from the foregoing competitors and as more direct competitors of ours: NowThisNews, Newsy and AJ+.

NowThisNews began as a social media website in late 2012, but later transitioned into a news outlet that aggregates video news and distributes it in short-form clips. NowThisNews compiles video clips and pictures from a variety of sources and overlays text on the aggregated news clip. The company started on Facebook, but has since diversified its distribution to a variety of social media outlets, including Snapchat, Twitter, Vine and Instagram, and has even eliminated its own website to focus exclusively on social delivery. NowThisNews has no reporters in the field and no news anchors in the studio. NowThisNews has raised over $27 million to date from a variety of investors, including Oak Investment Partners, Axel Springer Digital Ventures, Lerer Hippeau Ventures, SoftBank Capital and NBCUniversal Media, LLC.

Newsy was founded in 2008 by an alumnus of the University of Missouri after raising $5 million from the university’s school of journalism and outside investors. Today, Newsy is a multisource, multi-platform video news service that produces short-form video segments. Newsy leverages its website and social media outlets to distribute news. Newsy has also made a recent push towards developing applications for mobile operating systems, such as iOS, Windows and Android. Newsy aggregates and compares both sides of the opinion spectrum for any given news story, leaving it up to the viewer to assess the facts. Newsy has pursued licensing agreements with other online media sites such as CNBC, ESPN, the Huffington Post and the Boston Globe, as a monetization strategy. Newsy has green screen news anchors but no field reporters. In December 2013, Newsy was acquired by the E.W. Scripps Company.

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AJ+, launched in 2014, is an online news and current events division of the Al Jazeera Media Network (AJMN), with a focus on short form video. AJ+ distributes digital video and media directly to social platforms (Facebook, YouTube, Twitter and Instagram) and through apps on mobile devices (iOS and Android). AJ+ is separate from Al Jazeera’s other cable and satellite news channels, although it shares the network’s current 68 news bureaus with the other channels. The channel has no hosts or anchors, and live reporting plays a lesser role. Most content is available on demand in the format of animated explainers, satire, current events and short documentaries. AJ+ takes a left-leaning approach to coverage. The AJ+ Facebook page generated 2.2 billion Facebook video views in 2015. Financing for the division is not disclosed. It was announced in January 2016 that Al Jazeera America would shutter its cable TV and digital operations by April 30, 2016, but this is unrelated to Al Jazeera’s global digital operations, which is AJ+.

Fair Use Guidelines

Much of the information and images we use for the development of our news reports are widely available on the Internet and in the public domain. For content that is not public, we follow a set of operating procedures to help ensure that all copyrighted material is used in compliance with the Fair Use doctrine as set forth in Section 107 of the U.S. Copyright Act. All of our news team members are involved in training sessions to help ensure compliance with Fair Use rules and regulations. Once a news report has been completed but before it is distributed, it is reviewed by the managing editor for, among other things, apparent Fair Use problems, and must be approved by the managing editor before release.

Employees

As of March 31, 2017 we had 30 full-time employees, no part time employees and a variety of independent contractors and professional advisors to include lawyers and auditors. These employee headcount number fluctuate depending on a number of factors to include but not limited to, the termination of a low performing employee or an employee terminating their employment.

Legal Proceedings

We may from time to time and in the normal course of business be involved in litigation and claims arising out of our operations.

In June 2012, the Company entered into a Registration and Share Purchase Agreement (the “Agreement”) with a business development company (“BDC”) whereby the BDC was obligated to assist the Company with the completion and filing of a registration statement with the Securities and Exchange Commission. The BDC was to receive 2,000,000 shares of the Company in consideration for the services to be provided, which included the cost of all the legal, accounting and other costs associated with such process. The Company believes that the BDC failed to fulfill its obligations under the agreement, despite numerous efforts by the Company to obtain their performance. On April 17, 2015, the Company notified the BDC that as a result of its failure of performance, it had no entitlement to any shares and no stock certificates were issued.

On or about March 31, 2017, the BDC filed a complaint in a Minnesota district court alleging that the Company had breached the Agreement by not providing certain key documents to the BDC, so the BDC was unable to fulfill its obligations. The BDC is seeking damages in an amount over $50,000 and a determination of the status and value of its stock ownership in the Company. The Company sees no merit in the claims asserted and intends to vehemently defend against the allegations made in the complaint. The Company does not believe an accrual for a loss associated with this matter is necessary at this time.

On or about March 21, 2017, an individual plaintiff filed a complaint in an Oregon state court against the Company and certain of its officers and directors alleging fraud in connection with a promissory note issued on or around June 29, 2016, seeking a return of $400,000 in funds advanced to the Company and interest under such promissory note despite the fact that the note has not yet reached maturity. The Company, as well as, the named officers and directors, see no merit in the claims asserted and intend to vehemently defend against the allegations made in the complaint.

Properties

We rent our principal premises, consisting of approximately 6,000 square feet of office space and 4,000 square feet of production space in Portland, Oregon. The building is rented for approximately $11,500 per month and is currently leased on a month-to-month basis. We believe that, if necessary, we could relocate from these premises without material harm to our operations.

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MANAGEMENT

Set forth below is information regarding our directors and executive officers as of December 31, 2016. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Title	Term of Office
Stanley W. Fields	59	Chief Executive Officer, Chief Financial Officer and Director	Since April 2012
Colt Melby	59	Director	Since December 2015
Kurt Thomet	57	Director	Since July 2013
Murray G. Smith	45	Director	June 2016 - May 2017

Stanley W. Fields is the founder, Chief Executive Officer, Chief Financial Officer and a director of the Company. Prior to founding the Company, in 2010, Mr. Fields launched a pilot video news service called Net Green News. Mr. Fields is a career entrepreneur with 30 years of experience. Prior to founding the Company and Net Green News, Mr. Fields was involved in the creation of several other media and environmental initiatives, including Cultural Creative Network, Pulse Information Network (PIN), and was an early investor in GridPoint, Inc. Outside of his business endeavors, Mr. Fields has also been involved with major philanthropic activities including serving on the Corporate Board of the Environmental Media Association from 2006 through 2009. Mr. Fields is a fourth-generation Oregonian and resides with his family in Lake Oswego, Oregon. We believe that as a founder of the Company with substantial entrepreneurial and news video experience, Mr. Fields has the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Colt Melby has been a member of our board of directors since December 2015. He has had a 30+ year career as a senior level executive in both public and private companies. He was an initial Member of ORHub, LLC in November 2015 and served as its CEO. Prior to ORHub and UNI, between 2008 and 2014, Mr. Melby served as Chairman of the Board at CUI Global, Inc. a publicly traded holding company that develops and commercializes Innovative Industrial and Power Technologies (Nasdaq:CUI). Between 2012 and 2014, Mr. Melby also served as Vice Chairman of the Board at Quest Resource Holding Corp (Nasdaq:QRHC) and was the CEO of Earth911 (the predecessor company to QRHC). Previously, Mr. Melby financed the acquisition of Smith & Wesson by a public company. He subsequently served as President and Chief Operating Officer of publicly held Smith & Wesson Holding Corporation (NASDAQ:SWHC) from September 2002 to December 2003 and served on the Board of SWHC between 2001-2008. Mr. Melby has also served in a number of positions within the aerospace industry, most recently with Metal Form, Inc., a privately held aerospace manufacturing company, where he served as President and Chief Executive Officer from 1987 to September of 1999. Mr. Melby is an active entrepreneur and investor, taking officer positions when needed. His focus is on high-growth companies, recently in digital health and regenerative medicine.

Kurt Thomet has been a member of our board of directors since July 2013. Mr. Thomet was the President and founder of Quest Solution (OTC: QUES), a mobile integration company, from July 1994 through June 2015 setting strategic direction of the company and directing the operations team. Mr. Thomet also has been the President of Hawaii Tours Wholesale, a tourism company, from July 2005 to January 2013. Mr. Thomet began his career opening the first computer store in Eugene, Oregon in 1981. We believe Mr. Thomet’s executive experience and his association as a founding director of the Company make him well qualified to serve on our Board of Directors.

Murray G. Smith had been a member of our board of directors since June 2016, and his resignation was accepted by the Board in May 2017. Mr. Smith is a licensed Certified Public Accountant with over twenty-three years’ accounting and finance leadership experience. Mr. Smith operates his own consulting practice focusing on contract-chief financial officer services, corporate restructuring and ‘turnaround’ projects, Sarbanes-Oxley compliance and internal audit outsourcing. Mr. Smith is also a Certified Fraud Examiner. Mr. Smith served as the Chief Financial Officer for Paulson Capital Corp. (NASDAQ: PLCC) from 2010-2014 where he was involved in a reverse merger transaction of the parent company and a simultaneous spinning out its broker-dealer subsidiary to a new ownership group and the creation of a $10 million liquidating trust. He also served as the Chief Financial Officer for Jewett- Cameron Trading Company, Ltd. (NASDAQ: JCTCF) from 2009-2015. Mr. Smith’s other previous employers have included Intel, Arthur Andersen and Teledyne. He is a graduate of the University of Washington, with a Bachelor of Arts degree awarded in 1993 in Business Administration with a concentration in Accounting. Mr. Smith previously held the following FINRA Licenses: Series 7, 27 and 66.

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Family Relationships

There are no family relationships between any director, executive officer or significant employee of the Company.

Board Composition

Our board of directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chief Executive Officer, Chief Financial Officer, Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to comprise independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors has reviewed the composition of its committees, to be in effect immediately after the closing of this offering, and the independence of each director. Based upon information requested from and provided by each director concerning that director’s background, employment and affiliations, including family relationships, our board has determined that Mr. Melby is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board has also determined that Mr. Melby satisfies the independence standards under SEC and NASDAQ rules for the committee to which he has been assigned. In making such determinations, our board considered the relationships that each such person has with our Company and all the other facts and circumstances our board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each such person.

Board Committees

We have established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our board.

Audit Committee

We had appointed one member of our Board of Directors to the audit committee, Mr. Smith (Chairman). Since his resignation, in connection with our anticipated future NASDAQ listing, we are seeking an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules.

Our audit committee will assist our board of directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. Our audit committee’s responsibilities will include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

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•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal accounting function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal accounting staff, registered public accounting firm and management;

•	reviewing and approving or ratifying related party transactions; and

•	preparing the audit committee reports required by SEC rules.

Compensation Committee

We have appointed one member of our Board of Directors to the compensation committee, Mr. Melby (Chairman). Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities will include:

•	reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•	making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing evaluations of our senior executives;

•	review and assess the independence of compensation advisers;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

In connection with our anticipated future NASDAQ listing, we are seeking an independent director to be appointedto the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities will include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	developing and recommending corporate governance principles to the board; and

•	overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors has combined the role of Chairman of the Board with the role of Chief Executive Officer. We believe this provides an efficient and effective leadership model for our Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making, and alignment on corporate strategy.

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or NASDAQ rules in regard to any amendments to, or waivers from, any provision of the code.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our named executive officers during the years ended December 31, 2016 and 2015. Individuals we refer to as our two most highly compensated executive officers include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the year ended December 31, 2016.

						Non-
						Equity	Nonqualified
Name and						Incentive	Deferred
principal				Stock	Option	Plan	Compensation	All Other	Total
position	Year	Salary(3)	Bonus	Awards	Awards	Compensation	Earnings	Compensation	($)
Stanley W. Fields	2016	$198,077	$-	$-	$-	$-	$-	$-	$198,077
Chief Executive Officer	2015	$164,423	$-	$-	$-	$-	$-	$-	$164,423

Geoff Campbell	2016	$139,962	$-	$-	$-	$-	$-	$-	$139,962
President	2015	60,577	$-	$-	$-	$-	$-	$-	60,577

Myron Landin	2016	$102,461	$-	$-	$-	$-	$-	$-	$102,461
CFO	2015	$18,461	$-	$-	$-	$-	$-	$-	18,461

(1)	Notwithstanding that the employment agreement for Mr. Fields (described below) was effective as of July 1, 2015, the salary corresponding to such employment agreement was not deemed to be in effect until February 2016.

Narrative Disclosure to Summary Compensation Table

Stanley W. Fields

Mr. Fields’ salary for January 2015 through August 2015 was $150,000 per annum. In September 2015, Mr. Fields’ salary was increased by $25,000 per annum to $175,000. In February 2016 it was increased to $200,000. Mr. Fields did not receive any additional compensation during 2015 or 2016.

The Company entered into an employment agreement with Mr. Fields on May 25, 2016, effective as of July 1, 2015. The term of the employment agreement is through April 30, 2017, after which Mr. Fields will continue as the CEO until the agreement is renewed at the next meeting of the Board of Directors. Mr. Fields is entitled to salary compensation at the rate of $200,000 per annum, which salary will be reviewed upon consummation of an online public offering with gross proceeds exceeding $5,000,000. In the event that Mr. Fields is terminated for any reason other than for cause or Mr. Fields resigns with good reason, the Company will pay to Mr. Fields the greater of (i) Mr. Fields’ total base salary for the term of the initial term of his employment agreement less all base salary previously paid to Mr. Fields by the Company or (ii) four months of base salary. Such severance will be paid on the same schedule as salary payments were made to Mr. Fields prior to termination. In addition, all stock options or other equity incentives held by Mr. Fields that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the termination. The Company will also make a payment to reimburse Mr. Fields in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment. In the event of a change of control, the Company will pay to Mr. Fields the greater of (i) Mr. Fields’ total base salary for the initial term of his employment agreement less all base salary previously paid to Mr. Fields by the Company or (i) 12 months of base salary. Such payment will be made in a lump sum upon the occurrence of the change of control. In addition, all stock options or other equity incentives held by Mr. Fields that remain subject to vesting, whether upon performance or upon the passage of time or otherwise, will become fully vested at the moment immediately preceding the occurrence of the change of control. The Company will also pay Mr. Fields an amount equal to all federal, state, local or foreign taxes incurred as a result of such change of control payments. Mr. Fields is subject to non-competition and non-solicitation provisions pursuant to the employment agreement.

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Geoff Campbell

In May 2016, the Company entered into an employment agreement with Mr. Geoff Campbell as its president. The term of the agreement expired on April 30, 2017. Annual compensation was at the rate of $175,000 per annum and would be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and would be adjusted to remain consistent with other corporate executives. Base compensation would be adjusted further to remain consistent with other executives upon the closing of the contemplated Regulation A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a change in control, then (a) the Company would pay severance to the president equal to the greater of: (i) the total base salary for the term of the employment agreement less all base salary previously paid pursuant to the employment agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a change of control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the president in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the president that remain subject to vesting shall become fully vested. In the event of termination by president for good reason, as defined in the agreement, the president was entitled to the same severance as in the event of a change in control, except that the amount of salary specified in the preceding paragraph shall be four months.

If this agreement was terminated by the president other than for good reason or if the employment agreement was terminated by the Company for cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the President, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the president shall forever cease to vest as of the termination date. The president would have the right to exercise options vested as of the termination date for 90 days thereafter.

During the term of the agreement and for 18 months after termination for whatever reason, the president is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In addition, on May 10, 2016, the President was granted 963,932, options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. The options expired unexercised as of December 31, 2016.

Mr. Campbell resigned effective September 23, 2016 and Mr. Fields assumed his responsibilities.

Myron Landin

In May 2016, the Company entered into an employment agreement with Mr. Myron Landin as its Chief Financial Officer (the “CFO”). The term of the agreement with the CFO expired on November 1, 2016. Annual compensation was at the rate of $120,000 per annum and would be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and would be adjusted to remain consistent with other corporate executives. Base compensation would be adjusted further to remain consistent with other executives upon the closing of the contemplated Regulation A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a change in control, then (a) the Company would pay severance to the CFO equal to the greater of: (i) the CFO’s total base salary for the term of this Agreement less all base salary previously paid pursuant to the employment agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a change of control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the CFO in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the CFO that remain subject to vesting shall become fully vested. In the event of termination by CFO for good reason, as defined in the agreement, the CFO is entitled to the same severance as in the event of a change in control, except that the amount of salary specified in the preceding section was to be four months.

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If this agreement was terminated by the Company for cause: (i) the Company would be relieved of its obligation to provide any compensation of any kind to the CFO, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the CFO shall forever cease to vest as of the termination date. The CFO would have the right to exercise options vested as of the termination date for 90 days thereafter.

Notwithstanding the foregoing, either party may terminate the agreement on 60 days advance notice. Following the 60 day notice period, all compensation owed to CFO shall cease except that if CFO’s last day of employment is after the 15th day of any month, CFO’s compensation will continue through the end of that month.

During the term of the agreement and for 18 months after termination for whatever reason, the CFO is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In addition, on May 10, 2016, the CFO was granted 360,791 options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. Of the total options granted, 210,462 were vested and exercisable at the date of grant and the remainder vest and become exercisable at the rate of 25,055 per month commencing June 1, 2016 until fully vested on November 1, 2016. The options expire October 31, 2020 unless the CFO is terminated for Cause. The options expired unexercised as of December 31, 2016.

Mr. Landin’s employment agreement terminated on November 1, 2016 and Mr. Fields became the Company’s principal financial officer.

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Equity Compensation Plan Information

Outstanding Equity Awards at Year End

2012 Stock Option Plan

The Board of Directors adopted the 2012 Stock Option Plan on March 29, 2013 (the “Option Plan”). The initial maximum aggregate number of common shares reserved and available for grant and issuance pursuant to the Option Plan was 2,500,000, which was increased to 5,000,000 on June 20, 2015. The purpose of the Option Plan is to offer certain employees and consultants of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the grant of options to purchase shares of common stock. Stock options granted under the Option Plan may be Incentive Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. Only employees can receive Incentive Options. The Option Plan is administered by the Board of Directors or by a committee appointed thereby. The vesting term is determined at the time of the individual grant.

The Option Plan has a term of ten years unless sooner terminated, amended or suspended by the Board, but no action by the Board shall be made which would materially impair the rights of any optionee under any grant previously made without his or her consent. The term of each option is the term stated in the option agreement; provided, however, that the term may not be more than ten years from the date of grant. However, in the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any affiliate, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant. Options granted under the plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

2012 Warrant Purchase Plan

The Board of Directors adopted the 2012 Warrant Plan (the “Warrant Plan”) on March 29, 2013 to offer certain consultants, investors and business partners of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the issue of warrants to purchase shares of common stock. Warrants issued under the Warrant Plan may be immediately exercisable, or may be exercisable in installments, as determined by the Board at the time of issue. The Warrant Plan has a term of ten years. Warrants issued under the Plan have a maximum term of ten years from the date of issuance. The initial maximum aggregate number of Shares reserved and available for issuance under the Plan was 750,000. The per share exercise price upon exercise of a warrant is determined by the Board, but may not be no less than 100% of the fair market value per share on the date of issuance as determined by the Board. The vesting terms of a warrant, if any, are determined by the Board.

The purchase price upon exercise of a warrant may consist entirely of (i) cash, (ii) check, (iii) other shares, subject under certain circumstances to a holding period, and having a fair market value on the date of purchase equal to the aggregate exercise price, (iv) a promissory note in form and substance acceptable to the Board, with such obligation secured by such collateral as the Board may determine, all in the sole discretion of the Board, or (v) any combination of the foregoing methods of payment. Warrants may only be exercised while the business relationship between the Company and the grantee continues and for thirty days thereafter, or for twelve months in the case of disability of the grantee. The Company may offer to buy outstanding warrants. Warrants are not transferable and unexercised warrants are returned to the Warrant Plan. Corporate misconduct by the grantee immediately voids the warrant. The warrants have anti-dilution provisions in the event of a change in capitalization. Upon notice of a corporate liquidation, unvested warrants become vested, and any outstanding buyout offers cease. The Plan may be amended or terminated by the Board, but such action may not affect outstanding warrants unless specifically provided for in the individual grant. The Warrant Plan required and received approval by the Company’s stockholders.

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2016 Omnibus Incentive Plan

The Board of Directors adopted the 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”) on May 10, 2016. We received approval from the holders of a majority of our outstanding common stock in June 2016. An aggregate of 3,750,000 shares of our common stock are reserved for issuance under our 2016 Incentive Plan. As of the date of this Report, an aggregate of 1,324,723 options have been granted under our 2016 Incentive Plan to Messrs. Campbell and Landin in connection with their employment agreements, but have since been forfeited upon their termination. For year ended December 31, 2016, no options remain outstanding under the 2016 Incentive Plan.

The purpose of our 2016 Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2016 Incentive Plan will be administered by the Compensation Committee of our Board of Directors or by the full Board, which may determine, among other things, the (a) terms and conditions of any awards granted, including exercise prices and vesting schedules, (b) persons who are to receive awards and (c) the number of shares to be subject to each award. The 2016 Incentive Plan will provide for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to our employees and (ii) non- qualified options to our directors and consultants.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

Number of
Securities
Remaining
	Number of		available for
	securities to be	Weighted-	future issuance
	issued upon	average exercise	under equity
	exercise of	price of	Compensation
	outstanding	outstanding	plans (excluding
	options,	options,	Securities
	warrants and	warrants and	reflected in
	rights	rights	column (a))
Plan category(3)	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,156,250	$1.54	6,593,750
Equity compensation plans approved by security holders (2)	747,083	$1.58	N/A
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,903,333	$1.55	N/A

(1)	2012 and 2016 Stock Option Plans. The Company approved the 2016 Omnibus Incentive Plan in May 2016. For more information on such plan see “Equity Compensation Plan Information” above.

(2)	2012 Warrant Purchase Plan

As of December 31, 2016, an aggregate of 1,324,723 options have been granted under our 2016 Incentive Plan to Messrs. Campbell and Landin in connection with their employment agreements, which have since been forfeited upon their termination.

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Compensation of Directors

The following table summarizes the compensation of our directors for the year ended December 31, 2016.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Stanley W. Fields	$—	$—		$—	$—	$—	$—		$0
Colt Melby	$—	$—	$		$—	$—	$—	$
Kurt Thomet	$—	$—		$—	$—	$—	$—		$0
Murray G. Smith									0

(1)	Mr. Fields received only salary compensation in the year ended December 31, 2016. No other director received cash or other form of compensation.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective June 2, 2014, the Company issued to Kurt Thomet, a director, for cash received, an unsecured $600,000 convertible note, bearing interest at 7% per annum, due November 2, 2015. On November 19, 2015, the Company and Mr. Thomet agreed that the principal plus all accrued interest on the note would be paid in the form of 1,319,000 shares of Series A Preferred Stock.

Mr. Thomet also participated in the Company Series A Preferred Stock offering. From May 2015 through November 2015, the Company issued to Mr. Thomet 1,000,000 shares of Series A Preferred Stock in consideration for $500,000. Mr. Thomet’s brother also purchased 20,000 shares of Series A Preferred Stock in consideration for $10,000.

In December 2014, the Company issued 4,250,000 shares of its common stock to Mr. Thomet in connection with services previously rendered by Mr. Thomet to the Company as well as consideration for his personal guarantee of the 15% secured convertible promissory notes.

From December 2014 through January 2015, the Company issued to Mr. Thomet, for cash received, an aggregate of $100,000 in principal amount 15% secured convertible promissory notes. These notes mature on December 31, 2016. For more information regarding these notes, see “Description of Securities – 15% Convertible Secured Promissory Notes”.

On May 20, 2015, the Company issued to Stanley W. Fields, the Chief Executive Officer and a director, a $40,000 promissory note in exchange for cash proceeds of $40,000. This note was repaid in full on August 24, 2015.

The Company acquired all of the intellectual property assets of AllSay by issuing an aggregate of 571,875 shares of the Company’s common stock in 2015 and 2016. Geoffrey Campbell, the former President of the Company, is AllSay’s chief executive officer and controlling shareholder.

On August 25, 2015, the Company entered into a consulting agreement with JTL Enterprises Corp. (“JTL”) pursuant to which JTL provided financial and accounting consulting services to the Company. In consideration for its services, JTL received $60,304 and Myron Landin, our former Chief Financial Officer, received 200,000 shares of Series A Preferred Stock. Mr. Landin is the principal and founder of JTL Enterprises Corp.

On April 5, 2016, the Company issued to Mr. Thomet, for cash received, an unsecured $200,000 note, bearing interest at 10% per annum, due at the earlier of the receipt of proceeds of a certain subscription for Series A Preferred Stock or the completion of the Company’s Regulation A+ offering. In May 2016, Mr. Thomet agreed to extend the maturity date on the note to the date of the first closing of our Regulation A offering.

On June 3, 2016, the Company issued to an affiliate of Tyram Pettit, a director of the Company as of June 27, 2016, for cash received, a $200,000 June 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $2 million in this offering. In the event that the Company does not raise $2 million in this offering by June 3, 2017, the June 2016 Note will be due on demand. Upon maturity and repayment of the June 2016 Note, the Company will pay to the affiliate of Mr. Pettit all principal plus interest on the June 2016 Note (it being understood that the interest payment shall in no event be less than $10,000). In connection with its receipt of proceeds from the June 2016 Note, the Company issued to the affiliate of Mr. Pettit 100,000 shares of Common Stock. This affiliate of Tyram Pettit also purchased $50,000 of Series A Preferred Stock in 2015.

On June 13, 2016, the Company issued to an affiliate of Trent Davis, a former director of the Company as of June 27, 2016, for cash received, a $50,000 June 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $2 million in this offering. In the event that the Company does not raise $2 million in this offering by June 13, 2017, the June 2016 Note will be due on demand. Upon maturity and repayment of the June 2016 Note, the Company will pay to the affiliate of Mr. Davis all principal plus interest on the June 2016 Note (it being understood that the interest payment shall in no event be less than $2,500). In connection with its receipt of proceeds from the June 2016 Note, the Company issued to the affiliate of Mr. Davis 25,000 shares of Common Stock.

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On August 9, 2016, the Company issued to an affiliate of Mr. Pettit, for cash received, a $100,000 August 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $2 million in this offering. In the event that the Company does not raise $2 million in this offering by August 9, 2017, the August 2016 Note will be due on demand. Upon maturity and repayment of the August 2016 Note, the Company will pay to the affiliate of Mr. Pettit all principal plus interest on the August 2016 Note (it being understood that the interest payment shall in no event be less than $5,000). In connection with its receipt of proceeds from the August 2016 Note, the Company issued to the affiliate of Mr. Pettit 50,000 shares of Common Stock.

On September 16, 2016, the Company issued to Mr. Thomet, for cash received, a $200,000 September 2016 Note, bearing interest at a rate of 1.67% per month, due the first business day after the Company has received $4 million in this offering. In the event that the Company does not raise $4 million in this offering by September 16, 2017, the September 2016 Note will be due on demand. Upon maturity and repayment of the September 2016 Note, the Company will pay to Mr. Thomet all principal plus interest on the June 2016 Note (it being understood that the interest payment shall in no event be less than $10,000). In connection with its receipt of proceeds from the September 2016 Note, the Company issued to Mr. Thomet 100,000 shares of Common Stock.

On March 6, 2017, the Company issued to Mr. Thomet, for cash received, a $1,150,000 March 2017 Note, bearing interest at a rate of 1.0% per month, due the first business day after the Company has received $8 million in this offering. In the event that the Company does not raise $8 million in this offering by March 6, 2018, the March 2017 Note will be due on demand. Upon maturity and repayment of the March 2017 Note, the Company will pay to Mr. Thomet all principal plus interest on the March 2017 Note. In connection with its receipt of proceeds from the March 2017 Note, the Company issued to Mr. Thomet 250,000 shares of Common Stock.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Statement of Policy

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Prior to the listing of our shares on NASDAQ, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on the NASDAQ Capital Market. Under the policy any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors and any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

 In connection with the review and approval or ratification of a related-person transaction:

•	the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;

•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related- person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee’s status as an “independent”, “outside”, or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NASDAQ Capital Market and the Internal Revenue Code.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the total number and percentage of our shares of Common Stock that are beneficially owned on December 31, 2016 by: (1) each holder of more than 5% of our Common Stock; (2) each director; (3) each executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of December 31, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 31, 2016 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the business address of each person listed is c/o United News International, Inc., 3123 NW Industrial Street, Portland, Oregon 97210.

	Shares Beneficially Owned Before the Offering (1)		Shares Beneficially Owned After the Offering (Assuming the Minimum Offering Amount is Raised) (2)		Shares Beneficially Owned After the Offering (Assuming the Maximum Offering Amount is Raised) (3)
Stockholder	Number	Percent	Number	Percent	Number	Percent
Stanley W. Fields (4)	5,166,250	27.9%	5,166,250	26.2%	5,166,250	19.4%
Kurt Thomet (5)	6,645,568	33.5%	6,645,568	31.5%	6,670,058	22.8%
Colt Melby	62,500	* %	62,500	* %	62,500	* %
Murray G. Smith	37,500	* %	37,500	* %	37,500	* %
Executive officers and directors as a group (4 persons)	11,911,818	59.9%	11,911,818	56.4%	11,936,308	36.0%

*     Less than 1%

(1)	Includes 18,488,225 shares of Common Stock issued and outstanding on December 31, 2016.

(2)	Includes (i) 18,488,225 shares of Common Stock issued and outstanding on December 31, 2016 and (ii)1,250,000 shares of Common Stock issued in this offering.

(3)	Includes (i) 18,488,225 shares of Common Stock issued and outstanding on December 31, 2016, (ii) 6,250,000 shares of Common Stock issued in this offering, (iii) 2,029,000 shares of Common Stock issued upon the automatic conversion of the Series A Preferred Stock and (iv) 470,296 shares of Common Stock issued in connection with the extinguishment of the 15% secured convertible promissory notes.

(4)	Includes: (i) 416,667 shares of our Common Stock that are subject to the terms of two outstanding personal promissory notes given by Mr. Fields to third parties, pursuant to which the noteholders have the right to convert the principal and accrued interest under their respective notes into an aggregate of 416,667 shares of Common Stock owned by Mr. Fields, at any time prior to the maturity of the notes in 2021; (ii) 250,000 shares of our Common Stock that are subject to the terms of an outstanding personal loan taken by Mr. Fields from Kurt Thomet, a director of the Company, pursuant to which Mr. Thomet has the right to demand payment of the entire loan, on 10 days’ written notice, with 250,000 shares of Common Stock owned by Mr. Fields; and (iii) 38,015 shares of our Common Stock (as of June 30, 2016) that are subject to the terms of an outstanding personal promissory note given by Mr. Fields to a third party, pursuant to which the noteholder has the right to convert the principal and accrued interest into shares of our Common Stock owned by Mr. Fields at rate of $0.40 per share, at any time (this note accrues interest at the rate of 0.6% per year and matured on September 30, 2016).

(5)	Includes (i) 5,312,500 shares of Common Stock, (ii) 25,000 shares of Common Stock issuable upon exercise of common stock purchase warrants, (iii) 687,500 shares of Common Stock issuable upon exercise of options to purchase common stock, (iv) 579,750 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and (v) 40,818 shares of common stock issuable upon conversion of a 15% secured convertible promissory note. In the event that the Company raises gross proceeds in our contemplated Regulation A+ offering in excess of $25 million, Mr. Thomet’s 15% secured convertible promissory note will be converted into 65,308 shares of common stock.

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DESCRIPTION OF SECURITIES

The following summary of the terms of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). For more detailed information, please see our Certificate of Incorporation and Bylaws, which are filed as exhibits to the Offering Statement.

Our Certificate of Incorporation provides for one class of common stock, consisting of 500,000,000 shares; par value $0.0001 per share. In addition, our Certificate of Incorporation authorizes 50,000,000 shares of blank check preferred stock; par value $0.0001 per share.

Common Stock

We have 19,338,226 shares of common stock outstanding held by 93 stockholders of record. We have an aggregate of 2,984,871 shares of common stock reserved for issuance upon the exercise of all stock options authorized by our 2016 Omnibus Incentive Plan and our 2012 Stock Option Plan, the exercise of all warrants outstanding, the conversion into Common Stock of all Series A Preferred Stock outstanding and the conversion of all convertible promissory notes outstanding.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

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Preferred Stock

We currently have designated 10,000,000 shares of Series A Preferred Stock. Additionally, we have 40,000,000 undesignated shares of preferred stock authorized but unissued. In order to designate a new series of preferred stock, our board of directors is required by the DGCL to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Delaware, fixing for such series, subject to the DGCL, our Certificate of Incorporation and our Bylaws, the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Unless otherwise specified, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, the preferred stock will rank:

•	senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;

•	on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and

•	junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

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Series A Preferred Stock

General

Our Series A Preferred Stock was issued at a price per share of $0.50 (the “Issue Price”), the rights, preferences and privileges of which are as described below.

Voting Rights

The holders of each outstanding share of Series A Preferred Stock shall have the right to one vote for each share of common stock into which such share of Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Such holders shall be entitled to notice of any stockholders’ meeting just as are holders of common stock, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote. The holders of Series A Preferred Stock and common stock shall vote as a single class except as required by law or by the Certificate of Incorporation.

Dividends

The holders of Series A Preferred Stock shall be entitled to non-cumulative dividends, if, as and when declared by the board of directors, in preference to and ahead of dividends paid on common stock. No dividends or distributions may be declared and paid on common stock (other than those payable pro rata and solely to common stock) unless at the same time the holders of Series A Preferred Stock receive a per-share dividend or distribution (including the amount of any dividends paid pursuant to the previous sentence) equal to or greater than the per-share dividend or distribution paid on the common stock (based on the number of shares of common stock into which each outstanding share of Series A Preferred Stock could then be converted).

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of our common stock, an amount per share equal to the Issuer Price. If funds are insufficient to pay all holders of such stock the full Issue Price, all available funds shall be paid ratably amount the holders of the Series A Preferred Stock, so that each holder of Series A Preferred Stock receives the same percentage of the Issue Price with respect to each share of Series A Preferred Stock. After payment is made to the holders of Series A Preferred Stock, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of common stock in proportion to the shares of common stock then held.

If the total proceeds available to pay holders of Series A Preferred Stock and common stock together on liquidation is such that the amount distributable with respect to each share of Series A Preferred Stock is less than it would be with respect to the common stock, the Series A Preferred Stock shall automatically convert to common stock, and all assets and funds of the Company legally available for distribution shall be distributed among the holders of common stock in proportion to the shares of common stock (including the common stock issued upon conversion of the Series A Preferred Stock) then held.

Consolidation or Merger

In the case of any consolidation or merger of the Company with or into another company (other than a mere reincorporation transaction) or the conveyance of all or substantially all of the assets of the Company to another company, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the board of directors in good faith) shall be made in the application of the provisions herein with respect to the rights and interest thereafter of the holder of the Series A Preferred Stock to the end that the provisions herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Prices (defined below) of the Series A Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

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Conversion

Upon conversion, each share of Series A Preferred Stock shall be converted into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Issue Price by the Conversion Price in effect at the time of conversion. “Conversion Price” shall be the initial per share conversion price as described in the following sentence, but subject to adjustment as set forth below. The initial Conversion Price per share for shares of Series A Preferred Stock was $0.50 per share. Following the Company’s one-for-four reverse stock split, the current Conversion Price is $2.00 per share. The Series A Preferred Stock shall convert on the occurrence of these events:

•	Optional Conversion Rights. Each share of Series A Preferred Stock shall be convertible to common stock at the option of its holder at any time after the date of issuance. To do so, the holder must surrender the certificate(s), duly enforced, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and give written notice by mail to the Company at its principal corporate office of the election to convert, and shall state in the notice the name or names in which the certificate or certificates for shares of common stock are to be issued.

•	Automatic Conversion on Qualified Financing. Upon the consummation of an equity financing pursuant to which the Company sells shares of capital stock with an aggregate sales price of not less than $25,000,000, each share of Series A Preferred Stock shall automatically be converted into shares of common stock. As additional consideration for the conversion, the Company shall pay the holder cash in an amount equal to the holder’s original investment in the Series A Preferred Stock.

•	Automatic Conversion on IPO. Each share of Series A Preferred Stock shall automatically be converted immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act that results in gross proceeds to the Company of at least $10.0 million, and an initial offering price of at least three times the Series A Preferred Stock Issue Price per share of common stock (as adjusted for any stock dividends, stock splits, combinations and reorganizations with respect to such shares.)

•	Automatic Conversion on Majority Conversion. Each share of Series A Preferred Stock shall be automatically converted into common stock upon the earlier of (i) the approval of the conversion of the Series A Preferred Stock by holders of more than 50% of the shares of Series A Preferred Stock then outstanding, or (ii) the date on which the total number of converted shares of Series A Preferred Stock equals more than 50% of the shares of Series A Preferred Stock then outstanding.

Notwithstanding the foregoing, in the event we do not raise more than $25,000,000 in gross proceeds then, consistent with the purpose of the Series A Preferred Stock offering, which was to provide us with interim financing until we were able to consummate a substantial financing transaction, we intend to distribute an aggregate of $4,058,000 to our Series A Preferred Stock holders at such time and in such manner as, in the judgment of our Board of Directors, can be accommodated by our cash flows while not interfering with our ability to implement our business plan, and to convert each share of Series A Preferred Stock into one-fourth share of Common Stock.

Protective Provisions

So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

•	authorize or issue any new class or series of preferred stock, or a consolidation, reclassification or split of Series A Preferred Stock;

•	authorize any additional Series A Preferred Stock, or authorize any additional common stock;

•	adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock;

•	amend the Certificate of Incorporation;

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•	effect a merger, reorganization, or sale of the Corporation or substantially all its assets, or a recapitalization or reclassification of the outstanding capital stock of the Company, or repurchase any securities (except in the exercise of rights reserved to the Company under stock holder agreements with respect to stock issued from a stock incentive plan approved by the board of directors and stockholders);

•	dissolve, liquidate or wind up the business of the Company; or

•	except as contemplated by stockholder agreements approved by the board of directors pursuant to the Company’s stock incentive plans or otherwise, purchase, redeem or retire any shares of the Company’s capital stock.

15% Secured Convertible Promissory Note

We have issued $700,000 in principal amount of our 15% secured convertible promissory notes. These notes accrue interest at 15% per annum and mature on December 31, 2016. The notes are convertible at any time prior to the maturity date at a conversion price equal to $3.20 per share. In the event that the Company receives net proceeds of greater than $3,000,000 in an equity financing, other than in an equity financing relating to the Company’s Series A Preferred Stock, the notes may be converted into shares of Common Stock (or such other type of equity security sold in the financing), at a conversion price equal to the lesser of: a) 80% of the price paid per share by other purchasers in the equity financing and b) $3.20 per share. Notwithstanding the foregoing, in the event that the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then, within 10 business days after the closing of such financing, the notes, plus accrued interest as of the closing date of the financing, will be repaid by the Company and the holders of the notes will be issued a number of shares of restricted Common Stock determined by dividing the sum of the principal of the note plus accrued interest as of the closing date by $2.00.

Notes Payable

In June 2016, the Company received aggregate proceeds of $650,000 in exchange for unsecured promissory notes issued to several accredited investors including affiliates of one current and one former director. These notes bear interest at 20% per annum. Principal and interest are due the first business day after the Company receives a minimum of $2 million of proceeds (net of offering costs) in the Company’s initial public offering. In the event that the principal and interest is not repaid within one year of the issuance date of these notes, then each note holder may demand payment. The Company may prepay, without premium or penalty, all of any portion of the outstanding obligations hereunder. If the Company repays the notes at a time that less than 5% interest has accrued on the notes, the Company has agreed to pay the holders of the notes additional interest up to 5% of the principal amount of the notes. In connection with the issuance of the notes, the Company issued an aggregate of 81,250 shares of common stock. In August and September 2016, the Company received an additional $350,000 in proceeds ($200,000 of which was received from the founding director) from the issuance of notes payable under the same terms and conditions as above. In connection with the issuance of these notes, the Company issued an aggregate of 175,000 shares of common stock to these holders.

August 2016 through March 2017 Unsecured Promissory Notes

The Company issued to several accredited investors with whom the Company had pre-existing relationships unrelated to this offering, for cash received, unsecured promissory notes in the aggregate principal amount of $1,900,000. The August 2016 through March 2017 Notes bear interest at a rate of 1.67% per month, with a stated minimum interest amount of 5% of principal, and are due the first business day after the Company has completed its final closing from the Company’s offering of common stock (the “Reg A+ IPO”) pursuant to Regulation A under the Securities Act of 1933 (the “Securities Act”). In the event the Maturity Date does not occur within one (1) year of the issuance date of this Note, the Note shall mature upon Payee’s demand. The Company may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding obligations under this Note, including without limitation accrued but unpaid interest on the outstanding principal amount.

In the event that the principal and interest is not repaid within one year of the issuance date of the particular August 2016 through March 2017 Notes will then become due upon demand. The Company may prepay, without premium or penalty, all or any portion of the outstanding obligations under the August 2016 through March 2017 Notes. On receipt of proceeds from the August 2016 through March 2017 Notes, the Company was obligated to immediately issue share of common stock for each $2.00 of principal received, or an aggregate of 625,000 shares of Common Stock.

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See in addition the description of our current Bridge Financing in “Management’s Discussion and Analysis”.

Loans Payable

In October and November 2016, the Company received $249,980 in proceeds from the issuance of an unsecured promissory note. The note bears interest in the flat amount of $25,000 and was due on November 1, 2016. As of today, the note is currently in default and the Company owes the note holder principal and interest in the amount of $274,980.

In December 2016, the Company received $60,000 in proceeds from the issuance of an unsecured promissory note. The note bears interest in the flat amount of $30,000 and was due January 4, 2017. As of today, the note is currently in default and the Company owes the note holder principal and interest in the amount of $90,000.

Certain Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by the Chairman of our board of directors, President or other executive officer of the Company, by the board of directors or by the request in writing of the stockholders of record, and only of record, owning not less than sixty-six and two-thirds percent (66 2/3%) of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

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Removal of Directors

Our Bylaws provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Amendment of Charter Provisions

The amendment of any of the above provisions would require approval by holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering concludes, due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

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Upon completion of this offering, assuming the maximum amount of shares of Common Stock offered in this offering are sold, there will be 24,944,476 shares of our Common Stock outstanding. This number excludes any issuance of additional shares of Common Stock that could occur in connection with:

•	the conversion of our outstanding Series A Preferred Stock to Common Stock on a one-share-for-four-share basis (as described under “Description of Securities – Series A Preferred Stock”);

•	any conversion of our 15% secured convertible promissory notes;

•	any exercise of warrants issued to the holders of our 15% secured convertible promissory notes;

•	any exercise of other warrants outstanding as of the date of this Offering Circular;

•	any exercise of stock options outstanding as of the date of this Offering Circular; or

•	Common Stock issued under the Bridge Financing.

The 6,250,000 shares of our Common Stock issued in this offering (assuming the maximum amount of shares of Common Stock offered in this offering are sold) will be freely tradable in the public market, except to the extent they are acquired by an “affiliate” of ours, as such term is defined in Rule 405 under the Securities Act. Under Rule 405, an affiliate of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Any affiliate of ours that acquires our shares can only further transact in such shares in compliance with Rule 144 under the Securities Act, which imposes sales volume limitations and other restrictions on such further transactions. See “— Rule 144”, below.

In addition to the foregoing, we expect that an additional 2,029,000 shares of our Common Stock will be issued upon the conversion, to occur in conjunction with the closing of this offering in the event we raise more than $25 million in gross proceeds in this offering, of the outstanding shares of our Series A Preferred Stock to shares of our Common Stock, and that an additional 453,036 shares of Common Stock will be issued upon the conversion, to occur in conjunction with the closing of this offering in the event we raise $25 million or more in gross proceeds in this offering (or 283,148 shares if we raise less than $25 million) of our 15% secured convertible promissory notes. We expect that not all these additional shares of Common Stock will be freely tradable following the closing of this offering, because the shares of Common Stock received in the conversion of the Series A Preferred Stock and the conversion of the 15% secured convertible promissory notes would be “restricted securities” within the meaning of Rule 144 under the Securities Act, and would remain so until six months after the acquisition of the Common Stock (if at that time we will have been a reporting company under the Exchange Act for at least 90 days). If at that time we have not been a reporting company under the Exchange Act for at least 90 days, then the period of approximately six months referred to in the preceding sentence would continue until one year after the acquisition of the Common Stock.

In addition to shares of our Common Stock issued upon the conversion of Series A Preferred Stock, any other shares of our Common Stock not sold in this offering will be restricted securities written the meaning of Rule 144, and would be tradable only if they are sold pursuant to a registration statement under the Securities Act or if they qualify for an exemption from registration, including under Rule 144.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relevant to the ownership and disposition of our common stock. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions as of the date of this Offering Circular. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion only applies to persons who hold the common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all aspects of U.S. federal income taxation (such as the alternative minimum tax) and does not describe any foreign, state, local or other tax considerations that may be relevant to a purchaser or holder of common stock in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income tax consequences applicable to a purchaser or holder of common stock who is subject to special treatment under U.S. federal income tax laws (including, a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity or an investor in a pass-through entity, a tax-exempt entity, a pension or other employee benefit plan, a financial institution or broker-dealer, a regulated investment company, a real estate investment trust, a foreign government or international organization, a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar, a person holding common stock as part of a hedging or conversion transaction or straddle, a person subject to the alternative minimum tax, an insurance company, a former U.S. citizen, or a former long-term U.S. resident). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. The conclusions in this discussion are based on professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the conclusions set forth herein will be sustained if challenged by the Internal Revenue Service.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders:

You are a “U.S. Holder” if you are a beneficial owner of common stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

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Distributions in General. If taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. Holder’s tax basis in the common stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “— U.S. Holders: Sale or Other Disposition”.

Dividends received by individual U.S. Holders of common stock will be subject to a preferential rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual U.S. Holder elects to treat the dividends as “investment income”, which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual U.S. Holders with respect to common stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the common stock becomes ex-dividend. Also, if a dividend received by an individual U.S. Holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual U.S. Holder on a subsequent disposition of the stock will be treated as long- term capital loss to the extent of such “extraordinary dividend”, irrespective of such U.S. Holder’s holding period for the stock.

Dividends received by corporations generally will be eligible for the dividends-received deduction. This deduction is allowed if the underlying stock is held for at least 45 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock. If a corporate stockholder receives a dividend on the common stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the corporate stockholder in certain instances must reduce its basis in the common stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate stockholder’s basis, any excess will be taxed as gain as if such stockholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each corporate U.S Holder of common stock is urged to consult with its tax advisor with respect to the eligibility for and amount of any dividends received deduction and the application of Section 1059 of the Code to any dividends it receives.

Sale or Other Disposition. A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable to U.S. Holders of record as described above under “—U.S. Holders: Distributions in General”) and the U.S. Holder’s adjusted tax basis in the common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers are taxed at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding Information reporting and backup withholding may apply with respect to payments of dividends on the common stock and to certain payments of proceeds on the sale or other disposition of common stock. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the common stock and certain payments of proceeds on the sale or other disposition of the common stock unless the beneficial owner thereof furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

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U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders:

You are a “Non-U.S. Holder” if you are a beneficial owner of common stock and you are not (i) a “U.S. Holder” or (ii) a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

Distributions on the Common Stock If cash or certain other taxable distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the common stock and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Non-U.S. Holders: Sale or Other Disposition”. In addition, although we believe we are not currently a U.S. real property holding corporation, i.e. a “USRPHC”, if we were to meet the definition of a USRPHC and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, subject to the withholding rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “—Non-U.S. Holders: Sale or Other Disposition”), with a credit generally allowed against the Non-U.S. Holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends or any other taxable distribution (whether in cash, common stock or other property) paid to a Non-U.S. Holder of our common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by statute or an applicable income tax treaty. Any required withholding tax may be satisfied by the withholding agent through a sale of a portion of the shares received by a Non- U.S. Holder in a taxable distribution or may be withheld from cash dividends or sales proceeds subsequently paid or credited to a Non-U.S. Holder. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or any successor form or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form or other applicable form) and certify under penalties of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock are held through certain foreign intermediaries, complete Internal Revenue Service Form W-8IMY and all required attachments (or any successor form or other applicable form) and satisfy the relevant certification requirements of applicable Treasury regulations.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized by a Non-U.S. Holder on the disposition of our common stock will not be subject to U.S. federal income or withholding tax unless:

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•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•	we are or have been a USRPHC for U.S. federal income tax purposes, as such term is defined in Section 897(c) of the Code, and such Non-U.S. Holder owned beneficially (directly or pursuant to attribution rules) more than 5% of the total fair market value of our common stock, as applicable, at any time during the five year period ending either on the date of disposition of such interest or other applicable determination date. This assumes that our common stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A Non-U.S. Holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, and if the Non-U.S. Holder is a corporation, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or at such reduced rate as may be provided by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code.

If a Non-U.S. Holder is subject to U.S. federal income tax on any sale, exchange or other disposition of the common stock, such Non-U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the Non-U.S. Holder and the Non-U.S. Holder’s adjusted tax basis in the common stock, as applicable. Such capital gain or loss will be long-term capital gain or loss if the Non-U.S. Holder’s holding period for the common stock, as applicable, is longer than one year. A Non-U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Information Reporting and Backup Withholding We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non- U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of our common stock unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

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FATCA The U.S. Foreign Account Tax Compliance Act (“FATCA”) will generally impose a 30% withholding tax on dividends on the common stock (and, beginning January 1, 2017, on the gross proceeds of a disposition of common stock) that are paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code and the Treasury regulations thereunder) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, or is otherwise exempt from FATCA withholding; and (ii) a “non-financial foreign entity” (as that term is defined in Section 1472(d) of the Code and the Treasury regulations thereunder) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements, or otherwise is exempt from FATCA withholding. Intergovernmental agreements entered into between the United States and a foreign jurisdiction may modify these requirements. A Non-U.S. Holder should consult its own tax advisor regarding the application of this legislation to it. FATCA withholding will apply to dividends paid on shares of our common stock, and commencing January 1, 2017, to gross proceeds from the disposition of our common stock.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by KHLK LLP, Washington D.C.

EXPERTS

The consolidated financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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UNITED NEWS INTERNATIONAL, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of

United News International, Inc. (f/k/a NewsBeat Social, Inc.)

We have audited the accompanying consolidated balance sheets of United News International, Inc. and Subsidiary (f/k/a NewsBeat Social, Inc.) (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United News International, Inc. and Subsidiary (f/k/a NewsBeat Social, Inc.) as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note B, the Company has incurred net losses since inception and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 1, 2017

F-2

UNITED NEWS INTERNATIONAL, INC.

(f/k/a NEWSBEAT SOCIAL, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
Assets
Current Assets:
Cash	$55,543	$530,077
Accounts receivable	-	11,280
Prepaid expenses and other current assets	14,450	123,208

Total Current Assets	69,993	664,565

Property and equipment, net	118,233	122,549
Intangible assets, net	-	800,764

Total Assets	$188,226	$1,587,878

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts payable	$446,513	$157,648
Accrued expenses	239,563	260,414
Accrued interest	364,599	100,784
Convertible notes payable, net	600,000	579,291
Convertible notes payable - related party	100,000	100,000
Notes payable - related party, net	598,072	-
Notes payable, net	825,135	-

Total Current Liabilities	3,173,882	1,198,137

Other liability	-	520,764

Total Liabilities	3,173,882	1,718,901
Commitments and contingencies
Stockholders' Deficit:
Preferred stock, Series A 50,000,000 shares authorized, $0.0001 par value 8,116,000 and 6,431,000 shares issued and outstanding, respectively	812	643
Common stock, 500,000,000 shares authorized, $0.0001 par value 18,488,225 and 17,541,250 shares issued and outstanding, respectively	1,849	1,754
Additional paid-in capital	18,345,713	16,419,986
Accumulated deficit	(21,234,030)	(16,528,406)

Total stockholders' deficit before subscription receivable	(2,885,656)	(106,023)

Less: subscription receivable	100,000	25,000

Total Stockholder's Deficit	(2,985,656)	(131,023)

Total Liabilities and Stockholders' Deficit	$188,226	$1,587,878

The accompanying notes are an integral part of these consolidated financial statements.

F-3

UNITED NEWS INTERNATIONAL, INC.

(f/k/a NEWSBEAT SOCIAL, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2016	2015

Revenues	$90,000	$132,000

Operating Expenses
Production, distribution and video management fees	1,067,203	1,046,071
Depreciation and amortization	215,286	48,571
Legal and professional	537,062	496,181
Stock-based compensation	287,380	1,152,730
Selling and marketing, general and administrative	1,597,483	746,575
Impairment of intangible asset	640,611	-
Total operating expenses	4,345,025	3,490,128

Loss From Operations	(4,255,025)	(3,358,128)

Other Expense
Interest expense	(320,545)	(247,629)
Interest expense-related party	(130,054)	(35,219)
Total other expense	(450,599)	(282,848)

Net Loss	$(4,705,624)	$(3,640,976)

Net Loss Per Common Share, Basic and Diluted	$(0.26)	$(0.21)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	18,150,647	17,481,935

The accompanying notes are an integral part of these consolidated financial statements.

F-4

UNITED NEWS INTERNATIONAL, INC.

(f/k/a NEWSBEAT SOCIAL, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2016 and 2015

	Common Stock		Preferred Stock, Series A			Additional	Accumulated	Subscriptions
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Receivable	Total

Balance at January 1, 2015	17,791,250	$1,779	-	$-	$12,266,531	$(12,887,430)	$-	$(619,120)

Preferred stock subscriptions receivable	-	-	50,000	5	24,995	-	(25,000)	-
Preferred stock issued for cash	-	-	3,612,000	361	1,805,639	-	-	1,806,000
Preferred stock issued as prepayment of rent	-	-	200,000	20	99,980	-	-	100,000
Preferred stock issued for services	-	-	1,200,000	120	599,880	-	-	600,000
Preferred stock issued in satisfaction of accrued expenses	-	-	50,000	5	24,995			25,000
Conversion of convertible debt and accrued interest into preferred stock	-	-	1,319,000	132	659,368			659,500
Cancellation of shares issued for services	(500,000)	(50)	-	-	(1,950)	-	-	(2,000)
Common stock issued for advisory board services	50,000	5	-	-	99,995	-	-	100,000
Common stock issued for purchase of intellectual property	200,000	20	-	-	279,980	-	-	280,000
Stock-based compensation	-	-	-	-	452,640	-	-	452,640
Warrants issued in connection with convertible debt	-	-	-	-	107,933	-	-	107,933
Net loss	-	-	-	-	-	(3,640,976)	-	(3,640,976)

Balance at December 31, 2015	17,541,250	1,754	6,431,000	643	16,419,986	(16,528,406)	(25,000)	(131,023)

Preferred stock subscriptions receivable	-	-	600,000	60	299,940	-	(275,000)	25,000
Preferred stock issued for cash	-	-	830,000	83	414,917	-	-	415,000
Preferred stock issued for services	-	-	255,000	26	127,474	-	-	127,500
Common stock issued for asset purchase of AllSay	371,975	37	-	-	520,727	-	-	520,764
Common stock issued with bridge notes	575,000	58	-	-	403,189	-	-	403,247
Receipt from preferred stock subscriptions receivable	-	-	-	-	-	-	200,000	200,000
Stock-based compensation	-	-	-	-	159,480	-	-	159,480
Net loss	-	-	-	-	-	(4,705,624)	-	(4,705,624)

Balance at December 31, 2016	18,488,225	$1,849	8,116,000	$812	$18,345,713	$(21,234,030)	$(100,000)	$(2,985,656)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

UNITED NEWS INTERNATIONAL, INC.

(f/k/a NEWSBEAT SOCIAL, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2016	2015

Cash Flows From Operating Activities
Net loss	$(4,705,624)	$(3,640,976)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	215,286	48,571
Amortization of non-cash debt discount	187,183	147,421
Amortization of prepaid rent	39,557	-
Impairment of intangible asset	640,611	-
Stock-based compensation	159,480	452,640
Preferred stock issued for services	127,500	600,000
Common stock issued for advisory board services	-	100,000
Common stock cancelled, previously issued for services	-	(2,000)
Changes in operating assets and liabilities:
Accounts receivable	11,280	-
Prepaid expenses and other current assets	69,201	17,324
Accounts payable	288,865	112,379
Accrued expenses	(20,851)	79,174
Accrued interest	263,815	135,429

Net Cash Used In Operating Activities	(2,723,697)	(1,950,038)

Cash Flows From Investing Activities
Purchases of property and equipment	(50,817)	(18,441)

Net Cash Used In Investing Activities	(50,817)	(18,441)

Cash Flows From Financing Activities
Proceeds received in connection with issuance of Series A Preferred Stock	615,000	1,806,000
Proceeds received in connection with 15% convertible notes	-	500,000
Proceeds received in connection with other notes payable	309,980	-
Proceed received in connection with related party notes payable	200,000	-
Proceeds received in connection with the bridge notes	1,150,000	-
Advance from an officer	-	40,000
Proceeds of subscription receivable-preferred stock	25,000	-
Repayment of an advance from an officer	-	(40,000)

Net Cash Provided By Financing Activities	2,299,980	2,306,000

Net Change In Cash and Cash Equivalents	(474,534)	337,521

Cash and Cash Equivalents, Beginning of Period	530,077	192,556

Cash and Cash Equivalents, End of Period	$55,543	$530,077

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Taxes	$-	$-

Non-cash investing and financing activities:
Recognition of debt discount	$403,247	$107,933
Acquisition of intellectual property exchange for common stock and accrued liability	$-	$800,764
Conversion of convertible debt and accrued interest to Series A preferred stock	$-	$659,500
Series A preferred stock issued in exchange for prepaid rent	$-	$100,000
Series A preferred stock issued in settlement of accrued liability	$-	$25,000
Common stock issued and accrued liability settled in connection with intangible assets acquisition	$520,764	$-
Series A preferred stock subscription receivable	$100,000	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

United News International, Inc. and Subsidiary

(f/k/a NEWSBEAT SOCIAL, INC.)

Notes to Consolidated Financial Statements

(A)	Business Organization and Nature of Operations

United News International, Inc. (f/k/a NewsBeat Social, Inc.) (“UNI” or the “Company”) was originally incorporated in Oregon on April 17, 2012 and was re-incorporated in Delaware on April 24, 2015. UNI is a global news agency that generates fact-based video reports from newsworthy events around the world. The Company plans to license its continuously updated library to news publishers, news aggregators, web portals and distributors worldwide. UNI covers the four facts or basic elements of any newsworthy event: WHO, WHAT, WHEN and WHERE. Each newsworthy event is transformed into a self-contained news report in three formats: Anchored Video, Text and an Audio File.

(B)	Going Concern and Management’s Liquidity Plan

As of December 31, 2016, the Company had a working capital deficit of $3,103,889 and a stockholders' deficit of $2,985,656, respectively. The Company has generated minimal revenues and has incurred net losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern for a period of at least one year from the date these consolidated financial statements are issued.

The Company will need to raise additional capital in order to meet its obligations and execute its business plan. There is no assurance that additional equity or debt financing will be available when needed or that management will be able to obtain such financing on terms acceptable to the Company or that the Company will become profitable and generate positive operating cash flow in the future. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to extend payables, reduce overhead or scale back its business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily represent realizable or settlement values. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(C)	Summary of Significant Accounting Policies

1.	General

This summary of significant accounting policies is presented to assist in understanding the consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to GAAP, and have been consistently applied in the preparation of these consolidated financial statements.

2.	Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Advanced Media Labs, LLC, a wholly owned entity without significant operations. All significant intercompany transactions have been eliminated in consolidation.

F-7

3.	Use of Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant estimates and assumptions include the fair value of the Company's common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company's deferred tax assets.

4.	Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2016 and 2015, the Company did not have any cash equivalents. At times during the year, the Company may have cash deposits with one or more banks that exceed the insured limits provided by the Federal Deposit Insurance Company. The Company's cash deposits are maintained with highly credit-rated institutions and the Company has not experienced any losses from uninsured cash balances and does not expect to do so in the future.

5.	Property, Equipment and Depreciation

Property and equipment are stated at cost, net of accumulated depreciation which is recorded commencing at the in-service date at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives. Depreciation is calculated on the straight-line method over the estimated useful lives of the various classes of assets. Repairs and maintenance are expensed as incurred. Major replacements and betterments are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

6.	Intangible Assets

Intangible assets acquired consisted of a patent pending, “Impact Based Content Targeting”; and the source code for the software for a specific application functionality, including consumer account creation and login, content management system for news articles, and an algorithm for matching consumers to news based on their consumer profile and a series of other inputs. The cost of these acquired assets was recorded at cost less accumulated amortization and accumulated impairment losses. The cost of these assets were amortized to results of operations on the straight-line method over an original estimated useful life of five years, which is the expected useful life of the technology.

7.	Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable from the estimated future undiscounted cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effects of obsolescence, demand, competition, and other economic factors. The Company identified factors which resulted in impairment losses for the year ended December 31, 2016. See Note E.

F-8

8.	Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. As of December 31, 2016 and 2015, management evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded.

GAAP prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company's consolidated financial statements as of December 31, 2016 and 2015. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

The Company classifies interest expense and any related penalties related to income tax uncertainties as a component of income tax expense. No interest or penalties have been recognized during the years ended December 31, 2016 and 2015. State franchise taxes not constituting a tax on income are reported in general and administrative expenses.

9.	Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments if they meet certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated or expected date of redemption.

10.	Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-9

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

11.	Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Shares that are subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares, which include preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, preferred shares are classified as stockholders’ equity.

12.	Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of the Company’s common stock was estimated by management.

13.	Fair Value Measurement

The Company measures the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short maturity. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to the Company approximate the rate and terms on the existing debt.

F-10

14.	Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement, (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), or (iii) do not permit the holder to readily convert into cash due to an inactive trading market. The Company classifies any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (iii) contain reset provisions as either an asset or a liability. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required. The Company determined that its freestanding derivatives, which principally consist of warrants to purchase common stock, satisfied the criteria for classification as equity instruments.

15.	Advertising Costs

Advertising costs consist primarily of costs of news report video, writing, editing and anchoring. It also includes certain marketing brand building advertising fees paid to social networks like Facebook which is included in “Production, distribution and video management fees” in the Company’s consolidated statements of operations.

16.	Net Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants, plus the conversion of convertible notes. The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	December 31,
	2016	2015
Warrants to purchase common stock	747,083	947,083
Options to purchase common stock	2,156,250	2,237,500
Series A convertible preferred stock	2,029,000	1,607,750
Convertible notes payable and accrued interest	283,148	250,245
Total potentially dilutive shares	5,215,481	5,042,578

17.	Reclassification

Certain amounts reported in the consolidated financial statements for December 31, 2015 have been reclassified to be consistent with the presentation in December 31, 2016.

F-11

18.	Recently Issued and Adopted Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15,"Presentation of Financial Statements – Going Concern: Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014- 15"). ASU 2014-15, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. The Company has adopted ASU 2014-15 and management’s evaluations regarding the events and conditions that raise substantial doubt regarding the Company's ability to continue as a going concern are disclosed in Note B.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes.  This ASU simplifies the presentation of deferred income taxes by requiring that all deferred tax liabilities and assets be classified as long-term on the balance sheet. This guidance is effective for fiscal years beginning after December 15, 2017, and allows for either prospective or retrospective adoption, with early adoption permitted. The Company does not anticipate a material impact to its consolidated financial statements as a result of the adoption of this guidance.

The FASB has issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s financial position and results of operations.

In March 2016, the FASB issued ASU 2016-03, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments,” which clarifies the requirements for assessing whether contingent call or put options that can accelerate the repayment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and early adoption is permitted. The Company does not anticipate a material impact to its consolidated financial statements as a result of the adoption of this guidance.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, as long as all of the amendments are adopted in the same period. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

F-12

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The effective date of ASU 2016-15 is for interim and annual reporting periods beginning after December 15, 2017. The ASU has not yet been adopted; however, it is not expected to have a material impact on our company's consolidated financial position, cash flows or results of operations.

The Company has implemented all other new accounting pronouncements that are in effect and that may impact its financial statement and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

19.	Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date on which the consolidated financial statements were issued require adjustment or disclosure in the Company's financial statements. See Note K.

(D)	Property and Equipment

Property and equipment at December 31, 2016 and 2015, and the estimated useful lives used to calculate depreciation, are as follows:

	Estimated	December 31,
	Useful Lives	2016	2015

Computers and equipment	5 years	$256,168	$207,803
Furniture and fixtures	7 years	39,007	36,555
Software	5 years	8,940	8,940
		304,115	253,298
Less: accumulated depreciation		(185,882)	(130,749)
Total property and equipment, net		$118,233	$122,549

F-13

Depreciation expense for the years ended December 31, 2016 and 2015 was $55,133 and $48,571, respectively.

(E)	Acquisition of Intangible Assets

On November 17, 2015, the Company and AllSay, Inc. (“AllSay”), closed an asset purchase and sale agreement for certain intellectual property, effective on July 1, 2015. The intellectual property constituted the primary asset of AllSay and consists of a patent pending, “Impact Based Content Targeting”; and the source code for the software of AllSay’s principal application functionality, including consumer account creation and login, content management system for news articles, and an algorithm for matching consumers to news based on their consumer profile and a series of other inputs (the “Acquired Assets”). The purchase price was fixed in the agreement at 571,875 common shares of the Company. The fair market value of the shares was determined by management to be $1.40 per share for a total purchase price of $800,764. This consideration was satisfied through the issuance of 200,000 common shares issued on November 17, 2015 and 371,975 common shares of the Company issued on January 4, 2016. The estimated fair value of the shares issued on January 4, 2016 was $520,764 and was reflected in the accompanying consolidated balance sheet at December 31, 2015 as an Other Liability. The original estimated useful life of the Acquired Assets was five years which would have resulted result in approximately $160,000 of amortization expense per year in each of the five years subsequent to December 31, 2015. During the year ended December 31, 2016, the Company recorded an impairment charge of $640,611, as the Company elected to abandon any further development or use of the Allsay intellectual property due to the significant costs involved with continued development. Amortization expense for the years ended December 31, 2016 and 2015 was $160,153 and $0, respectively.

(F)	Convertible Notes Payable

1.	7% Convertible Promissory Note

Effective June 2, 2014, the Company issued to a related party and eventual director (the “Founding Director”), for cash received, an unsecured $600,000 convertible note, bearing interest at 7% per annum, due November 2, 2015 or earlier upon the completion of a liquidation event, as defined (the “7% Convertible Promissory Note”).

On November 2, 2015, the Company had not completed a liquidation event. On November 17, 2015 the Company offered, and the Founding Director accepted, in exchange for the 7% Convertible Promissory Note and accrued interest thereon, shares of the Company’s Series A Preferred Stock in the aggregate amount of $659,500, including accrued interest from inception through November 2, 2015 of $59,500. In accordance with this exchange agreement the Company issued the Founding Director 1,319,000 shares of its Series A Preferred Stock in complete satisfaction of all of its obligations under the convertible note, together with an acknowledgement that no events of default exist or existed thereunder.

Interest expense incurred by the Company on the 7% Convertible Promissory Note was $35,221 for the year ended December 31, 2015.

2.	15% Secured Convertible Promissory Notes

The Company issued its 15% Secured Convertible Promissory Notes (the “Notes”) to several note holders and received an aggregate of $700,000 in proceeds, of which $200,000 was received in December 2014 and $500,000 was received in January and February 2015. These Notes bear interest at 15% per annum, were originally due one year after issuance and are secured by all the assets of the Company. Prior to their original one year maturity, the holders of these Notes agreed to extend their maturity dates to December 31, 2016, with all other terms and conditions remaining unchanged.

F-14

Note proceeds of $100,000 in 2014 were received from the Founding Director identified in item (F) 1 above, and have been included in Convertible Notes Payable – Related Party on the consolidated balance sheet as of December 31, 2016 and 2015. The Founding Director also personally guaranteed on behalf of the Company the $600,000 received from other parties.

Prepayments of all or any portion of the Notes are permitted at any time by the Company without premium or penalty. The Notes may be assigned by holders, but only upon the prior written consent of the Company. At any time prior to the maturity date, the outstanding principal and accrued interest may be converted at the sole discretion of the note holder into common stock (or other equity securities) of the Company as may be sold in an equity financing, on the same terms and conditions as the other purchasers of such securities, at a price equal to the lesser of: a) 80% of the price paid by other purchasers in the financing of at least $3,000,000, or b) $3.20 per share. The Company has determined that since the instrument does not permit the holder the ability to net-cash settle as a result of the lack of an active trading market for its common stock, the conversion feature embedded within the Notes should not be bifurcated and accounted for at fair value in accordance with ASC 815. The beneficial conversion feature will be accounted for, if necessary, at the time that an active trading market develops for the Company’s common stock.

In February 2016, the Company and the holders of the 15% Secured Convertible Promissory Notes entered into an amendment which stipulates that in the event the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then, within 10 business days after closing such a transaction, the Notes, plus accrued interest shall be repaid by the Company and the note holders will be issued a number of shares of restricted common stock determined by dividing the sum of the principal of their Note plus accrued interest as of the closing date of the transaction by $2.00.

In March 2016, the Company and each of the Holders of these Notes modified their conversion features as follows: (i) outstanding principal and accrued interest can be converted at the sole discretion of a note holder at a conversion price of $3.20 per share and it being further understood that the conversion price may be decreased in the event that the Company receives in excess of $3,000,000 in gross proceeds in an equity financing other than the Series A at a price per share of less than $3.20, than the note holder may convert into shares of common stock at a price equal to the lesser of 80% of the share price in the equity financing and $3.20 per share; and (ii) notwithstanding (i), in the event that the Company completes an equity financing in which the Company receives gross proceeds of at least $25,000,000, then the Note, plus accrued interest shall be repaid by the Company and the note holder will be issued a number of shares of restricted common stock equal to the principal plus accrued interest divided by $2.00.

In connection with the Notes, the Company issued common stock purchase warrants for 200,000 common shares in 2015 and 33,334 common shares in 2014. These warrants have an exercise price of $2.00 per share and are exercisable for five years from the date of issuance. The aggregate grant date fair value of these warrants of $107,933 in 2015 and $60,695 in 2014 was accounted for as a debt discount and is included in Convertible Notes Payable, net in the accompanying consolidated balance sheets in the appropriate periods. The aggregate debt discount was amortized over the life of the Notes. During the year ended December 31, 2016 and 2015, the Company amortized $20,709 and $147,421 of debt discount, respectively, which amounts were included in interest expense in the accompanying statements of operations.

Contractual interest expense on the 15% Secured Convertible Promissory Notes was $105,288 and $100,209, respectively for the years ended December 31, 2016 and 2015, respectively. The effective interest rate was approximately 15% in each year.

(G)	Other Notes Payable

1.	Related Party Advances

Effective on May 20, 2015, the Company issued to its founder, Chairman and CEO and a director a secured promissory note of $40,000 for cash received, which amount was repaid in its entirety on August 24, 2015.

F-15

2.	10% Unsecured Promissory Note

On April 5, 2016, the Company received $200,000 in proceeds from its Founding Director and issued an unsecured promissory note and is included in notes payable – related party in the accompanying consolidated balance sheets in the appropriate periods. The note bears interest at a rate of 10% per annum and was originally due upon the earlier of the receipt of proceeds of a certain $200,000 Series A subscription received on March 1, 2016 or the completion of the Company’s contemplated Regulation A+ offering of its common stock under the Securities Act of 1933. The Company retains the right to prepay all or any portion of these Notes.

In May 2016, the Founding Director agreed to extend the repayment of principal and accrued interest to the date of the first closing of the Company’s contemplated Regulation A+ offering. All other terms and conditions as in effect remain unchanged. The Company recorded $14,795 of interest expense associated with these notes during the year ended December 31, 2016.

3.	Flat Interest Loans

In October 2016, the Company received $249,980 in proceeds from the issuance of an unsecured promissory note and is included in the notes payable, net in the accompanying consolidated balance sheets in the appropriate periods. The note bears interest in the flat amount of $25,000 and was due on November 1, 2016. In December 2016, the Company received $60,000 in proceeds from the issuance of an unsecured promissory note. The note bears interest in the flat amount of $30,000 and was due on January 4, 2017. In April 2017, the maturity of both notes was extended until the Company raises $10 million in its Regulation A+ public offering.

4.	20% Unsecured Bridge Notes

During the period from June through December 2016, the Company issued $1,150,000 of unsecured Bridge Notes to accredited investors. The Bridge Notes bear interest at a rate of 1.67% per month, with a stated minimum interest amount of 5% of principal, and most are due the first business day after the Company has completed its final closing of common stock (the “Reg A+ IPO”) pursuant to Regulation A under the Securities Act of 1933 (the “Securities Act”). In the event the maturity date does not occur within one (1) year of the issuance date of the Bridge Notes, the Bridge Notes shall mature upon payee’s demand. The Company may, at any time and from time to time, without premium or penalty, prepay all or any portion of the outstanding obligations under the Bridge Note, including without limitation accrued but unpaid interest on the outstanding principal amount.

Of the $1,150,000 in proceeds, $200,000 was received from the Founding Director and $300,000 was received from an affiliate of another Director. The Bridge Note payable to the Founding Director and one other note payable for $50,000 are due the first business day after the Company has received a minimum of $4 million of proceeds in its anticipated initial public offering.

In conjunction with the issuance of the Bridge Notes, the Company immediately issued a share of common stock for each $2.00 of principal received, or an aggregate of 575,000 shares of common stock with a relative fair value of $403,247 which was recorded as a debt discount. During the year ended December 31, 2016, the Company amortized $166,474 of the debt discount as interest expense. During the year ended December 31, 2016, the Company recorded an additional $93,434 of contractual interest expense.

(H)	Stockholders’ Deficit

1.	Authorized Capital Stock

The Company was originally incorporated in the State of Oregon on April 17, 2012, with 250,000,000 common shares authorized. The Company reincorporated in the State of Delaware, and pursuant to that Amended and Restated Certificate of Incorporation dated April 24, 2015 (the “Restated Certificate”), the Company is authorized to issue 250,000,000 shares of common stock, $0.0001 par value and 10,000,000 shares of blank-check preferred stock, $0.0001 par value, all of which were designated as Series A Preferred Stock in the Restated Certificate.

F-16

On May 20, 2016, the Board of Directors approved the Second Amended and Restated Certificate of Incorporation pursuant to which the total number of shares of all classes of capital stock of the Corporation that could be issued was raised to 550,000,000, of which 500,000,000 shares shall be common stock, par value $0.0001 per share, and 50,000,000 shares shall be blank-check preferred stock, par value $0.0001 per share. Additionally, upon the effective date of the Second Amended and Restated Certificate of Incorporation, the Company affected a one-for-four reverse stock split of the Company’s outstanding common stock. All shares and per share information in these consolidated financial statements have been adjusted to reflect the reverse stock split. The Second Amended and Restated Certificate of Incorporation was approved by a majority of the Company’s shareholders on June 29, 2016 and was filed with the State of Delaware. With the effectiveness of this Second Amended and Restated Certificate of Incorporation:

(a)	Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law (“DGCL”). The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock Designation.

(b)	In addition, as part of the restatement, the Board decided to separate the information pertaining to the Series A Preferred Stock as a Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock with respect to 10 million shares of Series A Convertible Preferred (“Series A”). This separate certificate includes otherwise identical terms and conditions as had been included in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 2, 2015 as follows:

a.	General. The Board of Directors has the right, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding. Each share of Series A entitles the holder to one vote for each share held.

b.	Dividends. Holders of Series A are entitled to non-cumulative dividends, if, as and when declared by the Board of Directors, in preference to and ahead of dividends paid on common stock. Dividends or distributions may not be declared and paid on common stock (other than those payable pro rata and solely in common stock) unless at the same time the holders of Series A receive a per-share dividend or distribution (including the amount of any dividends paid pursuant to the previous sentence) equal to or greater than the per-share dividend or distribution paid on the common stock (based on the number of shares of common stock into which each outstanding share of Series A Preferred Stock could then be converted).

F-17

c.	Liquidation Preference. If there is any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, each Series A Preferred Stock holder is entitled to receive, prior and in preference to any distribution of the Company to the holders of common stock, an amount per share equal to the issue price. If funds are insufficient to pay all such holders the full amount of the issue price, all available funds shall be paid ratably among the holders of the Series A, so that each holder of Series A receives the same percentage of the issue price with respect to each share of Series A.

d.	Distribution of Remaining Assets. After payment to the holders of the Series A of the amounts set forth above, but subject to distribution of assets pursuant to the paragraph below, the remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the common stockholders in proportion to the shares of common stock then held by them.

e.	Optional Conversion. Each share of Series A shall be convertible to Common Stock at the option of its holder at any time after issuance. The conversion price per share of Series A shall be $2.00. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of the Series A Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of the securities pursuant to such offering, in which event the tendering holder(s) shall not be deemed to have converted the Series A until immediately prior to the closing of that sale of securities.

f.	Automatic Conversion on Qualified Financing. Upon the consummation of an equity financing in which the Company sells shares of capital stock with an aggregate sales price of not less than $25,000,000, each share of Series A shall automatically be converted into shares of common stock on the same terms and conditions as the investors in the qualified financing. The Conversion Price shall be $2.00 per share. As additional consideration for the conversion and the release of the Series A Preferred rights by the holder, upon the consummation of such financing, the Company shall pay the holder cash in an amount equal to the holder's original investment in the Series A.

g.	Automatic Conversion on IPO. Each share of Series A shall convert automatically immediately upon the consummation of the Company's sale of its common stock in a bona fide, firm commitment underwriting pursuant to an effective registration statement under the Securities Act of 1933, as amended, which offering results in gross proceeds to the Company of at least $10,000,000, with an initial per share offering price of at least three times the Series A issue price (as adjusted for any stock dividends, stock splits, combinations and reorganizations with respect to such shares). The conversion price shall be $2.00 per share.

h.	Automatic Conversion on Majority Conversion. Each share of Series A shall automatically convert into shares of common stock, upon the earlier of (i) the approval of the conversion of the Series A by holders of more than 50% of the shares of Series A then outstanding, or (ii) the date on which the total number of converted shares of Series A equals more than 50% of the shares of Series A then outstanding prior to such conversion. The conversion price shall be $2.00 per share.

F-18

i.	Consolidation or Merger. In case of any consolidation or merger of the Company with or into another company (other than a mere reincorporation) or the conveyance of all or substantially all of the assets of the Company to another company, each share of Series A is convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of such Series A would have been entitled upon such consolidation, merger or conveyance.

j.	Conversion Price Weighted Average Anti-Dilution Adjustment. If, after the original issue date for Series A, the Company issues additional stock without consideration or for a per share consideration less than the conversion price then in effect for Series A, the Conversion Price applicable to Series A shall be adjusted by a formula that parallels the rights and conversion price with no diminution in value to the Series A holders.

(c)	Common Stock. Holders of the Company’s common stock have voting rights equal to one vote for each share of common stock held and will participate in dividends as declared by the Board, subject to the preferences of preferred stockholders. Similarly, common stockholders share ratably in all distributions upon liquidation of the Company subject to the preferences of preferred stockholders.

2.	Equity Plans

a)	Option Plan

The Board of Directors adopted the 2012 Stock Option Plan on March 29, 2013 (the “Option Plan”). The initial maximum aggregate number of common shares reserved and available for grant and issuance pursuant to the Option Plan was 2,500,000, which was increased to 5,000,000 on June 20, 2015. The purpose of the Option Plan is to offer certain employees and consultants of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the grant of options to purchase shares of common stock. Stock options granted under the Option Plan may be Incentive Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. Only employees can receive Incentive Options. The Option Plan is administered by the Board of Directors or by a committee appointed thereby. The vesting term is determined at the time of the individual grant.

The Option Plan has a term of ten years unless sooner terminated, amended or suspended by the Board, but no action by the Board shall be made which would materially impair the rights of any optionee under any grant previously made without his or her consent. The term of each option is the term stated in the option agreement; provided, however, that the term may not be more than ten years from the date of grant. However, in the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any affiliate, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant. Options granted under the plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

F-19

b)	Warrant Plan

The Board of Directors adopted the 2012 Warrant Plan (the “Warrant Plan”) on March 29, 2013 to offer certain consultants, investors and business partners of the Company or any affiliate the opportunity to acquire a proprietary interest in the Company by the issue of warrants to purchase shares of common stock. Warrants issued under the Warrant Plan may be immediately exercisable, or may be exercisable in installments, as determined by the Board at the time of issue. The Warrant Plan has a term of ten years. Warrants issued under the Plan have a maximum term of ten years from the date of issuance. The initial maximum aggregate number of Shares reserved and available for issuance under the Plan was 750,000. The per share exercise price upon exercise of a warrant is determined by the Board, but may not be no less than 100% of the fair market value per share on the date of issuance as determined by the Board. The vesting terms of a warrant, if any, are determined by the Board.

The purchase price upon exercise of a warrant may consist entirely of (i) cash, (ii) check, (iii) other shares, subject under certain circumstances to a holding period, and having a fair market value on the date of purchase equal to the aggregate exercise price, (iv) a promissory note in form and substance acceptable to the Board, with such obligation secured by such collateral as the Board may determine, all in the sole discretion of the Board, or (v) any combination of the foregoing methods of payment. Warrants may only be exercised while the business relationship between the Company and the grantee continues and for thirty days thereafter, or for twelve months in the case of disability of the grantee. The Company may offer to buy outstanding warrants. Warrants are not transferable and unexercised warrants are returned to the Warrant Plan. Corporate misconduct by the grantee immediately voids the warrant. The warrants have anti-dilution provisions in the event of a change in capitalization. Upon notice of a corporate liquidation, unvested warrants become vested, and any outstanding buyout offers cease.

The Plan may be amended or terminated by the Board, but such action may not affect outstanding warrants unless specifically provided for in the individual grant. The Warrant Plan required and received approval by the Company’s stockholders.

F-20

c)	2016 Plan

On May 10, 2016, the Board of Directors approved the adoption of the 2016 Omnibus Incentive Plan (the “2016 Plan”) and authorized the issuance of awards for up to 3,750,000 shares of common stock. The 2016 Plan was approved by the Company’s stockholders on June 26, 2016.

Stock options granted under the 2016 Plan may be Incentive Stock Options or Non-Qualified Options, as determined by the Board at the time of grant of an option. The vesting term is determined at the time of the individual grant. Awards granted may include options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and performance compensation awards to one or more optionees. Common stock underlying awards that are forfeited, cancelled, expire unexercised, or are settled in cash shall be available again for awards under the 2016 Plan.

The 2016 Plan has a term of ten years from its effective date. In the case of an Incentive Stock Option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant and the life of the option grant shall not exceed 5 years. Options granted under the Plan may be immediately exercisable, or may be exercisable in installments, as determined at the time of grant.

Among other provisions in the 2016 Plan, if an employee’s employment with the Company terminates, but such person continues to provide services to the Company in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company.

F-21

3.	Preferred Stock Transactions

During the year ended December 31, 2016, the Company completed the following Series A Preferred Stock transactions:

•	An aggregate 1,230,000 shares of Series A were issued in connection with various subscription agreements with accredited investors for net proceeds to the Company of $615,000. In addition, the Company issued 200,000 shares of Series A in exchange for subscriptions receivable of $100,000.

•	An aggregate 255,000 shares of Series A were issued for various services with a fair value of $127,500.

•	The Company received $25,000 of the subscriptions receivable previously outstanding at December 31, 2015.

During the year ended December 31, 2015, the Company completed the following Series A Preferred Stock transactions:

a.	In July 2015, the Company received a subscription for 50,000 shares of its Series A at $0.50 per share in the amount of $25,000. This amount was recorded as a subscription receivable and accounted for as a reduction of Stockholders’ Deficit at December 31, 2015. The proceeds were received in January 2016.

b.	An aggregate 3,612,000 shares of Series A were issued in connection with various subscription agreements with accredited investors for net proceeds to the Company of $1,806,000.

c.	In the period from September 2015 through December 2015 an aggregate of 1,200,000 Series A were issued for various services at $0.50 per share in the total amount of $600,000.

d.	The Company issued 50,000 shares of Series A in partial settlement of an accrued liability in the amount of $25,000.

e.	The Company issued an aggregate 200,000 shares of its Series A to its landlord in connection with the modification of its lease agreement whereby the landlord agreed to accept shares of the Company’s Series A in lieu of cash for the lease period from May 1, 2015 through April 30, 2016. The grant date fair value of $100,000 was recorded by the Company as a prepaid expense and is being amortized to rent expense over the above term.

f.	The Company issued an aggregate of 1,319,000 shares of Series A as a result of conversions of convertible debt and accrued interest at a price of $0.50 per share in the total amount of $659,500.

F-22

4.	Common Stock Transactions

During the year ended December 31, 2016, the Company completed the following common stock transactions:

a.	The Company issued an aggregate of 575,000 shares of common stock with an aggregate relative value of $403,247 in conjunction with the issuance of bridge notes.

b.	The Company issued 371,975 shares of common stock with an aggregate value of $520,764 as the second payment installment associated with the purchase of certain intangible assets from Allsay.

During the year ended December 31, 2015, the Company completed the following common stock transactions:

a.	500,000 common shares, valued at $2,000, were cancelled as a result of abandoning a services agreement.

b.	50,000 shares of common stock with a grant date fair value of $100,000 were issued to a member of the Company’s Board of Advisors for services. The shares were fully vested on the grant date, July 8, 2015. The Company included the value in stock-based compensation in the accompanying consolidated statement of operations for the year ended December 31, 2015.

c.	The Company issued 200,000 shares of common stock with an aggregate value of $280,000 as the first payment installment associated with the purchase of certain intangible assets from Allsay.

5.	Stock Options

On October 15, 2015, the Board of Directors extended for a three-year period the expiration date of certain stock options previously granted pursuant to the 2012 Stock Option Plan outstanding on that date. All other terms and conditions remained unchanged. A total of 2,056,250 of such options were extended which included 1,756,250 issued on December 31, 2014 and prior and 300,000 were granted between January 1, 2015 and October 15, 2015. The Company recorded a charge to the consolidated statement of operations in connection with the modification during the year ended December 31, 2015 in the amount of $107,506. In addition, options to purchase 75,000 common shares at $2.00 per share were granted to employees in the six month period ended December 31, 2015.

F-23

The following table represents the Company’s stock option activity for the years ended December 31, 2016 and 2015:

			Intrinsic
	Stock Options		Value	Weighted Average Exercise Price
	Outstanding	Exercisable	All Options	Outstanding	Exercisable

Balance, January 1, 2015	2,087,500	1,460,938	$1,260,000	$1.36	$1.28
Granted	650,000			1.12	-
Exercised	-			-	-
Forfeited	(500,000)			1.92	-
Balance December 31, 2015	2,237,500	1,850,000	779,000	1.44	1.32
Granted	1,824,722			2.58	-
Exercised	-			-	-
Forfeited	(1,905,972)			2.44	-
Balance December 31, 2016	2,156,250	1,718,750	$425,000	1.54	1.42

The aggregate grant date fair value of stock options granted during the years ended December 31, 2016 and 2015 was $ 177,704 and $309,068, respectively. The weighted average remaining contractual term of options outstanding at December 31, 2016 was 2.99 years. The weighted average remaining contractual term of options exercisable at December 31, 2016 was 2.75 years.

For the years ended December 31, 2016 and 2015, stock-based compensation related to stock options totaled $159,480 and $314,113, respectively. As of December 31, 2016, total unrecognized stock option compensation expense is $53,448 which will be recognized as those options vest over a weighted average period of approximately 2.4 years. The amount of future stock option compensation expense could be affected by any future option grants or by any option holders leaving the Company before their grants are fully vested. No income tax benefits were recognized in the years ended December 31, 2016 and 2015 due to operating losses and operating loss carry-forwards available to offset income.

The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. Volatility is based on average historical volatilities for public companies in similar industries over the expected term of the options. The expected term of employee options represents the period of time that options granted are expected to be outstanding using the "plain vanilla" method. For non-employee options, the contractual term is used. The risk-free rate is for periods within the contractual life of the options and is based on the United States Treasury yield curve in effect at the time of grant. The Company recognizes forfeitures as they occur.

F-24

The Black-Scholes assumptions with respect to the valuation of stock options granted and extended are as follows:

	December 31,
	2016	2015

Term	2.50-3.75 years	0.11 - 3.68 years
Risk-free interest rate per annum	0.83%- 1.32%	0.32% - 1.12%
Volatility	34.05%	32.65% - 47.80%
Expected dividend yield	-	-

6.	Common Stock Purchase Warrants

During the year ended December 31, 2015, the Company granted 212,500 warrants to members of its Board of Advisors and Directors for past services performed and 187,500 warrants for legal and other services performed. The warrants were fully vested on the grant date and had a grant date fair value of $168,402.

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2016 and 2015:

			Weighted Average
	Warrants		Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable

Balance, January 1, 2015	$522,083	$522,083	$1.84	$1.84
Granted	600,000	600,000	2.00	2.00
Exercised	-	-	-	-
Forfeited/expired	(175,000)	(175,000)	1.56	1.56
Balance, December 31, 2015	947,083	947,083	2.00	2.00
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited/expired	(200,000)	(200,000)	2.00	2.00
Balance, December 31, 2016	747,083	747,083	1.58	1.58

F-25

The weighted average remaining contractual life of warrants outstanding and exercisable at December 31, 2016 was 3.31 years.

The Company recorded stock-based compensation related to warrant grants of $0 and $171,520, respectively, during the years ended December 31, 2016 and 2015.

The fair value of each warrant grant is estimated at the date of grant using the Black-Scholes option pricing model. Volatility is based on average historical volatilities for public companies in similar industries over the expected term of the options. The contractual term is used for the life of each warrant. The risk-free rate is for periods within the contractual life of the warrants and is based on the United States Treasury yield curve in effect at the time of grant.

The Black-Scholes assumptions with respect to the valuation of warrants granted are as follows:

December 31,
	2016	2015

Term	N/A	5 years
Risk-free interest rate per annum	N/A	0.34%-1.71%
Volatility	N/A	38.6%-39.4%
Expected dividend yield	N/A	-

(I)	Income Taxes

The income tax provision (benefit) consists of the following:

	For the Years Ended
	December 31,
	2016	2015
Federal:
Current	$-	$-
Deferred	(1,527,886)	(1,170,299)

State and Local:
Current	-	-
Deferred	(197,726)	(149,936)
	(1,725,612)	(1,320,235)
Change in valuation allowance	1,725,612	1,320,235
Income tax provision (benefit)	$-	$-

F-26

The tax effects of temporary differences that give rise to deferred tax assets are as follows:

	For the Years Ended December 31,
	2016	2015
Net operating loss carry forwards	$3,492,179	$1,779,190
Stock-based compensation	3,989,248	3,922,930
Intangible assets	286,994	-
Accrued expenses and other	128,679	469,368
Gross deferred tax assets	7,897,100	6,171,488
Less: Valuation allowance	(7,897,100)	(6,171,488)
Deferred tax asset, net of valuation allowance	$-	$-

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

	For The Years Ended
	December 31,
	2016	2015

U.S. statutory federal rate	(34.00)%	(34.00)%
Oregon state income tax, net of federal benefit	(6.15)%	(4.40)%
Permanent differences	3.07%	1.40%
Prior period true-up	0.41%	0.00%
Change in valuation allowance	36.67%	37.00%
Effective tax rate	0.00%	0.00%

For the years ended December 31, 2016 and 2015, the valuation allowance increased by approximately $1,725,612 and $1,320,235, respectively.

The Company files income tax returns in the United States federal jurisdiction, and an Oregon Corporation Excise tax return. The income tax returns filed by the Company for 2013 and later are subject to examination by the applicable taxing authorities.

The Company has available at December 31, 2016 and 2015, aggregate net operating loss carryforwards of approximately $8,800,000 and $4,600,000, respectively. Such losses may be applied against future taxable income and expire in the period 2032 through 2036.

F-27

(J)	Commitments and Contingencies

The net operating loss carryovers may be subject to annual limitations under Internal Revenue Code Section 382, and similar state provisions, should there be a greater than 50% ownership change as determined under the applicable income tax regulations. The amount of the limitation would be determined based on the value of the company immediately prior to the ownership change and subsequent ownership changes could further impact the amount of the annual limitation. An ownership change pursuant to Section 382 may have occurred in the past or could happen in the future, such that the NOLs available for utilization could be significantly limited. The Company will perform a Section 382 analysis in the future.

1.	Legal Matters

In the normal course of business the Company may be involved in certain legal proceedings, claims and assessments arising in the ordinary course of business.

In June 2012, the Company entered into a Registration and Share Purchase Agreement (the “Agreement”) with a business development company (“BDC”) whereby the BDC was obligated to assist the Company with the completion and filing of a registration statement with the Securities and Exchange Commission. The BDC was to receive 2,000,000 shares of the Company in consideration for the services to be provided, which included the cost of all the legal, accounting and other costs associated with such process. The Company believes that the BDC failed to fulfill its obligations under the agreement, despite numerous efforts by the Company to obtain their performance. On April 17, 2015, the Company notified the BDC that as a result of its failure of performance, it had no entitlement to any shares and no stock certificates were issued.  On or about March 31, 2017, the BDC filed a complaint in a Minnesota district court alleging that the Company had breached the Agreement by not providing certain key documents to the BDC, so the BDC was unable to fulfill its obligations.  The BDC is seeking damages in an amount over $50,000 and a determination of the status and value of its stock ownership in the Company.  The Company sees no merit in the claims asserted and intends to vehemently defend against the allegations made in the complaint.  The Company does not believe an accrual for a loss associated with this matter is necessary at this time.

On or about March 21, 2017, an individual plaintiff filed a complaint in an Oregon state court against the Company and certain of its officers and directors alleging fraud in connection with a promissory note issued on or around June 29, 2016, seeking a return of $400,000 in funds advanced to the Company and interest under such promissory note despite the fact that the note has not yet reached maturity. The Company, as well as, the named officers and directors, see no merit in the claims asserted and intend to vehemently defend against the allegations made in the complaint.

2.	Minimum Lease Commitments

On January 1, 2013, the Company entered into an operating lease for office space and light warehouse and video production facilities in Portland, Oregon. As amended, the lease had a term of forty months through April 30, 2016. For the calendar year 2013, base monthly rent was $6,222, with rent abated for the first three months of the lease term. Effective January 1, 2014, minimum base rent was increased to $8,571. The lease is designated as a modified net lease under which the Company is required to pay its proportionate share of increases in real estate taxes, cost of living indexes and building operating expenses measured against applicable base years as defined.

In May 2015, the Company and the landlord modified the terms of the lease agreement, whereby the Company agreed to issue an aggregate 200,000 shares of its Series A in lieu of cash for the lease period from May 1, 2015 through April 30, 2016. The grant date fair value of the shares issued was $100,000.

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The Company extended this lease on a month-to-month basis effective May 1, 2016 at monthly rental payments of $11,500 plus its pro-rata share of the expenses of the building directors, see no merit in the claims asserted and intend to vehemently defend against the allegations made in the complaint.

3.	Best Efforts Regulation A+ Offering

The Company has signed an Underwriting Agreement (“UA”) dated July 11, 2016 with W.R. Hambrecht + Co., LLC (“Hambrecht”) to act as its underwriter to issue and sell a minimum of 200,000 and up to a maximum of 10,000,000 shares of its common stock to investors in an initial public offering pursuant to a Tier Two Regulation A+ offering on a best efforts basis only. Minimum gross proceeds of $1 million must be raised by October 9, 2016 or, by its terms, the offering will terminate. The offering may be extended upon agreement with the underwriter and upon completion of certain filings with and approval from the Securities and Exchange Commission. There can be no assurance provided by the Company that it will be successful in receiving proceeds in such an offering.

The UA is to remain in effect for one year, unless terminated earlier under certain circumstances. The underwriter shall act on a “best efforts” basis and serve as the lead placement agent on the offering. For the advisory portion of its services the underwriter was paid $10,000 per month through December 31, 2015 for a total of $50,000 in advisory fees. This amount will be offset against any commissions earned by Hambrecht under the UA. The UA provides for an underwriting fee of 5% of the gross proceeds and five-year warrants to purchase common shares equal to 5% of the total number of shares offered in the final offering statement with an exercise price at a fifteen percent premium to the offering price. The Company is responsible for all fees associated with the offering without exception, except for legal fees related to the qualification of the securities offered under state securities laws and FINRA clearance, which separate fees shall not exceed $30,000. The Company is required to reimburse the underwriter, on request, for any fees paid on its behalf whether or not the offering is consummated.

The UA was terminated on August 1, 2016, and no advisory and underwriting fees were paid in the fiscal year ended December 31, 2016.

4.	Proposed Public Offering – Letter of Intent - Philippines

The Company has signed a letter of intent (“LOI”), dated May 4, 2016, with an investment bank in the Philippines to act as lead underwriter for the Company’s planned public offering of its common shares in the Philippines and listing on the Philippines Stock Exchange. There can be no assurance that the Company will be successful in completing such an offering and listing.

The LOI expired on August 1, 2016, but was subsequently extended until December 31, 2016. The LOI may be cancelled on 30 days’ advance notice by either party. The underwriter shall act on a “best efforts” basis and serve as the exclusive placement agent on the Philippine Stock Exchange (“PSE”). The LOI requires the execution of a definitive underwriting agreement within 14 days of the receipt of all approvals, including without limitation of the PSE and the Philippines SEC, provides for an underwriting fee of 5% of the funds raised by the Philippines underwriter and five-year warrants to purchase common shares equal to 5% of the total number of shares sold and registered on the PSE. The Company intends to raise an aggregate amount in the Philippines public offering and the offering described in Note H.1 herein that does not exceed $50 million. The Company is responsible for regulatory, legal, accounting and audit fees and other out-of-pocket expenses of the Philippines public offering. The Company is required to reimburse the Philippines underwriter, on request, for any fees paid on its behalf whether or not the offering is consummated. Investors in the Philippines or elsewhere who receive general solicitation not targeted at the Philippines and who invest other that through the Philippines underwriter will not be part of the Philippines public offering.

The LOI expired on December 31, 2016.

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5.	Executive Employment Agreements

The Board of Directors approved and the Company has entered into the following executive employment agreements:

The Company entered into an executive employment agreement with its Chief Executive Officer and Chairman, Mr. Stanley W. Fields (the “CEO”). Mr. Fields had previously been serving in that capacity and as a director of the Company. The term of the agreement expires on April 30, 2017, after which Mr. Fields will continue as the CEO until the agreement is renewed at the next meeting of the Board of Directors. The annual compensation in connection with the agreement with the CEO shall be at the rate of $200,000 per annum and will be reviewed upon the Company completing a sale of its common stock of $5,000,000 or more. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Reg A+ transaction and listing on the NASDAQ Capital Markets.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the CEO equal to the greater of: (i) the CEO’s total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the CEO in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the CEO that remain subject to vesting shall become fully vested.

In the event of termination by CEO for Good Reason, as defined in the agreement, the CEO is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding paragraph shall be four months.

If this agreement is terminated by CEO other than for Good Reason or if this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the CEO, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the CEO shall forever cease to vest as of the termination date.

During the term of the agreement and for 18 months after termination for whatever reason, the CEO is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In May 2016, the Company entered into an employment agreement with Mr. Geoff Campbell as its President (the “President”). The term of the agreement with the President expires on April 30, 2017. Annual compensation shall be at the rate of $175,000 per annum and will be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and shall be adjusted to remain consistent with other corporate executives. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Regulation A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the President equal to the greater of: (i) the President’s total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the President in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the President that remain subject to vesting shall become fully vested. In the event of termination by President for Good Reason, as defined in the agreement, the President is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding paragraph shall be four months.

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If this agreement is terminated by President other than for Good Reason or if this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the President, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the President shall forever cease to vest as of the termination date. The President would have the right to exercise options vested as of the termination date for 90 days thereafter.

During the term of the agreement and for 18 months after termination for whatever reason, the President is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

In addition, on May 10, 2016, the President was granted 963,932, options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. The options expired unexercised as of December 31, 2016.

Mr. Campbell resigned effective September 23, 2016 and Mr. Fields assumed his responsibilities.

In May 2016, the Company entered into an employment agreement with Mr. Myron Landin as its Chief Financial Officer (the “CFO”). The term of the agreement with the CFO expires on November 1, 2016. Annual compensation shall be at the rate of $120,000 per annum and will be reviewed upon the Company completing a sale of its common stock exceeding $5,000,000, and shall be adjusted to remain consistent with other corporate executives. Base compensation shall be adjusted further to remain consistent with other executives upon the closing of the contemplated Regulation A+ transaction and listing on the NASDAQ Capital Markets Exchange.

Upon termination by the Company as a result of a Change in Control, then (a) the Company shall pay severance to the CFO equal to the greater of: (i) the CFO’s total base salary for the term of this Agreement less all base salary previously paid to Executive pursuant to this agreement by the Company; or (ii) 12 months of base salary, in a lump sum to be paid upon the occurrence of a Change of Control, subject to the terms and conditions of the agreement; (b) make a payment to reimburse the CFO in an amount equal to all federal, state, local or foreign taxes incurred as a result of such severance payment, as defined; and (c) all stock options and other equity incentives held by the CFO that remain subject to vesting shall become fully vested. In the event of termination by CFO for Good Reason, as defined in the agreement, the CFO is entitled to the same severance as in the event of a Change in Control, except that the amount of salary specified in the preceding section 6.c.(a)(ii) shall be four months.

If this agreement is terminated by the Company for Cause: (i) the Company shall be relieved of its obligation to provide any compensation of any kind to the CFO, other than earned but unpaid compensation to the date of termination; and (ii) the vesting of stock options or other equity incentives held by the CFO shall forever cease to vest as of the termination date. The CFO would have the right to exercise options vested as of the termination date for 90 days thereafter.

Notwithstanding the foregoing, either party may terminate the agreement on 60 days advance notice. Following the 60 day notice period, all compensation owed to CFO shall cease except that if CFO’s last day of employment is after the 15th day of any month, CFO’s compensation will continue through the end of that month.

During the term of the agreement and for 18 months after termination for whatever reason, the CFO is subject to certain restrictive covenants, including noncompetition with any other news organization and non-solicitation of any business, client or representative (as defined in the agreement) of the Company.

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In addition, on May 10, 2016, the CFO was granted 360,791 options under the Company’s 2016 Plan to acquire an equal number of common shares at $2.80 per share. Of the total options granted, 210,462 were vested and exercisable at the date of grant and the remainder vest and become exercisable at the rate of 25,055 per month commencing June 1, 2016 until fully vested on November 1, 2016. The options expire October 31, 2020 unless the CFO is terminated for Cause. The options expired unexercised as of December 31, 2016.

Mr. Landin’s employment agreement terminated on November 1, 2016 and Mr. Fields became the Company’s principal financial officer.

6.	Regulatory Filings

The Company may be delinquent in filing certain of its Forms W-2’s and/or 1099’s. Should the Company determine these forms were required to be filed, it may incur late filing penalties.

7.	Other Matters

During the year ended December 31, 2013, the Company entered into a Settlement Agreement and General Release of All Claims with a former employee. In connection with the settlement, the Company agreed to (a) issue the former employee options to purchase 50,000 shares of common stock and (b) pay the former employee an aggregate $110,000 upon the completion of specific capital raising targets. The $110,000 is included in accrued expenses on the accompanying consolidated balance sheets as of December 31, 2016 and 2015.

(K)	Subsequent Events

In January 2017, the Company issued 100,000 common shares to the Company’s landlord in consideration of a partial abatement of rent.

During January 2017, the Company issued an additional $200,000 of unsecured Bridge Notes to accredited investors. In conjunction with the issuance of the Bridge Notes, the Company immediately issued 100,000 shares of common stock with a relative fair value of $35,065, which was recorded as a debt discount.

On February 17, 2017, the Company issued, for cash received, a $50,000 unsecured promissory note bearing interest at a rate of 1.667% per month, with minimum interest of $2,500. The note matures upon the Company raising a minimum of $4 million in its Regulation A+ public offering. If the maturity date doesn’t occur within one year of the issuance of this note, the note shall mature upon payee’s demand. The Company issued 25,000 shares of common stock to the note holder as additional consideration.

On March 6, 2017, the Company issued to the Founding Director, for cash received, a $1,150,000 March 2017 Note, bearing interest at a rate of 1.0% per month, due the first business day after the Company has received $8 million in this offering. In the event that the Company does not raise $8 million in this offering by March 6, 2018, the March 2017 Note will be due on demand. Upon maturity and repayment of the March 2017 Note, the Company will pay to the Founding Director all principal plus interest on the March 2017 Note. In connection with its receipt of proceeds from the March 2017 Note, the Company issued to the Founding Director 250,000 shares of Common Stock.

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PART III—EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
2.1	Second Amended and Restated Certificate of Incorporation*
2.2	Amended and Restated Bylaws*
2.3 2.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock* Certificate of Amendment of Certificate of Incorporation
4.1	Form of Subscription Agreement
6.1	2012 Stock Option Plan*
6.2	2012 Warrant Plan*
6.3	Form of 15% Secured Convertible Promissory Notes, as amended*
6.4	Executive Employment Agreement, executed May 25, 2016, between the Company and Stanley W. Fields*
6.5	Executive Employment Agreement, executed May 25, 2016, between the Company and Geoff Campbell*
6.6	Memorandum of Asset Purchase and Sale Agreement, dated November 17, 2015, by and between United News International, Inc. and AllSay, Inc., as amended*
6.7	2016 Omnibus Incentive Plan*
6.8	Form of June 2016 Unsecured Promissory Notes*
6.9	Form of Unsecured Promissory Note under Bridge Financing*
11.1	Consent of Marcum LLP
12.1	Opinion of KHLK LLP
13.1	“Testing the Waters” Materials

* Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 12, 2017.

UNITED NEWS INTERNATIONAL, INC.

By:	/s/ Stanley W. Fields
Name: Stanley W. Fields
Title: Chief Executive Officer and Chief Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stanley W. Fields	Dated: May 12, 2017
Name: Stanley W. Fields
Title: Chief Executive Officer and Chief Financial Officer and Director

/s/ Colt Melby	Dated: May 12, 2017
Name: Colt Melby
Title: Director

/s/ Kurt Thomet	Dated: May 12, 2017
Name: Kurt Thomet
Title: Director